                                                       REGISTRATION NO. 33-51461

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             SOUTHERN UNION COMPANY
             (Exact name of Registrant as specified in its charter)

           DELAWARE                     75-0571592
(State or other jurisdiction of      (I.R.S. Employer
incorporation or organization)    Identification Number)

                        504 Lavaca Street, Eighth Floor
                              Austin, Texas 78701
                                 (512) 477-5981
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------


                             Dennis K. Morgan, Esq.
                       Vice President-Legal and Secretary
                             SOUTHERN UNION COMPANY
                        504 Lavaca Street, Eighth Floor
                              Austin, Texas 78701
                                 (512) 477-5981
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                           --------------------------

                                 With copy to:
                           Stephen A. Bouchard, Esq.
                              Fleischman and Walsh
                     1400 Sixteenth Street, N.W., Suite 600
                             Washington, D.C. 20036
                                 (202) 939-7911
                           --------------------------

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:
   From time to time after the effective date of this Registration Statement.
                           --------------------------

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

                        CALCULATION OF REGISTRATION FEE

                                                    PROPOSED MAXIMUM    PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF          AMOUNT TO         OFFERING PRICE        AGGREGATE          AMOUNT OF
 SECURITIES TO BE REGISTERED     BE REGISTERED          PER UNIT         OFFERING PRICE    REGISTRATION FEE
Senior Debt Securities.......   $475,000,000(a)         100%(b)         $475,000,000(b)      $163,793(c)

(a) Or in the event of the issuance of original issue discount securities, such higher principal amount as may be sold for an initial public offering price of up to $475,000,000.
(b) Estimated solely for the purpose of calculating the Registration Fee.
(c) Previously paid.

                           --------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.


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
INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION


                  PRELIMINARY PROSPECTUS DATED JANUARY 7, 1994


PROSPECTUS

                             SOUTHERN UNION COMPANY

[LOGO]

                             SENIOR DEBT SECURITIES


                                ----------------


    Southern Union Company ("Southern Union" and, together with its subsidiaries, the "Company") will offer from time to time its unsecured senior debt securities (the "Senior Debt Securities") at an aggregate initial offering price of up to $475,000,000 on terms to be determined at the time of sale. The specific designation, aggregate principal amount, maturity, rate and time of payment of any interest, purchase price, any terms relating to mandatory or optional redemption (including any sinking fund), any modification of the covenants and any other specific terms in connection with the sale of the Senior Debt Securities in respect of which this Prospectus is being delivered are set forth in an accompanying Prospectus Supplement. The Prospectus Supplement also includes information concerning any listing of the Senior Debt Securities on a stock exchange.



    The Senior Debt Securities may be offered directly, through agents designated from time to time, through dealers or through underwriters that may include Merrill Lynch, Pierce, Fenner & Smith Incorporated and Smith Barney
Shearson   Inc.  See  "Plan  of  Distribution."  Any  such  agents,  dealers  or underwriters are set forth in the accompanying Prospectus Supplement. If an agent of the company or a dealer or underwriter is involved in the offering of the Senior Debt Securities, the agent's commission, dealer's purchase price, underwriter's discount and net proceeds to the Company will be set forth in the Prospectus Supplement. Any agents, dealers or underwriters participating in the offering may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended.


                            ------------------------

THESE SECURITIES  HAVE  NOT  BEEN  APPROVED OR  DISAPPROVED  BY  THE  SECURITIES
 AND   EXCHANGE  COMMISSION  OR  ANY   STATE  SECURITIES  COMMISSION,  NOR  HAS
  THE  SECURITIES   AND   EXCHANGE   COMMISSION  OR   ANY   STATE   SECURITIES
   COMMISSION    PASSED   UPON    THE   ACCURACY   OR    ADEQUACY   OF   THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                The date of this Prospectus is January __, 1994.

    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR IN AN APPLICABLE PROSPECTUS
SUPPLEMENT IN CONNECTION WITH ANY OFFER MADE BY THIS PROSPECTUS AND SUCH PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER, DEALER OR AGENT. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES TO WHICH IT RELATES, OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL.


                             AVAILABLE INFORMATION


    This Prospectus constitutes a part of a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information included in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Reference is made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Senior Debt Securities offered hereby.


    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration Statement and amendments thereof, and the exhibits thereto, reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's New York Regional Office, 7 World Trade Center, 13th Floor, Room 1400, New York, New York 10048, and its Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. In addition such materials may be inspected and copied at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents have been filed by the Company with the Commission (File No. 1-6407) pursuant to the 1934 Act and are incorporated by reference and made a part of this Prospectus.

    (1) The Company's Annual Report on Form 10-K for the year ended December 31, 1992 (the "1992 Form 10-K");

    (2) The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1993 (the "First Quarter Form 10-Q"), June 30, 1993 (the "Second Quarter Form 10-Q") and September 30, 1993 (the "Third Quarter Form 10-Q"); and


    (3) The Company's Current Reports on Form 8-K dated April 15, 1993, July 12, 1993, October 13, 1993 and January 3, 1994.

    All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act on or after the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein or contained in this Prospectus shall be deemed to be supplemented, modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein supplements, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus.


    The Company will provide without charge to each person to whom this Prospectus is delivered, on written or oral request of such person, a copy (without exhibits) of any and all documents incorporated herein by reference. Requests for such copies should be directed to Dennis K. Morgan, Vice President-Legal and Secretary, Southern Union Company, 504 Lavaca Street, Eighth Floor, Austin, Texas 78701 (telephone number (512) 479-5981).

                                  THE COMPANY

    Southern Union Company ("Southern Union" and, together with its subsidiaries, the "Company") is primarily engaged in various aspects of the natural gas business. The Company's principal line of business is the distribution of natural gas as a public utility through Southern Union Gas Company ("Southern Union Gas"), a division of the Company. Southern Union Gas, which accounts for approximately 88% of the Company's total revenues, serves approximately 475,000 residential, commercial, industrial, agricultural and other customers in the States of Texas (including the cities of Austin, Brownsville, El Paso, Galveston and Port Arthur) and Oklahoma. See "Business -- Southern Union Gas." The Company's subsidiaries, which have been established to support and expand natural gas sales and to capitalize on the Company's gas energy expertise, market natural gas to end-users, sell natural gas as a vehicular fuel, convert vehicles to operate on natural gas, operate intrastate and interstate natural gas pipeline systems, and sell commercial gas air conditioning and other gas-fired engine-driven applications. See "Business -- Other Company Operations." By providing "one-stop shopping," the Company can serve its various customers' particular energy needs, which encompass substantially all of the natural gas distribution and sales businesses from regulated and unregulated natural gas sales to specialized energy consulting services.

    The Company is a sales and market-driven energy company whose management is committed to achieving profitable growth of its natural gas energy businesses in an increasingly competitive business environment. Management's strategies for achieving these objectives principally consist of: (i) promoting new sales opportunities and markets for natural gas; (ii) enhancing financial and operating performance; and (iii) expanding the Company through developing existing natural gas distribution systems and selectively acquiring additional natural gas distribution systems. Management developed and continually evaluates these strategies and their implementation by analyzing the energy industry, technological advances, market opportunities and general business trends. Each of these strategies, as implemented throughout the Company's businesses, reflects the Company's commitment to its core natural gas utility business. Central to all of the Company's businesses and strategies is the sale and transportation of natural gas. See "Business -- Business Strategy."

    Consistent  with this  strategy, the  Company has  actively pursued selected
acquisitions  in  the  natural   gas  distribution,  transportation  and   sales
industries where management believes there are opportunities to promote new sales of, and markets for, natural gas and/or synergies that permit enhanced financial and operating performance. Since 1990, Southern Union has acquired seven gas distribution systems in Texas. Collectively, these systems have added
nearly   115,000  of   Southern  Union   Gas'  present   customers  representing
approximately $47,700,000 of annual sales revenue to the Company. See  "Business
- -- Business Strategy" and "Acquisitions, Divestiture and Merger" in the Notes to the Company's Consolidated Financial Statements included in the 1992 Form 10-K that is incorporated by reference into this Prospectus. Southern Union's most recent acquisition was on September 30, 1993 when it acquired Rio Grande Valley Gas Company, a subsidiary of Valero Energy Corporation ("Rio Grande"), for approximately $31,050,000 (the "Rio Grande Acquisition"). See the Third Quarter Form 10-Q that is incorporated by reference into this Prospectus. The Company has also agreed to an acquisition that will add approximately 460,000 customers in western Missouri. See "The Missouri Acquisition."

    Southern Union was incorporated under the laws of the State of Delaware in 1932. The Company's corporate headquarters are located at 504 Lavaca Street, Eighth Floor, Austin, Texas 78701. The Company's telephone number is (512) 477-5981.

                            THE MISSOURI ACQUISITION

    On July 9, 1993, Southern Union entered into an Agreement for the Purchase of Assets (the "Missouri Asset Purchase Agreement") with Western Resources, Inc. ("Western Resources"), pursuant to which Southern Union has agreed to purchase from Western Resources certain Missouri natural gas operations (the "Missouri Acquisition"). These operations serve approximately 460,000 customers in western Missouri, including the cities of Kansas City, St. Joseph and Joplin, Missouri (the "Missouri Business"). See "Business -- Missouri Business." If the Missouri Acquisition occurs, the Company will nearly double the number of customers served by its natural gas distribution systems and become one of the top 15 gas utilities in the United States, as measured by number of customers. In addition, the Missouri Acquisition will lessen the sensitivity of the Company's operations to weather risk and local economic conditions by diversifying operations into different geographic areas. The incurrence of additional debt and issuance of new equity in connection with the Missouri Acquisition will significantly change the Company's capital structure. See "Capitalization," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Capital Needs and Resources" and "Unaudited Pro Forma Combined Condensed Financial Information." Southern Union intends to operate the Missouri Business as "Missouri Gas Energy," a separate division of Southern Union to be headquartered in Kansas City, Missouri.


    On December 29, 1993 the Missouri Public Service Commission (the "MPSC") issued all MPSC approvals necessary to consummate the Missouri Acquisition, which approvals will become effective January 9, 1994. The MPSC's order is subject to the terms of a stipulation and settlement agreement (the "MPSC Stipulation") among Southern Union, Western Resources, the MPSC staff and all intervenors in the MPSC proceeding. Among other things, the MPSC Stipulation:
(i) requires the Company to attain, within three years of the closing of the Missouri Acquisition, a total debt to total capital ratio that does not exceed Standard and Poor's Corporation's Utility Financial Benchmark ratio for the lowest investment grade investor-owned natural gas distribution company (which, at this time, would be approximately 58%) or it will not be able to implement any general rate increase with respect to the Missouri Business; (ii) prohibits Southern Union from implementing a general rate increase in Missouri for at least three years except in certain unusual events; (iii) requires Western Resources to contribute an additional $9,000,000 to the Missouri Business' employees' qualified defined benefit plans to be transferred to the Company; and
(iv) requires the Company to contribute, beginning in 1994, an additional $3,000,000 to the Missouri Business' employees' qualified defined benefit plans. See the Company's Current Report on Form 8-K dated January 3, 1994, that is incorporated by reference into this Prospectus.



    In addition, Southern Union successfully consummated a rights offering to its existing stockholders to subscribe for and purchase 2,000,000 shares of Southern Union common stock, par value $1.00 per share ("Common Stock"), at $25.00 per share for aggregate proceeds of $50,000,000 (the "Rights Offering"). The proceeds from the Rights Offering, together with proceeds from the sale of Senior Debt Securities, will be used to fund the Missouri Acquisition.

    The following summary does not purport to be complete and is qualified in its entirety by reference to the Missouri Asset Purchase Agreement and related agreements described below that are exhibits thereto, copies of which are attached as Exhibit 10.1 to the Company's Current Report on Form 8-K, dated July 12, 1993, that is incorporated by reference into this Prospectus.

    PURCHASE PRICE. The purchase price payable by Southern Union to Western Resources for the Missouri Acquisition is $327,940,000 in cash, to be adjusted as of the closing date to reflect permitted capital expenditures and depreciation relating to the Missouri Business since March 31, 1993 and accounts receivable net of accounts payable as of closing. At the closing, Southern Union will pay Western Resources an estimate of this purchase price subject to a final determination of the purchase price and all adjustments within 120 days after the closing. Southern Union presently expects the Missouri Acquisition to close during the first quarter of 1994 and the aggregate purchase price to be approximately $360,000,000.

    LIABILITIES ASSUMED. Southern Union has agreed to assume certain liabilities of Western Resources with respect to the assets being acquired, including liabilities arising from certain specified contracts to be assigned to Southern Union at closing, including gas supply and transportation contracts, office equipment leases and real estate leases, liabilities arising from certain contracts entered into by Western Resources in the ordinary course of business, certain liabilities that have arisen or may arise from the operation of the Missouri Business, and liabilities for certain accounts payable of Western Resources pertaining to the Missouri Business.


    ENVIRONMENTAL. Southern Union and Western Resources have agreed to enter into an Environmental Liability Agreement at the closing of the Missouri Acquisition. Subject to the accuracy of certain representations made by Western Resources in the Missouri Asset Purchase Agreement, the agreement will provide for a tiered approach to the allocation of substantially all liabilities under environmental laws that may exist or arise with respect to the Missouri Business and the assets Southern Union acquires in the Missouri Acquisition. The agreement contemplates Southern Union first seeking reimbursement from other potentially responsible parties, or recovery of such costs under insurance or through rates charged to customers. To the extent certain environmental liabilities are discovered by Southern Union prior to July 9, 1995, and are not so reimbursed or recovered, Southern Union will be responsible for the first $3,000,000, if any, of out of pocket costs and expenses incurred to respond to and remediate any such environmental claim. Thereafter, Western Resources would share one-half of the next $15,000,000 of any such costs and expenses, and Southern Union would be solely liable for any such costs and expenses in excess of $18,000,000. The Company believes that it will be able to obtain substantial if not complete reimbursement or recovery for any such environmental liabilities from other potentially responsible third parties, under insurance or rates charged to customers. See "Business -- Missouri Business -- Environmental."

    EMPLOYEES. Southern Union has agreed, pursuant to the terms of an Employee Agreement with Western Resources entered into on July 9, 1993, to employ after the closing of the Missouri Acquisition certain employees of Western Resources involved in the operation of the Missouri Business ("Continuing Employees"). Under the terms of the Employee Agreement, the assets and liabilities attributable to Continuing Employees, and to retired employees who were necessary to the operation of the Missouri Business ("Retired Employees"), under Western Resources' qualified defined benefit plans, are to be transferred to a qualified defined benefit plan of Southern Union that will provide benefits to Continuing Employees and Retired Employees substantially similar to those provided for under Western Resources' defined benefit plans. Southern Union has also agreed to establish or maintain a defined contribution plan in which Continuing Employees covered by Western Resources' defined contribution plan will be eligible to participate, and to provide Continuing Employees with certain welfare, separation and other benefits and arrangements. See "Business
- -- Missouri Business -- Employees."


    CONDITIONS TO CLOSING. The Missouri Acquisition is subject to the satisfaction of certain conditions to closing. The Federal Energy Regulatory Commission ("FERC") must approve the Missouri Acquisition with respect to the transportation of de minimis volumes of gas between Western Resources' Kansas operations and the Missouri Business. In addition, Southern Union's ability to consummate the Missouri Acquisition is dependent upon the receipt of proceeds from the sale of Senior Debt Securities. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Future Capital Needs and Resources."


    There can be no assurance that all of the conditions to the closing of the Missouri Acquisition that are contained in the Missouri Asset Purchase Agreement will be satisfied or waived, or that, if all such conditions are satisfied or waived, the Missouri Acquisition will occur.

    SOUTHERN UNION FINANCING MATTERS. Southern Union represented in the Missouri Asset Purchase Agreement that, as of closing, it will have available sufficient funds with which to pay the adjusted purchase price and the other costs and expenses of the transactions contemplated by the Missouri Asset Purchase Agreement. Southern Union has agreed, subject to certain conditions, to pay

Western Resources $12,000,000 in cash if the Missouri Asset Purchase Agreement is terminated (i) by Western Resources due to the inability of Southern Union to obtain funds sufficient to pay the adjusted purchase price available to it on the date of closing or (ii) by Southern Union if it fails to satisfy or agree to comply with a condition or provision contained in a final order by the MPSC that pertains either to the nature of Southern Union's financing for the Missouri Acquisition or the Company's capital structure that would result from the Missouri Acquisition.

    TERMINATION PROVISIONS. The Missouri Asset Purchase Agreement also may be terminated: (i) by either party if all conditions to such party's obligation to consummate the transactions contemplated by the Missouri Asset Purchase Agreement are not satisfied by July 9, 1994, unless due to the failure of such party to comply fully with its obligations under the Missouri Asset Purchase Agreement; (ii) by either party if a final order or injunction of a governmental authority has been issued restraining or prohibiting consummation of the transactions contemplated by the Missouri Asset Purchase Agreement or any material part thereof; (iii) by either party following a material breach by the other party of any representation, warranty, covenant or agreement of such other party, and such other party's failure to cure the same within 30 days of notice thereof; or (iv) by the mutual consent of both parties.

                                USE OF PROCEEDS


    The net proceeds from the sale of the Senior Debt Securities of any series will be specified in the Prospectus Supplement applicable to such series and are expected to be used to fund the Missouri Acquisition, refinance certain of the Company's existing debt or provide working capital for the Company's operations. See "The Missouri Acquisition."


                       RATIO OF EARNINGS TO FIXED CHARGES


    The following table sets forth the ratio of earnings to fixed charges for the Company for each of the five years in the period ended December 31, 1992 and for the nine and twelve months ended September 30, 1993 on an historical basis, and for the year ended December 31, 1992 and the nine and twelve months ended September 30, 1993 on a pro forma basis. For the purpose of calculating such ratio, "earnings" consist of income from continuing operations before income taxes and fixed charges. "Fixed charges" consist of interest, amortization of debt issue costs and the portion of rentals for real and personal properties in an amount deemed to be representative of the interest factor.

                                                                                                               PRO FORMA(A)
                                                                                                      ------------------------------
                                                                         NINE MONTHS   TWELVE MONTHS                   NINE MONTHS
                        YEAR ENDED DECEMBER 31,                             ENDED          ENDED        YEAR ENDED        ENDED
  --------------------------------------------------------------------  SEPTEMBER 30,  SEPTEMBER 30,   DECEMBER 31,   SEPTEMBER 30,
    1988(B)         1989          1990          1991          1992          1993           1993            1992            1993
  ------------     -----         -----         -----         -----      -------------  -------------  --------------  --------------
          --           1.16          1.11           1.84          1.80        1.44            1.78           1.07            1.04


                TWELVE MONTHS
                    ENDED
  ------------  SEPTEMBER 30,
    1988(B)          1993
  ------------  --------------
          --            1.29

- ------------------------------
(a) As adjusted to give effect to the increased interest expense related to the issuance of approximately $376.3 million of Senior Debt Securities which, together with the proceeds from the Rights Offering, will be used to fund the Missouri Acquisition and refinance approximately $76.1 million of short-term debt and current maturities of long-term debt outstanding as of September 30, 1993. See "Capitalization." These ratios and the pro forma financial information from which they are derived do not reflect the financial impact, if any, of (i) the rate increases granted to Southern Union Gas and the Missouri Business during 1993 not yet earned and (ii) the pro forma effect of the results of operations of the Rio Grande Acquisition. See "Business -- Regulation" and "The Company."
(b) In 1988 earnings were inadequate to cover fixed charges by approximately $6.9 million.

                                 CAPITALIZATION


    The following table sets forth (i) the capitalization of the Company as of September 30, 1993 and (ii) the adjusted capitalization of the Company as of such date after giving effect to (a) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (b) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition, and (c) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993. This capitalization table should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the 1992 Form 10-K and the Third Quarter Form 10-Q that are incorporated by reference into this Prospectus and the Historical Financial Statements of the Missouri Business and notes thereto and the Unaudited Pro Forma Combined Financial Statements and notes thereto that are included elsewhere in this Prospectus.


                                                                              AS OF SEPTEMBER 30, 1993
                                                       -----------------------------------------------------------------------
                                                                                                             AS ADJUSTED FOR
                                                                                                                   THE
                                                                                                             RIGHTS OFFERING,
                                                                                                                   THE
                                                                                 AS ADJUSTED                     MISSOURI
                                                                                   FOR THE                   ACQUISITION AND
                                                                     PRO FORMA      RIGHTS      PRO FORMA   THE SALE OF SENIOR
                                                       HISTORICAL   ADJUSTMENTS    OFFERING    ADJUSTMENTS   DEBT SECURITIES
                                                       -----------  -----------  ------------  -----------  ------------------
                                                                               (DOLLARS IN THOUSANDS)
Short-term debt, including current maturities of
 long-term debt......................................  $    90,947                $   90,947   $   (76,050 (b)    $     14,897
                                                       -----------               ------------  -----------       ----------
Long-term debt:
  First mortgage bonds:
    11.5% due 2000 -- collateralized by utility plant
     in service......................................        2,700
  Sinking fund debentures:
    10.5% due 2017...................................       50,000
  Other long-term debt:
    9.45% notes due 2004.............................       10,000
    10% notes due 2012...............................       25,000
    Other............................................        1,422
                                                       -----------
Total long-term debt.................................       89,122                    89,122       376,331(c)         465,453
                                                       -----------               ------------  -----------       ----------
Common stockholders' equity:
  Common stock, $1 par value; authorized 50,000,000
   shares; issued 5,252,110 shares (7,252,110 shares
   as adjusted for the Rights Offering)..............        5,304   $   2,000(a)       7,304                         7,304
  Premium on capital stock...........................      144,925      47,500(a)     192,425                       192,425
  Less treasury stock, 51,625 shares at cost.........         (794)                     (794)                          (794)
  Retained earnings..................................          492                       492                            492
                                                       -----------  -----------  ------------                    ----------
Total common stockholders' equity....................      149,927      49,500       199,427                        199,427
                                                       -----------  -----------  ------------                    ----------
Total capitalization.................................  $   329,996   $  49,500    $  379,496   $   300,281     $    679,777
                                                       -----------  -----------  ------------  -----------       ----------
                                                       -----------  -----------  ------------  -----------       ----------

- ------------------------
(a) Reflects the Company's receipt of $50.0 million in gross proceeds from the completion of the Rights Offering, less approximately $0.5 million in estimated stock issuance costs.
(b) Reflects the use of a portion of the proceeds from the sale of Senior Debt Securities to retire approximately $56.1 million of borrowings on the Company's revolving credit facility and to repay the Company's 10 1/8% notes due in 1994.
(c) Reflects the sale of Senior Debt Securities totalling approximately $376.3 million which, together with the proceeds from the Rights Offering, will be used to fund the Missouri Acquisition and refinance approximately $76.1 million of short-term debt and current maturities of long-term debt outstanding as of September 30, 1993. The pro forma capitalization table excludes any sale of additional Senior Debt Securities that may be issued pursuant to this Prospectus.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


    The following unaudited pro forma combined condensed financial information consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 1993, the twelve months ended September 30, 1993 and the year ended December 31, 1992 (the "Pro Forma Statements of Operations") and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1993 (the "Pro Forma Balance Sheet," and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"). The Pro Forma Statements of Operations have been prepared by combining the consolidated statements of operations of the Company with the statements of operations of the Missouri Business for the periods indicated, adjusted to give effect to (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering and (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt
Securities to fund such Acquisition, as if such transactions had been consummated as of the beginning of each such period. The Pro Forma Balance Sheet has been prepared by combining the consolidated balance sheet of the Company as of September 30, 1993 with the balance sheet of the Missouri Business as of September 30, 1993, adjusted to give effect to (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993, as if such transactions had been consummated on September 30, 1993.


    The Pro Forma Financial Statements are based on and should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, included in the 1992 Form 10-K and the Third Quarter Form 10-Q that are incorporated by reference into this Prospectus, and the Historical Financial Statements of the Missouri Business that are included elsewhere in this Prospectus.

    The Pro Forma Statements of Operations are not necessarily indicative of the combined effects on the Company's results of operations that would have resulted if the Rights Offering and the Missouri Acquisition had actually occurred earlier.


    The pro forma adjustments are based on preliminary assumptions and estimates made by the Company's management regarding anticipated efficiencies resulting from the combined operations, reductions in costs planned by management, purchase accounting adjustments and the fair market value of certain assets acquired in the Missouri Business. The Pro Forma Statements of Operations do not reflect the financial impact, if any, of (i) the rate increases granted to Southern Union Gas and the Missouri Business during 1993 not yet earned and (ii) the pro forma effect of the results of operations of the Rio Grande Acquisition. Gas service rates, established by regulatory authorities, are based upon the utility's costs including operating, administrative and finance costs and include a return on equity. As a result, reductions in a utility's costs may have a direct impact on the level of rates it is allowed to collect from its customers in the future. See "Business -- Regulation." The actual allocation of the consideration paid for the Missouri Business may differ from that reflected in the Pro Forma Financial Statements after an appropriate review of the fair market values of the assets acquired and liabilities assumed in the Missouri Acquisition has been completed. Amounts allocated will be based upon the estimated fair values at the time of the Missouri Acquisition, which could vary significantly from the amounts as of September 30, 1993. The Missouri Acquisition will be accounted for using the purchase method of accounting.



    The following table sets forth a summary of the sources and uses of funds resulting from (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993, as if such transactions had been consummated on September 30, 1993 (in thousands):

                                        SOURCES OF FUNDS
- ------------------------------------------------------------------------------------------------
Gross Proceeds from Rights Offering..................................................  $  50,000
Sale of Senior Debt Securities.......................................................    376,331
                                                                                       ---------
                                                                                       $ 426,331
                                                                                       ---------
                                                                                       ---------

                                         USES OF FUNDS
- ------------------------------------------------------------------------------------------------
Acquisition of Missouri Business.....................................................  $ 342,402
Refinancing of short-term borrowings used to fund the Rio Grande Acquisition.........     31,050
Refinancing of short-term debt.......................................................     25,000
Refinancing of current maturities of long-term debt..................................     20,000
Stock and debt issuance costs........................................................      7,879
                                                                                       ---------
                                                                                       $ 426,331
                                                                                       ---------
                                                                                       ---------


    The Pro Forma Financial Statements exclude any sale of additional Senior Debt Securities that may be issued pursuant to this Prospectus.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   135,868  $    233,291                   $   369,159
Gas purchase costs.....................................       67,866       141,241                       209,107
                                                         -----------  ------------                   -----------
  Operating margin.....................................       68,002        92,050                       160,052
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       35,289        53,117  $    (6,880)(a)       81,526
  Taxes, other than on income..........................        9,806        21,470                        31,276
  Amortization of acquisition adjustment...............        2,292                      1,111(b)         3,403
  Depreciation and amortization........................        7,968         9,347          460(c)        17,775
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       55,355        83,934       (5,309)         133,980
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       12,647         8,116        5,309           26,072
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................       (8,691)       (6,799)       7,331(d)       (27,591)
                                                                                        (19,432)(e)
  Other, net...........................................          861         2,268         (231)(f)        2,898
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (7,830)       (4,531)     (12,332)         (24,693)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............        4,817         3,585       (7,023)           1,379
Federal and state income taxes (benefit)...............        1,825           997       (2,691)(g)          131
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        2,992         2,588       (4,332)           1,248
Preferred dividends....................................          843                       (843)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     2,149  $      2,588  $    (3,489)     $     1,248
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $       .41                                 $       .17
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,243,934                  2,000,000(i)     7,243,934
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   201,408  $    330,240                   $   531,648
Gas purchase costs.....................................      107,943       203,112                       311,055
                                                         -----------  ------------                   -----------
  Operating margin.....................................       93,465       127,128                       220,593
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       47,206        69,710  $    (9,173)(a)      107,743
  Taxes, other than on income..........................       13,231        28,147                        41,378
  Amortization of acquisition adjustment...............        3,064                      1,481(b)         4,545
  Depreciation and amortization........................       10,169        12,803          614(c)        23,586
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       73,670       110,660       (7,078)         177,252
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       19,795        16,468        7,078           43,341
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................      (11,633)       (9,148)       9,680(d)       (37,011)
                                                                                        (25,910)(e)
  Other, net...........................................        3,105         2,764         (308)(f)        5,561
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (8,528)       (6,384)     (16,538)         (31,450)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............       11,267        10,084       (9,460)          11,891
Federal and state income taxes (benefit)...............        4,058         3,119       (3,690)(g)        3,487
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        7,209         6,965       (5,770)           8,404
Preferred dividends....................................        1,468                     (1,468)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     5,741  $      6,965  $    (4,302)     $     8,404
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $      1.10                                 $      1.16
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,242,340                  2,000,000(i)     7,242,340
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   192,445  $    297,956                   $   490,401
Gas purchase costs.....................................      102,918       183,001                       285,919
                                                         -----------  ------------                   -----------
  Operating margin.....................................       89,527       114,955                       204,482
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       46,313        66,908  $    (9,173)(a)      104,048
  Taxes, other than on income..........................       13,115        25,038                        38,153
  Amortization of acquisition adjustment...............        2,958                      1,481(b)         4,439
  Depreciation and amortization........................        9,779        13,172          614(c)        23,565
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       72,165       105,118       (7,078)         170,205
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       17,362         9,837        7,078           34,277
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................      (12,459)       (8,831)       8,831(d)       (38,369)
                                                                                        (25,910)(e)
  Other, net...........................................        5,928         1,214         (308)(f)        6,834
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (6,531)       (7,617)     (17,387)         (31,535)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............       10,831         2,220      (10,309)           2,742
Federal and state income taxes (benefit)...............        4,440           705       (3,612)(g)        1,533
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        6,391         1,515       (6,697)           1,209
Preferred dividends....................................        2,500                     (2,500)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     3,891  $      1,515  $    (4,197)     $     1,209
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $       .74                                 $       .17
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,259,314                  2,000,000(i)     7,259,314
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY
         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


    The following are adjustments to the Pro Forma Statements of Operations to reflect (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering and (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition.


(a) Reflects the adjustment to operations, maintenance and general for certain anticipated cost savings resulting from the consolidation of operations and corporate functions, the integration of corporate management and the elimination of certain other duplicate administrative functions.

(b) Reflects amortization of the estimated excess purchase price over the historical book carrying value of the assets acquired of the Missouri Business on a straight line basis over a 30 year period.

(c) Reflects depreciation expense related to the purchase of additional equipment over their estimated useful lives. See note (a) of Notes to Pro Forma Balance Sheet.

(d) Reflects the removal of historical interest expense of the Missouri Business and the elimination of interest expense associated with the borrowings on the revolving credit facility used for the purchase and redemption of Southern Union preferred stock.


(e) Reflects interest expense on $314 million of the $376.3 million of Senior Debt Securities at an assumed annual interest rate of 8.25%. The difference of $62.3 million of Senior Debt Securities to be sold and used to refinance short-term borrowings used to fund the Rio Grande Acquisition (which transaction closed on September 30, 1993), purchase estimated net capital expenditures to be incurred by the Missouri Business subsequent to September 30, 1993 and prior to closing, and repay certain current maturities of long-term debt (due May 1994) and related debt issuance costs were assumed to have occurred on September 30, 1993. As a result, interest expense associated with these borrowings is not reflected in the Pro Forma Statements of Operations. To the extent the assumed interest rate on the Senior Debt Securities fluctuates by 1%, interest expense for the nine months ended September 30, 1993, the twelve months ended September 30, 1993 and the year ended December 31, 1992 would be impacted by $2.4 million, $3.1 million and $3.1 million, respectively.



(f) Reflects the amortization of debt issuance costs associated with the sale of $314 million of Senior Debt Securities on a straight line basis over the life of the new debt. See note (e) above.

                             SOUTHERN UNION COMPANY
   NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (CONTINUED)

(g) Reflects the income tax provision (benefit) associated with the pro forma adjustments calculated using the applicable statutory state income tax rates and the statutory federal income tax rate of 35% for the nine months ended September 30, 1993, 34.75% for the twelve months ended September 30, 1993 and 34% for the year ended December 31, 1992. The 34.75% rate for the twelve months ended September 30, 1993 is a weighted average of two statutory rates in effect during the twelve month period.

    Income tax expense, on a pro forma combined basis, differs from the amount computed when applying the applicable statutory federal income tax rates to earnings before income taxes. The reasons for the differences are as follows:

                                                                                         TWELVE MONTHS
                                                  YEAR ENDED       NINE MONTHS ENDED    ENDED SEPTEMBER
                                               DECEMBER 31, 1992  SEPTEMBER 30, 1993        30, 1993
                                               -----------------  -------------------  ------------------
                                                                 (THOUSANDS OF DOLLARS)
Computed "expected" tax expense..............      $     932           $     483           $    4,132
Items for which there are no tax
 consequences, principally amortization of
 additional purchase cost assigned to utility
 plant.......................................          1,025                 576                  809
Amortization of excess deferred income
 taxes.......................................            (55)               (233)                (300)
Flow through of depreciation expense.........            540                 (37)                 150
Amortization of investment tax credit........           (457)               (249)                (332)
Adjustment of tax reserve....................                               (409)                (409)
Adjustment of prior year provision...........           (322)                                    (322)
Tax loss on sale of real estate in excess of
 book loss...................................           (322)                                    (322)
Other........................................            192                                       81
                                                     -------              ------              -------
                                                   $   1,533           $     131           $    3,487
                                                     -------              ------              -------
                                                     -------              ------              -------

(h) Reflects the elimination of preferred stock dividends resulting from the purchase and redemption of all outstanding Southern Union preferred stock in March and June 1993.

(i) Reflects the issuance of 2,000,000 shares of Common Stock in the Rights Offering.

                             SOUTHERN UNION COMPANY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                     ASSETS

                                                                HISTORICAL
                                                        --------------------------            PRO FORMA
                                                          SOUTHERN      MISSOURI    ------------------------------
                                                           UNION        BUSINESS      ADJUSTMENTS       COMBINED
                                                        ------------  ------------  ----------------  ------------
                                                                          (THOUSANDS OF DOLLARS)
Property, plant and equipment.........................  $    372,757  $    416,703  $     11,950(a)   $    811,410
                                                                                          10,000(b)
Less accumulated depreciation and amortization........      (141,546)     (125,460)                       (267,006)
                                                        ------------  ------------  ----------------  ------------
                                                             231,211       291,243        21,950           544,404
Additional purchase cost assigned to utility plant,
 net..................................................        92,645                      44,437(c)        137,082
                                                        ------------  ------------  ----------------  ------------
  Net property, plant and equipment...................       323,856       291,243        66,387           681,486
Current assets........................................        40,440        17,563                          58,003
Deferred charges and other assets.....................        34,751        10,398         7,379(d)         94,168
                                                                                          41,640(e)
                                                        ------------  ------------  ----------------  ------------
    Total.............................................  $    399,047  $    319,204  $    115,406      $    833,657
                                                        ------------  ------------  ----------------  ------------
                                                        ------------  ------------  ----------------  ------------

                                       STOCKHOLDERS' EQUITY AND LIABILITIES
Common stockholders' equity:
  Common stock........................................  $      5,304                $      2,000(f)   $      7,304
  Premium on capital stock............................       144,925                      47,500(f)        192,425
  Retained earnings...................................           492                                           492
  Less treasury stock, at cost........................          (794)                                         (794)
  Equity in net assets acquired.......................                $    288,181      (288,181)(g)
                                                        ------------  ------------  ----------------  ------------
  Total common stockholders' equity...................       149,927       288,181      (238,681)          199,427
Long-term debt........................................        89,122                     376,331(h)        465,453
Current liabilities and current maturities of
 long-term debt.......................................       128,399        25,174        15,166(i)         92,689
                                                                                         (25,000)(j)
                                                                                         (31,050)(j)
                                                                                         (20,000)(k)
Deferred credits and other liabilities................        10,384         5,849        38,640(l)         54,873
Accumulated deferred income taxes.....................        21,215                                        21,215
Commitments and contingencies.........................       --            --                              --
                                                        ------------  ------------  ----------------  ------------
    Total.............................................  $    399,047  $    319,204  $    115,406      $    833,657
                                                        ------------  ------------  ----------------  ------------
                                                        ------------  ------------  ----------------  ------------

See accompanying notes to unaudited pro forma combined condensed balance sheet.

                             SOUTHERN UNION COMPANY

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


    The following are adjustments to the Pro Forma Balance Sheet as of September 30, 1993 to reflect (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition, and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993:


(a) Reflects the purchase accounting adjustments of $4.4 million to record acquired assets at their estimated fair market value, and estimated additional expenditures to purchase non-transferable leases on automobiles of $4.3 million and data processing equipment and software of $3.3 million.

(b) Reflects the recording of the purchase of estimated net capital expenditures to be incurred by the Missouri Business subsequent to September 30, 1993 and prior to closing as per the Missouri Asset Purchase Agreement.

(c) Reflects the estimated excess of the purchase price over the historical book carrying value of the assets acquired of the Missouri Business of $44.4 million.

(d) Reflects the capitalization of estimated debt issuance costs associated with the sale of $376.3 million of debt securities to be amortized on a straight line basis over the life of the new debt. See note (h) below.


(e) Reflects the recording of (i) a regulatory asset of $38.6 million representing the deferral of the actuarially calculated accumulated post-retirement benefit obligation assumed in the purchase and (ii) a $3.0 million contribution to the Missouri Business' employees' qualified defined benefit plans in excess of the minimum required contribution under the Internal Revenue Code Section 412, as determined by the plans' actuary, pursuant to the MPSC Stipulation. See note (l) below and the "Accounting Pronouncements" note included in Notes to the Missouri Business' Interim Financial Statements included elsewhere herein.


(f) Reflects Southern Union's receipt of $50.0 million in gross proceeds from the completion of the Rights Offering, less approximately $0.5 million in estimated stock issuance costs, assuming 2,000,000 shares of Common Stock are issued in the Rights Offering at $25.00 per share.

(g) Reflects the elimination of the equity in the Missouri Business net assets acquired.


(h) Reflects the sale of Senior Debt Securities totalling $376.3 million.



(i) Reflects the recording of certain liabilities of $15.2 million resulting from the acquisition transactions including the purchase of non-transferable leases on automobiles of $4.3 million, the purchase of data processing equipment and software of $3.3 million, a $3.0 million contribution to the Missouri Business' employees' qualified defined benefit plans (see note (e) above), and the recording of severance accruals of approximately $2.4 million and other estimated liabilities and contingencies associated with the acquisition of approximately $2.2 million.



(j) Reflects the utilization of a portion of the proceeds from the sale of Senior Debt Securities to retire borrowings on the Company's revolving credit facility, including borrowings for the Rio Grande Acquisition and borrowings used for the purchase and redemption of preferred stock.



(k) Reflects the utilization of a portion of the proceeds from the sale of Senior Debt Securities for the repayment of certain current maturities of long-term debt.


(l)   Reflects  the   recording  of   the  actuarially   calculated  accumulated
    post-retirement benefit obligation of $38.6 million. See note (e) above.

                   SELECTED HISTORICAL FINANCIAL INFORMATION

THE COMPANY

    The following table sets forth selected historical financial information with respect to the Company for the periods indicated. This information should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the 1992 Form 10-K and the Third Quarter Form 10-Q that are incorporated by reference into this Prospectus. The selected historical financial information for each of the five years in the period ended December 31, 1992 has been derived from financial statements that have been audited by the Company's independent accountants. The selected historical financial information for the nine-month periods ended September 30, 1993 and 1992 has been derived from financial statements that are unaudited, but which, in the opinion of management, include all adjustments necessary for a fair presentation of the financial position and results of operations for such periods. Results of the nine-month periods ended September 30, 1993 and 1992 are not indicative of results for the full year due to the seasonal nature of the gas distribution business.

    During 1992, the Company acquired the natural gas distribution facilities in Nixon, Texas. During 1991, the Company acquired natural gas distribution and transmission facilities serving: an area in south Texas, including the cities of Lockhart, Luling, Cuero, Shiner, Yoakum and Gonzales; the west Texas city of Andrews; and the north Texas cities of Mineral Wells, Weatherford, Graham, Breckenridge, Millsap, Jacksboro and surrounding communities. In 1991, the Company sold the assets of its Arizona gas utility operations. Because of these acquisitions and the divestiture in 1992 and 1991, the results of operations of the Company for the years ended December 31, 1992 and 1991 are not comparable to prior periods.

                                                                                                             NINE MONTHS
                                                                                                                ENDED
                                                                 YEAR ENDED DECEMBER 31,                  SEPTEMBER 30, (A)
                                                  -----------------------------------------------------  --------------------
                                                    1988       1989       1990       1991       1992       1992       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (PRE-MERGER)          (DOLLARS IN THOUSANDS)
Income statement data:
  Operating revenues............................  $ 191,428  $ 197,460  $ 199,865  $ 200,261  $ 192,445  $ 126,904  $ 135,868
  Gas purchase costs............................    110,076    115,921    118,551    109,238    102,918     62,840     67,866
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Operating margin..............................     81,352     81,539     81,314     91,023     89,527     64,064     68,002
  Total operating expenses......................     78,524     65,381     70,242     77,179     72,165     53,849     55,355
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
    Net operating revenues......................  $   2,828  $  16,158  $  11,072  $  13,844  $  17,362  $  10,215  $  12,647
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) before income taxes and
   discontinued operation.......................  $  (9,427) $   2,379  $   1,413  $  11,308  $  10,831  $   4,380  $   4,817
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Earnings (loss) from continuing operations
   available for common stock...................  $  (8,266) $  (1,649) $  (3,668) $   2,173  $   3,891  $     298  $   2,149
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
  Net earnings (loss) available for common
   stock........................................  $ (12,564) $  (1,649) $  (3,668) $     987  $   1,445  $   1,686  $   2,149
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------

                                                                      DECEMBER 31,                        SEPTEMBER 30, (B)
                                                  -----------------------------------------------------  --------------------
                                                    1988       1989       1990       1991       1992       1992       1993
                                                  ---------  ---------  ---------  ---------  ---------  ---------  ---------
                                                      (PRE-MERGER)          (DOLLARS IN THOUSANDS)
Balance sheet data:
  Property, plant and equipment, net............  $ 213,207  $ 219,027  $ 323,187  $ 278,881  $ 285,505  $ 281,498  $ 323,856
  Total assets..................................    341,108    316,186    379,856    369,783    377,167    360,116    399,047
  Short-term debt and current maturities of
   long-term debt...............................     32,172      9,239     10,098      2,385     14,360      9,672     90,947
  Long-term debt, less current maturities.......    106,061    104,922    103,783    110,482    109,464    109,743     89,122
  Preferred stock...............................     25,000     25,000     25,000     25,000     24,900     25,000         --
  Common stockholders' equity...................     85,452     83,207    146,332    147,356    148,003    148,249    149,927

- ------------------------------
(a) The Company's operations are seasonal in nature, with a significant percentage of its annual revenues and earnings occurring during the traditional heating-load months. Results of operations historically are most favorable in the first quarter (the three months ended March 31) of the Company's fiscal year with results of operations being next most favorable in the fourth quarter. Results for the second and third quarters are typically less favorable. Accordingly, the results of operations of an interim period are not necessarily indicative of results of operations for an annual period. Earnings from continuing operations for the nine-month periods ended September 30, 1993 and 1992 reflect certain non-recurring income items. In addition, earnings from continuing operations for the nine months ended September 30, 1993 were negatively impacted by warmer than normal weather during the 1993 winter months in those areas served by Southern Union Gas.
(b) The balance sheet information at September 30, 1993 reflects the Rio Grande Acquisition. Rio Grande was acquired for approximately $31,050,000 on September 30, 1993. See the Third Quarter Form 10-Q that is incorporated by reference into this Prospectus.

MISSOURI BUSINESS

    The following table sets forth selected historical financial information with respect to the Missouri Business for the periods indicated. This information should be read in conjunction with the Historical Financial Statements of the Missouri Business and notes thereto included elsewhere in this Prospectus. The selected historical financial information for each of the three years in the period ended December 31, 1992 has been derived from financial statements that have been audited by the Company's independent accountants. The selected historical financial information for the nine-month periods ended September 30, 1993 and 1992 has been derived from financial statements that are unaudited, but which, in the opinion of management of the Company, include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial position and operations for such periods. Results for the nine-month periods ended September 30, 1993 and 1992 are not indicative of results for the full year due to the seasonal nature of the gas distribution business.

                                                                                               NINE MONTHS
                                                         YEAR ENDED DECEMBER 31,         ENDED SEPTEMBER 30, (A)
                                                  -------------------------------------  ------------------------
                                                     1990         1991         1992         1992         1993
                                                  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Income statement data:
  Operating revenues............................  $   302,163  $   307,667  $   297,956  $   201,007  $   233,291
  Gas purchase costs............................      202,229      193,510      183,001      121,130      141,241
                                                  -----------  -----------  -----------  -----------  -----------
  Operating margin..............................       99,934      114,157      114,955       79,877       92,050
  Total operating expenses......................       94,639      102,334      105,118       78,392       83,934
                                                  -----------  -----------  -----------  -----------  -----------
    Net operating revenues......................  $     5,295  $    11,823  $     9,837  $     1,485  $     8,116
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Earnings (loss) before income taxes...........  $    (2,543) $     1,833  $     2,220  $    (4,279) $     3,585
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------
  Net earnings (loss)...........................  $      (950) $     1,310  $     1,515  $    (2,862) $     2,588
                                                  -----------  -----------  -----------  -----------  -----------
                                                  -----------  -----------  -----------  -----------  -----------

                                                              DECEMBER 31,                    SEPTEMBER 30,
                                                  -------------------------------------  ------------------------
                                                     1990         1991         1992         1992         1993
                                                  -----------  -----------  -----------  -----------  -----------
                                                                      (DOLLARS IN THOUSANDS)
Balance sheet data:
  Acquired assets...............................  $   299,777  $   311,635  $   344,136  $   290,013  $   319,204
  Assumed liabilities...........................       85,934       76,129       68,635       40,589       31,023

- ------------------------
(a) The operations of the Missouri Business are seasonal in nature, with a significant percentage of its annual revenues and earnings occurring during the traditional heating-load months. Accordingly, the operations of an interim period are not necessarily indicative of operations for an annual period. Net earnings for the nine months ended September 30, 1993 were positively impacted by the colder than normal weather during the 1993 winter heading-load months in those areas served by the Missouri Business.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

BACKGROUND

    The Company is primarily engaged in various aspects of the natural gas business. The Company's principal line of business is the distribution of natural gas as a public utility through Southern Union Gas, a division of the Company. Southern Union Gas, which accounts for approximately 88% of the Company's total revenues, presently serves approximately 475,000 residential, commercial, industrial, agricultural and other customers in the States of Texas (including the cities of Austin, Brownsville, El Paso, Galveston and Port Arthur) and Oklahoma. See "Business -- Southern Union Gas." The Missouri Acquisition will add approximately 460,000 customers in 147 communities in western Missouri. See "The Missouri Acquisition" and "Business -- Missouri Business." The Company (through the Southern Union subsidiaries indicated) also markets natural gas to end-users through Mercado Gas Services, Inc. ("Mercado"), sells natural gas as a vehicular fuel and converts vehicles to operate on natural gas through Southern Union Econofuel Company ("Econofuel"), operates natural gas pipeline systems through Southern Transmission Company ("Southern") and Western Gas Interstate Company ("WGI") and sells commercial gas air conditioning and other gas-fired engine-driven applications through Southern Union Energy Products and Services Company ("SUEPASCO"). Southern Union's subsidiary, Lavaca Realty Company ("Lavaca"), holds investments in real estate that primarily relate to the Company's energy business. See "Business -- Other Company Operations."


    The Company's revenues and earnings are primarily dependent upon gas sales volumes and gas service rates. Gas purchase costs generally do not affect the Company's earnings because such costs are passed through to customers pursuant to purchase gas adjustment clauses. Accordingly, while changes in the cost of gas may cause the Company's operating revenues to fluctuate, operating margin (defined as operating revenues less gas purchase costs) is generally not affected by gas purchase cost increases or decreases. See "Business -- Regulation."



    Gas sales volumes fluctuate as a function of seasonal weather impact and the size of the Company's customer base, which is affected by competitive factors in the industry as well as economic development and residential growth in its service areas. Gas service rates, which consist of a monthly fixed charge and a gas usage charge, are established by regulatory authorities and are intended to permit utilities to recover operating, administrative and finance costs, and to earn a return on equity. The monthly fixed charge provides a base revenue stream while the usage charge increases the Company's revenues and earnings in colder weather when natural gas usage increases. See "Business -- Regulation."


    In recent years weather variances have significantly impacted the Company's results of operations. Average temperatures in the Company's service areas have remained above the 30 year normal temperature during the peak heating season. To mitigate the impact of these seasonal variances, Southern Union Gas has requested and received approval for weather normalization clauses in jurisdictions amounting to approximately half of its present utility investment in Texas and Oklahoma. These clauses allow for rate adjustments that help stabilize the utility's customers' monthly bill and the Company's earnings from the varying effects of weather.

    The following table summarizes the weather conditions as a percentage of normal, based on a 30-year average, during the last three years and for the nine months ended September 30, 1993.

                                                                                                  NINE MONTHS
                                                               YEAR ENDED DECEMBER 31,               ENDED
                                                        -------------------------------------    SEPTEMBER 30,
                                                           1990         1991         1992            1993
                                                           -----        -----        -----     -----------------
Southern Union Gas....................................         87%          95%          91%             83%
Missouri Business.....................................         89%          95%          90%            108%
- ------------------------
Information  with  respect  to  weather  conditions  is  provided  by  the  National  Oceanic  and   Atmospheric
Administration.  Percentages of normal are based on the weighted  averages (based on number of customers) of the weather conditions in the service areas indicated.

    Revenues from residential customers are stable. Over the last three years, an average of 59% of Southern Union Gas' revenues came from sales to its residential customers while an average of 70% of Missouri Business' revenues came from sales to its residential customers. The Company's revenues from residential customers have grown as a result of its acquisitions. The growth of its residential base combined with marketing efforts aimed at large volume users have provided overall gains in sales volumes in recent years. The Company plans to continue these marketing efforts.

THE COMPANY -- RESULTS OF OPERATIONS

    The following discussion of the Company's results of operations should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto included in the 1992 Form 10-K and the Third Quarter Form 10-Q that are incorporated by reference into this Prospectus.

NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

    NET EARNINGS AVAILABLE FOR COMMON STOCK


    The Company recorded net earnings available for common stock of $2,149,000 for the nine months ended September 30, 1993 compared to net earnings of $1,686,000 for the nine months ended September 30, 1992, an increase of $463,000 or 27%. The increase in net earnings is due principally to the receipt of several rate increases during the past year including a $372,000 annualized increase in Galveston effective August 12, 1992, a $777,000 annualized increase in the Company's South Texas service area effective February 10, 1993, and a $1,700,000 annualized increase in Austin effective July 1, 1993.


    The Company also recorded a non-recurring accounting adjustment, net of tax, in the third quarter of 1993 of approximately $1,168,000 to reverse a tax reserve upon the final settlement of prior period federal income tax audits. In July 1993, the Company paid the Internal Revenue Service ("IRS") approximately $1,266,000 in settlement for federal income taxes and interest related to the tax years 1984 through 1989. The Company had previously estimated and accrued an amount for the tax deficiencies and related interest and, as a result of the settlement with the IRS for a lesser amount, a non-recurring adjustment was recorded to reverse the tax reserve in excess of the payment made.


    Net earnings for the nine months ended September 30, 1993 were also positively impacted by the reduction of payroll expenses of approximately $762,000 resulting from the Company's 1993 early retirement program which was finalized during the second quarter of 1993 and the reduction of approximately $1,032,000 of preferred dividends due to the retirement of the Company's Series A 10% Cumulative Preferred Stock in March and June 1993. The net earnings for the nine months ended September 30, 1993 were negatively impacted by warmer than normal weather during the 1993 winter heating season, which was 83% of normal, and by an increase in operating, maintenance and general expense reflecting severance costs of $597,000 from the Company's early retirement program described above. Net earnings for the nine months ended September 30, 1992 were positively impacted by a nonrecurring gain of $950,000 resulting from a litigation settlement.

    Earnings from continuing operations available for common stock were $2,149,000 for the nine months ended September 30, 1993 compared to $298,000 for the nine months ended September 30, 1992. Earnings from Southern Union Exploration Company, a discontinued operation sold effective January 1, 1993, was $1,388,000 for the nine months ended September 30, 1992 compared to nil in 1993.


    OPERATING REVENUES

    Operating revenues were $135,868,000 for the nine months ended September 30, 1993, an increase of 7% compared to operating revenues of $126,904,000 in 1992. Gas purchase costs for the nine months ended September 30, 1993 were $67,866,000, an increase of 8%, compared to $62,840,000 in 1992. Operating margin increased approximately $3,938,000 or 6% in 1993. Both operating revenues and gas purchase costs increased in the nine months ended September 30, 1993 primarily as a result of a 26% increase in the average cost of gas from $2.04 per Mcf in 1992 to $2.58 in 1993 which was partially offset by a 16% decrease in gas sales volumes from 35,007 MMcf in 1992 to 29,360 MMcf in 1993. The decline in gas sales volumes reflected a decline of 5,270 MMcf in gas sales by Mercado, the Company's marketing subsidiary, as a result of the Company's decision to reduce sales to off system markets because of low margins.

YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

    NET EARNINGS AVAILABLE FOR COMMON STOCK

    The Company's net earnings available for common stock for the year ended December 31, 1992 increased 46% to $1,445,000 compared to $987,000 in 1991 and a net loss of $2,150,000 in 1990. The Company's 1992 increase in net earnings available for common stock was primarily due to reductions in operating costs, which significantly impacted net operating revenues. Other positive factors affecting net earnings included approximately $6,900,000 of increases in rates and changes in rate designs effected during 1992 and subsequent to the winter heating season of 1991, the reversal of certain contingency accruals of $2,200,000 recorded in 1990 at the time of the merger, and the recognition of a gain of approximately $950,000 resulting from a litigation settlement. These increases in earnings were partially offset by warmer weather in 1992, approximately 4% warmer than 1991 and 9% warmer than normal. In addition, the Company recorded a loss from a discontinued operation of $2,446,000 for the year ended December 31, 1992, which included net earnings from oil and gas operations of $1,954,000 offset by an estimated loss on disposal of $4,400,000. See "Business Held for Sale" in the Notes to the Company's Consolidated Financial Statements included in the 1992 Form 10-K that is incorporated by reference into this Prospectus.

    The Company's net earnings available for common stock in 1991 increased $3,137,000 compared to 1990. This increase was due principally to improved operating margins resulting from the impact of increases in rates and changes in rate design effected during 1991 and subsequent to the winter heating season in 1990; colder weather in 1991, which was approximately 7% colder than 1990 but approximately 5% warmer than normal; and the recognition of a tax benefit on the sale of real estate of approximately $1,300,000. These positive factors were partially offset by increased depreciation and operating, maintenance and general expenses resulting from the acquisition of several distribution systems. In 1991 the Company also recorded a loss from a discontinued operation of $1,186,000, which included net earnings from operations of $1,064,000 offset by a valuation adjustment of $2,250,000.

    OPERATING REVENUES

    Total operating revenues in 1992, 1991 and 1990 were $192,445,000, $200,261,000 and $199,865,000, respectively. Revenues are affected by the level of Southern Union Gas' sales volumes and by the pass-through of increases or decreases in gas purchase costs through Southern Union Gas' purchased gas adjustment clauses, as well as through rate increases. Revenues decreased in 1992 due to the sale of the Arizona system in November 1991, warmer than normal weather in 1992, and a 19% decrease in the gas cost billed to residential customers. These negative factors were partially offset by an increase in sales in 1992 of approximately $16,400,000 due to Mercado's expanding markets, an increase in rates of approximately $6,900,000, both described above, and the first full year of operations provided by the acquisition of the Brazos River Gas Company and the Andrews Gas Company which increased revenues by approximately $6,400,000. The sale of the Arizona system decreased operating revenues by approximately $29,000,000 in 1992 as compared to 1991. Weather during the winter heating season of 1992 was 81% of normal and was also one of the warmest winter seasons in the Company's history.

    The increase in operating revenues in 1991 as compared to 1990 was negligible after consideration of the impact of several offsetting factors. Operating revenues increased due to changes in rate design and rate increases in the Austin, Texas and Arizona service areas, colder weather experienced in 1991 and an increase in the average customer base. In addition, the effect of the acquisition of the South Texas properties, Andrews Gas Company and Brazos River Gas Company during 1991 contributed an additional $7,400,000 to operating revenues during the year ended December 31, 1991. Offsetting factors included a decrease of approximately $5,700,000 in operating revenues as compared to 1990 as a result of the sale of the Arizona system and a decrease in the average price per Mcf of gas sales billed.

    GAS SALES AND TRANSPORTATION VOLUMES

    Gas sales volumes billed in 1992, 1991, and 1990 totaled 51,147 MMcf, 44,942 MMcf and 43,599 MMcf at an average Mcf sales price of $3.58, $4.39 and $4.41, respectively. Gas sales volumes fluctuate as a function of weather and customer base. The increase in gas sales volumes was due in part to the expanding markets of Mercado to off-system customers during 1992. This increase was partially offset by the weather patterns in Southern Union Gas' service areas which averaged 9% warmer than normal in 1992, 5% warmer than normal in 1991, and 13% warmer than normal in 1990. The average customer bases served in 1992, 1991 and 1990 were approximately 394,000, 428,000 and 407,000, respectively.

    Gas transportation volumes in 1992, 1991 and 1990 totaled 25,438 MMcf, 8,608 MMcf and 5,592 MMcf at an average transportation rate per Mcf of $.23, $.66 and $.80, respectively. Transportation volumes increased significantly in 1992 as compared to 1991 as a result of WGI's transported volumes into Mexico of approximately 15,000 MMcf during 1992. Volumes also increased in response to a decrease in the average transportation rate per Mcf in 1992 and 1991 as compared to 1990 as the Company increased sales to existing customers and attracted new customers. The Company's transportation rate per Mcf decreased due to increased competition in pipeline transportation services.

    GAS PURCHASE COSTS

    Gas  purchase costs in  1992, 1991 and  1990 were $102,918,000, $109,238,000 and $118,551,000, respectively. The decrease in costs in 1992 was due to a decrease in the average spot market price of natural gas, a decrease in the customer base resulting from the sale of the Arizona system in November, 1991 and gas sales customers switching to transportation service, thereby essentially reducing the cost of gas. The average gas purchase cost incurred by Southern Union Gas was $2.01 per Mcf in 1992, $2.43 in 1991 and $2.72 in 1990. The impact of the decrease in 1992 and 1991 gas prices was partially offset by an increase in volumes described above.

    OPERATING, MAINTENANCE AND GENERAL EXPENSES

    Operating, maintenance and general expenses were $46,313,000, $49,022,000 and $45,683,000 in 1992, 1991 and 1990, respectively. During 1992 these expenses decreased $2,709,000 compared to 1991 due to the cost containment efforts implemented by the Company throughout 1992 as well as the sale of the Arizona system in November 1991. See "Business -- Business Strategy -- Enhancing
Financial and Operating Performance." These factors were partially offset by increases in medical and hospitalization expenses. During 1991, operating, maintenance and general expenses increased $3,339,000 compared to 1990 due to the acquisition of gas distribution systems and increases in employee and insurance costs.

    TAXES

    Taxes other than income taxes reflect various state and local business and payroll related taxes. The state and local business taxes are generally based on gross receipts and investments in property, plant and equipment and fluctuate accordingly.

    Federal and state income tax expense in 1992, 1991 and 1990 was $4,440,000, $6,635,000 and $1,026,000, respectively. The decrease in taxes in 1992 as compared to 1991 is due principally to the sale of the Arizona system which occurred in 1991. This decrease was partially offset by the achievement of better overall operating results in 1992. The increase in tax expense in 1991 as compared to 1990 was, likewise, due to the $4,800,000 tax expense incurred in the sale of the Arizona system for which a corresponding gain on the sale was also recognized. See "Taxes on Income" in the Notes to Consolidated Financial Statements included in the 1992 Form 10-K that is incorporated by reference into this Prospectus.

    DEPRECIATION AND AMORTIZATION EXPENSE

    Depreciation and amortization expense in 1992, 1991 and 1990 was $12,737,000, $13,317,000 and $10,502,000, respectively. The decrease in depreciation expense of $580,000 in 1992 compared to 1991 was due principally to the sale of the Arizona system in November 1991 and was partially offset by a full year of depreciation on the acquired gas distribution systems. The increase of $2,815,000 in depreciation and amortization expense in 1991 compared to 1990 was due primarily to the increase in amortization expense of approximately $1,400,000 resulting from a full year of amortization of the amount of additional purchase cost assigned to utility plant, approximately $450,000 resulting from the acquisition of several gas distribution and transmission facilities, and approximately $500,000 resulting from a regulatory increase in the depreciation rate. Amortization of the additional purchase cost assigned to utility plant has not been included in rates in the Company's major rate jurisdictions.

    NET OPERATING REVENUES

    Net operating revenues in 1992, 1991, and 1990 totaled $17,362,000, $13,844,000 and $11,072,000 respectively. The increase of $3,518,000 or 25% in
1992 compared to 1991 is due to increases in rates and changes in rate design effected during 1992 and 1991, described above, as well as decreases in each of operating, maintenance and general expenses, taxes other than income taxes and depreciation and amortization. The increase of $2,772,000 or 25% in 1991 compared to 1990 is due to the increase in operating margins resulting from an increase in revenues and a decrease in gas purchase costs, also described above.

    OTHER INCOME (EXPENSES), NET

    Other income (expenses), net in 1992, 1991 and 1990 were ($6,531,000), ($2,536,000) and ($9,659,000), respectively. Other income (expenses), net consists principally of interest expense on the Company's consolidated indebtedness. The increase in other expenses in 1992 compared to 1991 of $3,995,000 as well as the decrease in expenses from 1991 compared to 1990 is due principally to the recognition of the gain of $4,800,000 from the sale of the Arizona system in 1991.

    Other income items recorded in 1992 included a $2,200,000 reversal of certain contingency accruals recorded at the time of the 1990 merger that were subsequently resolved or settled and a $950,000 gain resulting from a litigation settlement. Other income items recorded in 1991 included the recognition of a pre-tax gain on the sale of the Arizona system of $4,800,000.

    Interest expense on short-term debt was $384,000, $697,000, and $594,000 in 1992, 1991 and 1990, respectively. Average short-term debt outstanding during 1992, 1991 and 1990 of $5,912,000, $9,184,000 and $4,898,000, respectively, was at an average interest rate of 6.3%, 8.1% and 10.3%, respectively. The variance in the average amounts outstanding coupled with reduced interest rates resulted in the fluctuation in other interest expense in each of the years.

THE MISSOURI BUSINESS -- RESULTS OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 1993 AND 1992

    NET EARNINGS

    The Missouri Business recorded net earnings of $2,588,000 for the nine month period ended September 30, 1993 compared to a net loss of $2,862,000 for the nine month period ended September 30, 1992. Net earnings in 1993 improved compared to 1992 primarily as a result of significantly colder weather during the 1993 winter heating season (January through April), which was 108% of normal compared to 81% of normal in 1992.


    OPERATING REVENUES

    Revenues were $233,291,000 for the nine months ended September 30, 1993, an increase of 16% compared to revenues of $201,007,000 in 1992. Gas purchase costs for the nine months ended September 30, 1993 were $141,241,000, an increase of 17% compared to $121,130,000 in 1992. Both revenues and gas purchase costs increased in the nine months ended September 30, 1993 primarily as a result of a 21% increase in gas sales volumes due to the significantly colder winter weather in 1993 described above. The impact of the increase in volumes was partially offset by a decrease in average purchase gas costs which were $2.93 per Mcf in the first nine months of 1993 compared to $3.09 in 1992. Gas purchase costs are passed through to the customers through the Missouri Business' purchased gas adjustment ("PGA") clauses.

YEARS ENDED DECEMBER 31, 1992, 1991 AND 1990

    NET EARNINGS

    Missouri Business' net earnings for the year ended December 31, 1992 increased 16% to $1,515,000 compared to $1,310,000 in 1991 and a net loss of $950,000 in 1990. Net earnings in 1992 improved compared to 1991 primarily due to the effects of a $7,300,000 annualized rate increase effected in February 1992 in the Missouri Business' service areas. Increased earnings were partially offset by warmer weather in 1992, which was 90% of normal and approximately 3% warmer than 1991.

    Net earnings in 1991 increased $2,260,000 compared to 1990 due principally to colder weather in 1991 which was 95% of normal and approximately 7% colder than 1990. Increased earnings in 1991 were partially offset by increases in interest expense allocated to the Missouri Business by Western Resources and increases in operating, maintenance and general and depreciation and amortization expenses.


    OPERATING REVENUES

    Revenues  in  1992,  1991  and  1990  were  $297,956,000,  $307,667,000  and
$302,163,000, respectively. Revenues are affected by the level of sales volumes and by the pass-through of increases or decreases in gas purchase costs through the Missouri Business' PGA clauses. Revenues decreased 3% in 1992 compared to 1991 due to a reduction in sales volumes of approximately 4% resulting from the warmer than normal weather in 1992 described above. The effect of the sales volume decrease in 1992 was partially offset by the rate increase effected in February 1992, also described above.

    Revenues increased approximately 2% in 1991 compared to 1990 due to an increase in sales volumes of approximately 7% resulting from the colder weather in 1991 described above. The effect of the sales volume increase in 1991 was partially offset by an 11% decrease in the average gas purchase cost per Mcf.

    GAS PURCHASE COSTS

    Gas purchases in  1992, 1991  and 1990 were  $183,001,000, $193,510,000  and
$202,229,000, respectively. Gas purchase costs are a function of weather related volumes and the average purchase gas cost per Mcf incurred. Average purchase gas costs incurred by the Missouri Business was $2.97 per Mcf in 1992, $3.00 in 1991 and $3.39 in 1990. Gas purchases decreased in 1992 due principally to the effects of warmer than normal weather, described above, and as a result of the decrease in average gas costs per Mcf. Gas purchase costs also decreased in 1991 as compared to 1990 as a result of an 11% decrease in the average purchase gas cost per Mcf. This decrease was partially offset by a weather related increase in sales volumes described above.

    OPERATING, MAINTENANCE AND GENERAL EXPENSES

    Operating, maintenance and general expenses were $66,908,000, $64,829,000 and $59,311,000 in 1992, 1991 and 1990, respectively. Expenses increased in 1992 compared to 1991 by approximately 3% due mainly to inflationary increases in operating costs and salaries. Expenses increased in 1991 compared to 1990 by approximately 9% due to increases in rental expenses as a result of added office space, cast iron main line repairs, and employee benefits.

    DEPRECIATION AND AMORTIZATION EXPENSES

    Depreciation and amortization expense in 1992, 1991 and 1990 was $13,172,000, $11,628,000 and $9,730,000, respectively. The increase in depreciation expense of $1,544,000 or 13% in 1992 compared to 1991 and the increase of $1,898,000 or 20% in 1991 compared to 1990 was due to increases in plant resulting from the effects of capital expenditures including the capital expenditures incurred for the service line replacement program initiated in 1989. Service line replacement capital expenditures in 1992, 1991 and 1990 were approximately $22,200,000, $19,000,000, and $14,200,000, respectively.

    OTHER INCOME (EXPENSES), NET


    Other income (expenses), net in 1992, 1991 and 1990 were ($7,617,000), ($9,990,000) and ($7,838,000), respectively. Other income (expenses) consists principally of interest expense allocated by Western Resources to the Missouri Business based on its consolidated interest expense. The variance in Western Resources average debt balance outstanding coupled with fluctuations in average interest rates resulted in fluctuations in interest expense incurred by Western Resources and ultimately allocated to the Missouri Business. Western Resources' weighted average interest rate was 7.6% in 1992, 8.0% in 1991 and 8.4% in 1990.


    Other, net includes the deferral and amortization of interest costs associated with the service line replacement program. Pursuant to accounting orders issued by the MPSC, the Missouri Business was authorized to defer service line replacement program costs including depreciation expense, property taxes, and related interest charges for subsequent recovery in future rates. Costs incurred from November 1989 through May 1990 were deferred and amortized over a three year period from May 1990 through April 1993. Additionally, costs incurred from July 1991 through September 1993 were also deferred and will be included in rate base and amortized in the cost of service beginning October 1993 for a period of 20 years. Other, net in 1992, 1991 and 1990 includes the net deferral (amortization) of interest costs incurred in connection with this program of approximately $1,388,000, ($630,000), and $604,000, respectively. The accounting treatment described above, in effect, matches the costs incurred in connection with the service line replacement program with related revenues collected from customers as a result of approved increases in rates.

FUTURE CAPITAL NEEDS AND RESOURCES

    The Company has needs for new funds beyond those required to fund the pending Missouri Acquisition and desires to refinance certain short-term debt. The Company also intends to refinance certain of its outstanding debt securities which mature in June 1994 in order to extend the maturity date. While management's decision not to pay cash dividends is a significant source of capital for the Company's present and future operations, the Company may require additional financing to fund the seasonal nature of the Company's gas utility operations and the future growth of its businesses.

    The Company has used its revolving credit facility, internally generated funds, and long-term debt to provide funding for its seasonal working capital, continuing construction programs, operational requirements, preferred dividend requirements, and periodic acquisitions. During the three years ended December 31, 1992, Southern Union spent approximately $77,000,000 on capital projects. Of that total, approximately $59,000,000 was incurred on normal expansion of its distribution system as well as relocation and replacement and approximately $18,000,000 was incurred for the acquisition of distribution operations. In addition, approximately $6,500,000 was incurred for the purchase of real estate. For the year ended December 31, 1993, the Company spent approximately $16,000,000 for capital expenditures, exclusive of any acquisitions of other natural gas distribution properties, which primarily has been used to fund normal distribution system replacement and expansion. For the year ended December 31, 1993, capital expenditures for the Missouri Business were approximately $38,000,000. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Investing Activities" in the 1992 Form 10-K that is incorporated by reference in this Prospectus.


    On September 30, 1993, Southern Union entered into a new revolving credit facility with a three year term (the "Revolving Credit Facility") initially underwritten by Texas Commerce Bank, N.A. for $80,000,000. On November 15, 1993, the Revolving Credit Facility was syndicated to five additional banks and the aggregate amount available to be borrowed was increased to $100,000,000. Borrowings under the Revolving Credit Facility are available for Southern Union's working capital and letter of credit requirements. The Revolving Credit Facility can also be used in part, but not to exceed $40,000,000, to fund acquisitions and capital expenditures and it provided the funds to complete the Rio Grande Acquisition. The Revolving Credit Facility contains certain financial covenants that, among other things, restrict cash and asset dividends, share repurchases, certain investments and additional debt. The Revolving Credit Facility is currently unsecured. Under certain conditions involving the issuance of secured debt of Southern Union, the Revolving Credit Facility automatically would become collateralized by a first priority lien on substantially all of the accounts receivable, inventory and certain related contract rights of the Company.


    On July 9, 1993 the Company entered into the Missouri Asset Purchase Agreement with Western Resources, pursuant to which the Company has agreed to purchase certain Missouri natural gas distribution operations. The purchase price payable at closing is $327,940,000 in cash, to be adjusted as of the closing date to reflect permitted capital expenditures and depreciation relating to the Missouri Business since March 31, 1993 and accounts receivable net of accounts payable as of closing. The actual purchase price will be based upon Western Resources' books and records as of the closing date of the Missouri Acquisition. Pursuant to the MPSC Stipulation, the additional purchase cost assigned to utility plant totalling approximately $44,000,000 may not be included in rate base nor its amortization in cost of service. In addition, the Missouri Business' rate base included in any filing for an increase in non-gas rates completed in the next ten years will be reduced initially by $30,000,000. This rate base adjustment will be reduced annually by $3,000,000 over this ten-year period. Based on the March 31, 1993 unaudited financial information provided to the Company prior to the signing of the Agreement, the adjusted purchase price for the Missouri Acquisition would have been approximately $360,000,000. The Company presently expects the Missouri Acquisition to close during the first quarter of 1994. See "The Missouri Acquisition."



    On December 31, 1993 the Company completed the sale of $50,000,000 of Common Stock in the Rights Offering. The net proceeds from the sale of Common Stock in the Rights Offering were used to repay borrowings from the Company's Revolving Credit Facility used to purchase Rio Grande and subsequently will be used to partially fund the Missouri Acquisition and provide working capital for operations. Proceeds from the sale of Senior Debt Securities, when added to the proceeds of the Rights Offering, will be sufficient to fund the Missouri Acquisition, refinance a portion of the Company's outstanding balance on its Revolving Credit Facility, and refinance the $20,000,000 balance of the Company's 10 1/8% notes due in 1994.


FINANCIAL CONDITION

    The discussions of the Company's financial condition, liquidity and capital resources contained in the 1992 Form 10-K and the Third Quarter Form 10-Q, that are incorporated by reference into this Prospectus, do not reflect the significant impact that the Missouri Acquisition will have on the Company (see "The Missouri Acquisition" and "Business -- Missouri Business") and should be read only in light of the information contained in this Prospectus.

                                    BUSINESS

    The Company is primarily engaged in various aspects of the natural gas business. The Company's principal line of business is the distribution of natural gas as a public utility through Southern Union Gas, a division of the Company. Southern Union Gas, which accounts for approximately 88% of the Company's total revenues, serves approximately 475,000 residential, commercial, industrial, agricultural and other customers in the states of Texas (including the cities of Austin, Brownsville, El Paso, Galveston and Port Arthur) and Oklahoma. The Company's subsidiaries, which have been established to support and expand natural gas sales and to capitalize on the Company's gas energy expertise, market natural gas to end-users, sell natural gas as a vehicular fuel, convert vehicles to operate on natural gas, operate intrastate and interstate natural gas pipeline systems and sell commercial gas air conditioning and other gas-fired engine-driven applications. The primary factors that affect the distribution and sale of natural gas are the seasonal nature of gas use, adequate and timely rate relief from regulatory authorities, competition from alternative fuels, competition within the gas business for industrial customers and volatility in the supply and price of natural gas. Southern Union has agreed to purchase certain Missouri natural gas operations that will nearly double the number of customers served by the Company's natural gas distribution systems and make the Company one of the top 15 gas utilities in the United States, as measured by number of customers. See "The Missouri Acquisition."

BUSINESS STRATEGY
    The Company is a sales and market-driven energy company whose management is committed to achieving profitable growth of its natural gas energy businesses in an increasingly competitive business environment. Management's strategies for achieving these objectives principally consist of: (i) promoting new sales opportunities and markets for natural gas; (ii) enhancing financial and operating performance; and (iii) expanding the Company through developing existing natural gas distribution systems and selectively acquiring additional natural gas distribution systems. Management developed and continually evaluates these strategies and their implementation by analyzing the energy industry, technological advances, market opportunities and general business trends.

    PROMOTING NEW SALES OPPORTUNITIES AND MARKETS FOR NATURAL GAS. The sales profile for a typical natural gas distribution system displays peak utilization in the winter months and relatively low utilization during the rest of the year. The Company has identified natural gas uses that should diminish these utilization gaps, as well as improve operational and financial efficiencies of the gas distribution system. Technologies such as natural gas driven chillers, air conditioners, water pumps, electric power co-generators and compressed natural gas fueled vehicles provide the Company with sales opportunities in and beyond its utility service areas without requiring substantial infrastructure investments.

    The benefits to the Company of successful execution of this strategy are beginning to be realized in increased natural gas sales in its existing service areas. Through shared savings and direct sales programs, the Company has assisted customers in the replacement of electric powered air conditioners with new gas driven air conditioners in six commercial sites. The superior performance demonstrated by these applications is providing additional data for use in marketing new sales and installations.

    Some states, including Texas and Oklahoma, have clean air legislation requiring alternative fuel usage in public fleets. Natural gas as a vehicular fuel is a viable ecological solution to attain the clean air standards mandated by such legislation. The Company is a 50% partner in the "Natural Gas Vehicle Technology Center" in Austin, Texas, which opened in 1991. Since opening, the center has converted approximately 1,300 vehicles, including those of government fleets, public transportation systems and private commercial fleets, which add approximately $850,000 in gas sales revenue on an annualized basis. Through its Econofuel subsidiary, the Company has opened eight public refueling stations and five private refueling stations throughout its Texas service areas.

    Water pumping for crop irrigation provides spring, summer and fall loads for the gas system and unregulated sales opportunities in and beyond the Company's regulated service areas in Texas and additional regulated sales in Oklahoma. Since the beginning of 1991, the Company has increased its annual sales revenue by more than $600,000 as a result of unregulated natural gas sales to over 278 newly connected water wells. The Company expects this market to continue to increase, particularly when approximately 140,000 acres of farmland throughout Texas, 460,000 acres throughout Oklahoma and 500,000 acres throughout Missouri begin to be systematically removed from the Conservation Reserve Program (CRP) in 1995.

    These developing markets for natural gas use offer additional sales opportunities that can result in profitable growth for the Company. This strategy will be continued in the Company's existing service areas and will be initiated in the service areas of systems acquired by the Company.


    ENHANCING FINANCIAL AND OPERATING PERFORMANCE. Rather than relying solely on rate increases to enhance their financial performance, Southern Union seeks to enhance its financial performance through improved and more cost effective ways to serve the customer and through increases in its sales base. In an effort to reduce costs and increase customer service, the Company has eliminated management layers through early retirement programs, computerized the dispatching of its customer service personnel, reduced overhead, lowered the cost of its maintenance and capital improvement programs through the use of outside contractors and reduced post-retirement and other employee benefits. In addition, since 1990, the Company has pushed decision-making down into the organization. Empowered employee teams examine the total process of their work and change or eliminate those steps that are inefficient or do not add value. The Company has developed recognition programs to reward employee innovation. The B.E.S.T. program (Building Employee Strategic Thinking) combines with programs for top performers, community service and safety to provide incentives to employees to enhance the Company's performance.


    Southern Union has worked with its regulators to implement progressive rate tariffs and has successfully implemented sales and transportation rate tariffs that provide the flexibility needed to compete by allowing it to negotiate rates to attract new load or to retain large customers. Southern Union has also received approval for weather normalization tariffs in service areas representing almost half of the Company's investment. These progressive tariffs help stabilize the customer's bill and the Company's earnings from the varying effects of weather. Southern Union's local utility service areas have also approved cost of service indexing tariffs that are designed to adjust billing rates for annual changes in operating and administrative expenses without the high costs associated with a full regulatory hearing.


    Through the Company's acquisitions, management believes the Company has been, and expects it to continue to be, able to realize benefits from the Company's expanded operations. Management believes that further opportunities for overhead and operational savings with respect to the combined operations are achievable.


    The Company works with local Chambers of Commerce and public officials, helps cities obtain state and federal projects, and strives to provide safe, environmentally clean natural gas at competitive prices in order to financially enhance both the community and the Company. Attracting new businesses to and promoting expansion of existing businesses in the Company's service areas can strengthen the local economy and create new sales opportunities for the Company. Employees are also encouraged to actively participate in community work. Company sponsorship of local charities, city projects and community causes are objectively evaluated and pursued.

    EXPANDING THE COMPANY THROUGH DEVELOPING EXISTING SYSTEMS AND SELECTIVELY ACQUIRING ADDITIONAL SYSTEMS. The Company has experienced steady annual growth in the residential utility customer base in each of its existing service areas. The stability of this market segment and increasingly active marketing in the commercial and industrial market segments in the communities it presently serves have permitted the Company to expand its systems through normal mainline extensions and programs designed to increase large volume sales load on existing mainlines.

    To complement this system development strategy, the Company has actively pursued acquisitions that management believes could profitably contribute to the Company's growth. Since 1990, the Company has acquired seven gas distribution systems in Texas. Collectively, these systems have added nearly 115,000 of Southern Union Gas' present customers representing approximately $47,700,000 of annual sales revenue to the Company. See "Acquisitions, Divestitures and Merger" in the Notes to the Company's Consolidated Financial Statements included in the 1992 Form 10-K that is incorporated by reference into this Prospectus. Southern Union's most recent acquisition was on September 30, 1993 when it acquired Rio Grande for approximately $31,050,000. Rio Grande presently serves approximately 75,000 customers in the south Texas counties of Willacy, Cameron and Hidalgo. Rio Grande's service areas include 32 towns and cities along the Mexican border, including Brownsville, Harlingen and McAllen, Texas. See the Third Quarter Form 10-Q that is incorporated by reference into this Prospectus.

    On July 9, 1993, Southern Union agreed to acquire the Missouri Business. The Missouri Business will add approximately 460,000 customers in western Missouri. If the Missouri Acquisition occurs, the Company will nearly double the number of customers served by its natural gas distribution systems and become one of the top 15 gas utilities in the United States, as measured by number of customers. In addition, the Missouri Acquisition will lessen the sensitivity of the Company's operations to weather risk and local economic conditions by diversifying operations into different geographic areas. See "The Missouri Acquisition." The incurrence of additional debt and issuance of new equity in connection with the Missouri Acquisition will significantly change the Company's capital structure. See "Capitalization" and "Unaudited Pro Forma Combined Condensed Financial Information."


REGULATION


    The Company's rates and operations, as well as those of the Missouri Business, are subject to regulation by federal, state and local authorities. In Texas, municipalities have primary jurisdiction over rates within their respective incorporated areas. Rates in adjacent environs areas and appellate matters are the responsibility of the Railroad Commission of Texas. Rates in Oklahoma are subject to regulation by the Oklahoma Corporation Commission. The FERC and the Texas Railroad Commission have jurisdiction over rates, facilities and services of WGI and Southern, respectively. In Missouri, rates are established by the MPSC on a system wide basis. The Missouri Business has non-exclusive franchises granted by the cities it serves and certificates of public convenience granted by the MPSC. The MPSC also must approve encumbrance of any assets necessary or useful in the performance of the Missouri Business.

    Gas service rates are established by regulatory authorities to collectively permit utilities to recover operating, administrative and finance costs, and to earn a return on equity. Gas costs are billed to customers through purchase gas adjustment clauses which permit the Company and the Missouri Business to adjust its sales price as the cost of purchased gas changes. The appropriate regulatory authority must receive notice of, and in Missouri approve, such adjustments prior to billing implementation. This is important because the cost of natural gas accounts for a significant portion of the Company's total expenses.


    The monthly customer bill contains a fixed service charge, a usage charge for service to deliver gas, and a charge for the amount of natural gas used. While the monthly fixed charge provides an even revenue stream, the usage charge increases the Company's annual revenue and earnings in the traditional heating load months when usage of natural gas increases. The majority of the Company's rate increases in Texas and Oklahoma in recent years have been reflected in increased monthly fixed charges which help stabilize earnings.


    The Company and the Missouri Business must support any service rate changes to its regulators using an historic test year of operating results adjusted to normal conditions and for any known and measurable revenue or expense changes. Because the rate regulatory process has certain inherent time delays, rate orders may not reflect the operating costs at the time new rates are put into effect.

    On February 10, 1993 the Company's South Texas service area received an annualized rate increase of $777,000. On June 10, 1993 the Austin City Council approved an ordinance reflecting (i) an approximate $1,700,000 base revenue increase, (ii) new and increased fees that will add approximately $250,000 annually, and (iii) weather normalization clause revisions. The Austin rate increase became effective as of July 1, 1993. On October 12, 1993 the El Paso City Council approved an ordinance reflecting an approximate revenue increase of $463,000. The El Paso rate increase became effective November 1, 1993. These rate increases should contribute significantly to Southern Union Gas' earnings in 1994. On October 5, 1993 the MPSC issued a rate order increasing the Missouri Business' natural gas rates by $9,750,000 annually. The MPSC rate order became effective on October 15, 1993.

    The following table summarizes the rate increases that have been granted over the last three years:

                                                                        1991       1992       1993
                                                                      ---------  ---------  ---------
                                                                          (THOUSANDS OF DOLLARS)
Southern Union Gas
  Austin, Texas.....................................................  $   3,311             $   1,948
  El Paso, Texas....................................................             $   1,741        463
  All other.........................................................        244      1,001        981
                                                                      ---------  ---------  ---------
                                                                          3,555      2,742      3,392
Missouri Business...................................................                 7,300      9,750
                                                                      ---------  ---------  ---------
                                                                      $   3,555  $  10,042  $  13,142
                                                                      ---------  ---------  ---------
                                                                      ---------  ---------  ---------

    The Missouri Business is required, pursuant to an MPSC order, to replace certain service and main lines. This has amounted to an annual capital expenditure of approximately $20,000,000. The MPSC has issued accounting orders in the past to allow the deferral for future recovery in rates of financing costs, depreciation and taxes. The Company believes the MPSC will allow the Company to continue such deferral and recovery.

SOUTHERN UNION GAS

    STATISTICS OF GAS UTILITY AND RELATED OPERATIONS. The following table shows certain operating statistics of Southern Union Gas for the periods indicated:

                                                                                                      NINE MONTHS
                                                                      YEAR ENDED DECEMBER 31, (A)        ENDED
                                                                    -------------------------------  SEPTEMBER 30,
                                                                      1990       1991       1992       1993 (B)
                                                                    ---------  ---------  ---------  -------------
Average number of gas sales customers served:
  Residential.....................................................    374,990    394,508    365,187      372,350
  Commercial......................................................     28,784     30,132     25,853       26,050
  Industrial and irrigation.......................................        895        861        796          767
  Public authorities and other....................................      2,415      2,521      2,206        2,213
  Pipeline and marketing..........................................         55         55        157          184
                                                                    ---------  ---------  ---------  -------------
    Total average customers served................................    407,139    428,077    394,199      401,564
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------
Gas sales in millions of cubic feet (MMcf):
  Residential.....................................................     22,147     23,102     21,356       15,642
  Commercial......................................................     10,294     10,466      9,059        6,855
  Industrial and irrigation.......................................      4,692      2,880      2,881        1,960
  Public authorities and other....................................      3,838      3,545      3,002        2,040
  Pipeline and marketing..........................................      2,628      4,949     14,849        4,987
                                                                    ---------  ---------  ---------  -------------
    Gas sales billed..............................................     43,599     44,942     51,147       31,484
  Net change in unbilled gas sales................................       (304)    (1,263)       (43)      (2,124)
                                                                    ---------  ---------  ---------  -------------
    Total gas sales...............................................     43,295     43,679     51,104       29,360
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------
Gas sales revenues (thousands of dollars):
  Residential.....................................................  $ 113,432  $ 119,604  $ 102,028    $  81,319
  Commercial......................................................     43,329     44,011     34,261       28,885
  Industrial and irrigation.......................................     14,473      9,519      8,655        6,770
  Public authorities and other....................................     13,674     12,409      9,437        7,265
  Pipeline and marketing..........................................      7,515     11,817     28,793       11,630
                                                                    ---------  ---------  ---------  -------------
    Gas revenues billed...........................................    192,423    197,360    183,174      135,869
  Net change in unbilled gas sales revenues.......................        482     (7,499)       214       (8,000)
                                                                    ---------  ---------  ---------  -------------
    Total gas sales revenues......................................  $ 192,905  $ 189,861  $ 183,388    $ 127,869
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------
Gas sales margin (thousands of dollars)(c)                          $  74,354  $  80,623  $  80,470    $  60,003
                                                                    ---------  ---------  ---------  -------------
                                                                    ---------  ---------  ---------  -------------
Gas sales revenue per thousand cubic feet (Mcf) billed:(d)
  Residential.....................................................  $   5.121  $   5.177  $   4.777  $     5.199
  Commercial......................................................      4.209      4.205      3.782        4.214
  Industrial and irrigation.......................................      3.084      3.305      3.004        3.454
  Public authorities and other....................................      3.563      3.500      3.144        3.561
  Pipeline and marketing..........................................      2.860      2.388      1.939        2.332
Weather effect:
  Degree days(e)                                                        2,348      2,439      2,020        1,108
  Percent of normal, based on 30-year average.....................         87%        95%        91%          83  %
Gas transported in millions of cubic feet (MMcf)..................      5,592      8,608     25,438       17,728
Gas transportation revenues (thousands of dollars)................  $   4,460  $   5,686  $   5,943  $     4,623

- ------------------------------
(a) Includes the Andrews, South Texas, Nixon and Brazos River operations that were acquired since 1990 and the Arizona operations that were sold in 1991, for the time periods they were owned.
(b) The Company's operations are seasonal in nature, with a significant percentage of its annual revenues and earnings occurring during the traditional heating-load months. Results of operations historically are more favorable in the first quarter (the three months ended March 31) of the Company's fiscal year with results of operations being next most favorable in the fourth quarter. Results for the second and third quarters are typically less favorable. Accordingly, the results of operations of an interim period are not necessarily indicative of results of operations for an annual period.
(c)   Gas sales revenues less purchased gas costs is equal to gas sales margin.
(d) Gas price billed in 1992 was lower than amounts billed in 1991 and 1990 due to lower gas costs.
(e) "Degree days" are a measure of the coldness of the weather experienced. A Degree day is equivalent to each degree that the daily mean temperature for a day falls below 65 degrees Fahrenheit.

     COMPETITION. Southern Union Gas is not currently in significant direct competition with any other distributors of natural gas to residential and small commercial customers within its service areas. In recent years, certain large volume customers, primarily industrial and significant commercial customers, have had opportunities to access alternative natural gas supplies and, in some instances, delivery service from pipeline systems. The Company has offered transportation arrangements to customers who secure their own gas supplies. These transportation arrangements, coupled with the efforts of the Company's marketing subsidiary, Mercado, enable the Company to provide competitively priced gas service to these large volume customers. See "Business -- Other Company Operations." In addition, the Company has successfully used flexible rate provisions, when needed, to prevent by-pass of the Company's distribution system.


    As an energy provider, Southern Union Gas also competes with alternative energy sources, particularly electricity and also propane, coal, natural gas liquids and other refined products available in the Company's service areas. At present rates, the cost of electricity to residential and commercial customers in Southern Union Gas' service areas generally is higher than the effective cost of Southern Union Gas' natural gas service. There can be no assurances, however, that future fluctuations in gas and electric costs will not reduce the cost advantage of natural gas service.

    The following operating cost analysis provides a comparison of annual gas and electric costs for two typical residential energy applications in the two largest cities (which represent approximately 62% of Southern Union Gas' present customers) served by Southern Union Gas:

                                                                   AUSTIN, TEXAS               EL PASO, TEXAS
                                                             --------------------------  --------------------------
APPLICATION                                                    GAS (A)    ELECTRIC (B)     GAS (A)    ELECTRIC (B)
- -----------------------------------------------------------  -----------  -------------  -----------  -------------
Water Heater (c)...........................................   $     102     $     280     $      76     $     292
Furnace
  Gas......................................................   $     105        --         $     124        --
  Electric Heat Pump.......................................      --         $     261        --         $     492
  Electric Resistance......................................      --         $     480        --         $     904

- ------------------------
(a) Gas prices contain the (i) cost of service rates effective since July 1993 for Austin, Texas and since January 1992 for El Paso, Texas and (ii) cost of gas rates based on average area prices for the twelve months ended September 1993. The combined service and gas rates amount to $.4110 per hundred cubic feet (CCF) of gas in Austin, Texas and $.3071 per CCF of gas in El Paso, Texas.
(b) Annual average electric rates were used to calculate electric water heater costs. Winter average electric rates were used to calculate furnace costs. The Austin annual average electric rate was $.0933 per kilowatt hour
      (KWH), and the winter average rate was $.0833 per KWH. The El Paso annual average electric rate was $.09744 per KWH, and the winter average rate was $.09952 per KWH.
(c) Based on Department of Energy first hour rating test procedure, an average family uses 64.3 gallons of hot water per day.

Although commercial and industrial customers typically pay lower prices for gas and electric services, the Company believes that similar gas price advantages exist for commercial and industrial applications. In addition, the cost of expansion for peak load requirements of electricity in some of Southern Union Gas' service areas has provided opportunities to allow energy switching to natural gas pursuant to integrated resource planning techniques. Electric competition has responded by offering equipment rebates and incentive rates.

    Competition between the use of fuel oil and natural gas, particularly by industrial, electric generation and agricultural customers, has increased as oil prices have decreased. While competition between such fuels is generally more intense outside Southern Union Gas' service areas, this competition affects the nationwide market for natural gas. Additionally, the general economic conditions in its service areas continue to affect certain customers and market areas, thus impacting the results of Southern Union Gas' operations.

    GAS SUPPLY. The low cost for natural gas service is attributable to efficient operations and the Company's ability to contract for natural gas using favorable mixes of long-term and short-term supply arrangements and favorable transportation contracts. The Company has been directly acquiring its gas supplies since the mid 1980s when interstate pipeline systems opened their systems for transportation service. The Company has the organization, personnel and equipment necessary to dispatch and monitor gas volumes on a daily and even hourly basis to ensure reliable service to customers.


    This experience will be of major significance in the post FERC Order 636 procurement environment. FERC Order 636 promotes the "unbundling" of services offered by interstate pipeline companies and allows them to sell gas at market based rates. As a result, gas purchase decisions and associated risks now shift from the pipeline companies to the gas distributors. The increased demands on distributors to manage effectively their gas supply in an environment of volatile gas prices will provide an advantage to distribution companies such as Southern Union Gas that have demonstrated a history of contracting favorable and efficient gas supply arrangements in an open market system.


    The majority of Southern Union Gas' 1992 gas requirements for utility operations were delivered under long-term transportation contracts through five major pipeline companies. These contracts have various expiration dates ranging from 1995 through 2011. Southern Union Gas also purchases significant volumes of gas under long-term and short-term arrangements with suppliers. The amounts of such short-term purchases are contingent upon price. Southern Union Gas has firm supply commitments for all areas that are supplied with gas purchased under short-term arrangements.


    CURTAILMENT EXPERIENCE. Gas sales and/or transportation contracts with interruption provisions, whereby large volume users purchase gas with the understanding that they may be forced to shut down or switch to alternate sources of energy at times when the gas is needed for higher priority customers, have been utilized for load management by Southern Union Gas and the gas industry as a whole for many years. In addition, during times of special supply problems, curtailments of deliveries to customers with firm contracts may be made in accordance with guidelines established by appropriate federal and state regulatory agencies. There have been no supply-related curtailments of deliveries to any of Southern Union Gas' utility customers during the last ten years.


    The following table shows, for each Southern Union Gas principal service area, the percentage of gas utility revenues and sales volume for 1992, the average cost per Mcf of gas in 1992, and the primary delivery systems:


                                   PERCENT OF      PERCENT OF
                                   GAS UTILITY     GAS UTILITY        1992              PRIMARY DELIVERY SYSTEMS
                                    REVENUES      SALES VOLUME    AVERAGE COST   --------------------------------------
SERVICE AREA                         IN 1992         IN 1992         PER MCF                MAJOR PIPELINES
- --------------------------------  -------------  ---------------  -------------  --------------------------------------
El Paso, Texas..................          32%             32%       $1.89        El Paso Natural Gas Company
Austin, Texas...................          27               20             1.99   Valero Transmission Company
Port Arthur, Texas..............           6                4             2.56   Midcon Texas Pipeline Company
Galveston, Texas................           4                3             2.33   Houston Pipeline Company
                                         ---              ---
                                          69               59

                                                                                            LOCAL PIPELINES
                                                                                 --------------------------------------
Pipeline and marketing..........          16              29            1.80     Various
Panhandle.......................          10               9            2.49     Various
West Texas......................           3               2            2.05     Various
South Texas.....................           2               1            3.28     Valero Transmission Company
                                         ---             ---
                                          31              41
                                         ---             ---
                                         100%            100%
                                         ---             ---
                                         ---             ---

MISSOURI BUSINESS

    STATISTICAL INFORMATION. The Missouri Business that Southern Union has agreed to acquire serves approximately 460,000 residential, commercial, industrial and public authority customers in western Missouri. These customers are located in approximately 147 communities, including the cities of Kansas City, St. Joseph and Joplin, Missouri. See "The Missouri Acquisition."

    The following table shows certain operating statistics of the Missouri Business for the periods indicated:

                                                                                                     NINE MONTHS
                                                                    YEAR ENDED DECEMBER 31,             ENDED
                                                             -------------------------------------  SEPTEMBER 30,
                                                                1990         1991         1992        1993 (A)
                                                             -----------  -----------  -----------  -------------
Average number of gas sales customers served:
  Residential..............................................      404,542      397,447      399,421       393,489
  Commercial...............................................       38,200       50,609       57,615        57,093
  Industrial...............................................          234          238          249           259
                                                             -----------  -----------  -----------  -------------
    Total average customers served.........................      442,976      448,294      457,285       450,841
                                                             -----------  -----------  -----------  -------------
                                                             -----------  -----------  -----------  -------------
Gas sales in millions of cubic feet (MMcf):
  Residential..............................................       41,763       43,506       39,839        35,197
  Commercial...............................................       17,731       20,962       19,450        17,080
  Industrial...............................................        1,577        1,062        1,254           295
                                                             -----------  -----------  -----------  -------------
    Gas sales billed.......................................       61,071       65,530       60,543        52,572
  Net change in unbilled gas sales.........................       (1,271)      (1,688)       1,043        (4,838)
                                                             -----------  -----------  -----------  -------------
    Total gas sales........................................       59,800       63,842       61,586        47,734
                                                             -----------  -----------  -----------  -------------
                                                             -----------  -----------  -----------  -------------
Gas sales revenues (thousands of dollars):
  Residential..............................................  $   211,052  $   207,448  $   195,073   $   167,002
  Commercial...............................................       79,370       88,267       84,995        75,795
  Industrial...............................................        7,214        4,479        4,406         1,773
                                                             -----------  -----------  -----------  -------------
    Gas revenues billed....................................      297,636      300,194      284,474       244,570
  Net change in unbilled gas sales revenues................       (6,216)      (5,668)       3,618       (16,612)
                                                             -----------  -----------  -----------  -------------
    Total gas sales revenues...............................  $   291,420  $   294,526  $   288,092   $   227,958
                                                             -----------  -----------  -----------  -------------
                                                             -----------  -----------  -----------  -------------
Gas sales margin (thousands of dollars) (b)................  $    89,191  $   101,016  $   105,091   $    86,717
                                                             -----------  -----------  -----------  -------------
                                                             -----------  -----------  -----------  -------------
Gas sales revenue per thousand cubic feet (Mcf) billed:
  Residential..............................................  $     5.054  $     4.768  $     4.897  $      4.745
  Commercial...............................................        4.476        4.211        4.369         4.438
  Industrial...............................................        4.575        4.218        3.514         6.009
Weather effect:
  Degree days (c)..........................................        4,686        5,017        4,852         3,656
  Percent of normal, based on 30-year average..............           89%          95%          90%          108 %
Gas transported in millions of cubic feet (MMcf)...........       25,094       27,720       26,381        20,227
Gas transportation revenues (thousands of dollars).........  $     8,908  $    11,063  $     7,888  $      4,757

- ------------------------
(a) The operations of the Missouri Business are seasonal in nature, with a significant percentage of its annual revenues and earnings occurring during the traditional heating-load months. Accordingly, the operations of an interim period are not necessarily indicative of operations for an annual period. Net earnings for the nine months ended September 30, 1993 were positively impacted by the colder than normal weather during the 1993 winter heating-load months.
(b)   Gas sales revenues less purchased gas costs is equal to gas sales margin.
(c) "Degree days" are a measure of the coldness of the weather experienced. A Degree day is equivalent to each degree that the daily mean temperature for a day falls below 65 degrees Fahrenheit.

    GAS SUPPLY. Natural gas is delivered under long-term contracts through three pipeline companies. These contracts have various expiration dates ranging from 1995 through 2009. Natural gas supplies are purchased under long-term and short-term arrangements with suppliers. The amounts purchased under short-term arrangements are contingent upon price. The Missouri Business has firm supply commitments for all areas that are supplied with gas purchased under short-term arrangements. Recent curtailments in Missouri have been the result of the 1993 flooding of the Missouri River.



    The average cost per Mcf of gas in 1992 was $2.79 in the areas served by the Missouri Business. The primary source of gas supply during 1992 was Williams Natural Gas Company ("WNG"), which provided approximately 37% of the gas supply requirements. Effective October 1, 1993, pursuant to FERC Order 636, WNG will provide transportation services only. Gas supply services previously provided by WNG are provided by other suppliers including Amoco Production Company, Occidental Petroleum Corporation and GPM Gas Services Company.


    COMPETITION. The Missouri Business is not currently in significant competition with any other distributors of natural gas to residential and small commercial customers within its service areas. In recent years, certain large volume customers, primarily industrial and significant commercial customers, have had opportunities to access alternative natural gas supplies and, in some instances, delivery from pipeline systems. As an energy provider, the Missouri Business also competes with alternative energy sources, particularly electricity and also propane, coal, natural gas liquids and other refined products available in the Company's service areas. At present rates, the cost of electricity to residential and commercial customers in the Missouri Business's service areas generally is higher than the effective cost of the Missouri Business's natural gas service.

    The following operating cost analysis provides a comparison of annual gas and electric costs for two typical residential energy applications in Kansas City, Missouri, the largest city served by the Missouri Business (which represents approximately 85% of the Missouri Business' present customers):

                                                                       KANSAS CITY, MISSOURI
                                                                      ------------------------
APPLICATION                                                             GAS (A)    ELECTRIC(A)
- --------------------------------------------------------------------  -----------  -----------
Water Heater (b)....................................................   $      97    $     225
Furnace
  Gas...............................................................   $     275       --
  Electric Heat Pump................................................      --        $     604
  Electric Resistance...............................................      --        $   1,110

- ------------------------
(a) Gas prices are based on the average gas bills for the last twelve month period. This amounts to $.39239 per CCF of gas in Missouri. Average annual electric rates (used to calculate water heater costs) were $.075 per KWH. Winter average electric rates (used to calculate furnace costs) were $.070 per KWH. Furnace consumption is based on normal heating loads for Kansas City, Missouri.
(b) Based on Department of Energy first hour rating test procedure, an average family uses 64.3 gallons of hot water per day.

    EMPLOYEES. Southern Union has agreed to employ certain employees of Western Resources involved in the Missouri Business. See "The Missouri Acquisition." The Company presently expects that the number of such employees will not exceed 1,144, of which presently 842 are paid on an hourly basis and 302 are paid on a salary basis. Approximately 80% of the hourly paid employees of the Missouri Business are represented by unions. If the Missouri Acquisition occurs, then Southern Union will become subject to the collective bargaining agreements relating to those employees. The Company believes that the relations that Western Resources has had with these employees are good. Although there have been and may be disputes with such collective bargaining units, no such disputes have disrupted the Missouri Business for at least 20 years.

    PROPERTIES.   The Missouri Business'  system consists of approximately 6,900 miles of mains and approximately 3,100 miles of service lines. The Company considers this system to be in good condition and to be well maintained.

    LEGAL PROCEEDINGS. The Missouri Business is subject to various legal proceedings that management of the Company considers to be the normal kinds of actions to which an enterprise of its size and nature might be subject, and which management considers not to be material to the operations or financial condition either to the Missouri Business or the Company as a whole.

    ENVIRONMENTAL. The Missouri Business owns or is otherwise associated with a number of sites where manufactured gas plants were previously operated. These plants were commonly used to supply gas service in the late 19th and early 20th centuries, in certain cases by corporate predecessors to Western Resources. By-products and residues from manufactured gas could be located at these sites and at some time in the future may require remediation by the U.S. Environmental Protection Agency ("EPA") or delegated state regulatory authority. By virtue of notice under the Missouri Asset Purchase Agreement and its preliminary, non-invasive review, the Company is aware of eleven such sites in the service territory of the Missouri Business. Based on information reviewed thus far, it appears that neither Western Resources nor any predecessor in interest ever owned or operated at least three of those sites. Western Resources has informed the Company that it was notified in 1991 by the EPA that the EPA was evaluating one of the sites (in St. Joseph, Missouri) for any potential threat to human health and the environment. Western Resources has also advised the Company that to date, the EPA has not notified it that any further action may be required. Evaluation of the remainder of the sites by appropriate federal and state regulatory authorities may occur in the future. At the present time and based upon the preliminary information available to it, the Company believes that the costs of any remediation efforts that may be required for these sites for which it may ultimately have responsibility will not exceed the aggregate amount subject to substantial sharing by Western Resources pursuant to the Environmental Liability Agreement to be entered into at the closing of the Missouri Acquisition. See "The Missouri Acquisition -- Environmental." In addition, the Company is aware of the existence of other significant potentially responsible parties from whom contribution for remediation would be sought, and would expect to make claims upon its insurers (Western Resources has already done so on its own behalf) and institute appropriate requests for rate relief. The Company is not presently aware of any other environmental matters in the Missouri Business which could reasonably be expected to have a material impact on its operations or financial position.

OTHER COMPANY OPERATIONS

    Southern Union's subsidiaries, which have been established to support and expand natural gas sales and to capitalize on the Company's gas energy expertise, market natural gas to end-users, sell natural gas as a vehicular fuel, convert vehicles to operate on natural gas, operate intrastate and interstate natural gas pipeline systems and sell commercial gas air conditioning and other gas-fired engine-driven applications.

    WGI, a wholly owned subsidiary of Southern Union, operates interstate pipeline systems principally serving the Company's gas distribution properties in the El Paso, Texas area and in the Texas and Oklahoma panhandles. During 1992, the FERC implemented new regulations under Order 636 that provided for a restructuring of the pipeline industry. Pursuant to these regulations, WGI will provide unbundled transportation service for those gas volumes which enter the pipeline's transmission system. The new regulations provide the opportunity for WGI to move toward being a pure transporter, to eliminate gas gathering functions, and to depreciate investments in production and gathering plant on an accelerated basis. In November 1991, WGI commenced transportation service into Juarez, Mexico via the Company's Del Norte interconnect with Petroleos Mexicanos ("PEMEX"). This service is authorized pursuant to a Presidential Permit issued by the FERC. Total volumes transported into Mexico during 1992 were approximately 15,000 MMcf.

    Southern, a wholly owned subsidiary of Southern Union, owns and operates an intrastate pipeline that connects the cities of Lockhart, Luling, Cuero, Shiner, Yoakum and Gonzales, Texas as well as an industrial customer in Port Arthur, Texas. Southern also owns a transmission line which supplies gas to the community of Sabine Pass, Texas.

    Mercado, a wholly owned subsidiary of Southern Union, markets natural gas to various large volume customers. Mercado's sales and purchase activities are made through short-term contracts. These contracts and business activities are not subject to direct rate regulation.

    Econofuel, a wholly owned subsidiary of Southern Union, was formed in 1990 to market and sell natural gas for natural gas vehicles ("NGVs") as an alternative fuel to gasoline. Econofuel owns fuel dispensing equipment in Austin, El Paso, Port Arthur and Galveston, Texas located at independent retail fuel stations for NGVs. These stations serve fleet and other public vehicles which have been converted to operate on natural gas. In 1991, Econofuel together with Natural Gas Development Company, Inc. formed a joint venture and, in 1992, opened the Natural Gas Vehicle Technology Centers, L.L.P. in Austin, Texas which converts gasoline-driven vehicles to operate using natural gas.

    SUEPASCO, a wholly owned subsidiary of Southern Union, was formed during 1992 to market and sell commercial gas air conditioning, irrigation pumps and other gas-fired engine driven applications and related services.

    Southern Union Energy International, Inc., a wholly owned subsidiary of Southern Union, was also formed during 1992 to participate in energy related projects internationally.

    The Company also holds investments in commercially developed real estate as well as undeveloped tracts of land through its wholly owned subsidiary, Lavaca Realty Company. Most of these properties are related primarily to the Company's energy business operations. The Company intends to sell the properties not primarily related to the Company's energy business if and when commercially reasonable and practicable.

                   DESCRIPTION OF THE SENIOR DEBT SECURITIES



    The Senior Debt Securities are to be issued under an indenture as supplemented from time to time (the "Indenture"), to be executed by Southern Union and The Chase Manhattan Bank (National Association), as trustee (the "Trustee"), as shall be set forth in the Prospectus Supplement relating to Senior Debt Securities being offered thereby. The form of the Indenture is filed as an exhibit to the Registration Statement. The statements made under this heading relating to the Senior Debt Securities and the Indenture are summaries of the provisions thereof and do not purport to be complete. Parenthetical references below are to the Indenture or to sections of the Trust Indenture Act of 1939, as amended (the "TIA") (certain provisions of which govern the terms of the Indenture), and, whenever any particular provision of the Indenture or the TIA or any defined term used therein is referred to, such provision or defined term is incorporated by reference as a part of the statement in connection with which such reference is made, and the statement in connection with which such reference is made is qualified in its entirety by such reference. Capitalized terms used herein but not otherwise defined shall have the meaning assigned to them in the Indenture.


GENERAL


    The Senior Debt Securities will be direct, unsecured obligations of Southern Union and will rank equally with all other unsecured and unsubordinated indebtedness of Southern Union. The Senior Debt Securities may be issued in one or more series. The particular terms of each series of Senior Debt Securities, as well as any modifications of or additions to the general terms of the Senior Debt Securities as described herein that may be applicable in the case of a particular series of Senior Debt Securities, will be described in the Prospectus Supplement relating to such series of Senior Debt Securities. Accordingly, for a description of the terms of a particular series of Senior Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of Senior Debt Securities set forth in this Prospectus.



    Reference is made to the Prospectus Supplement for the following terms of the Senior Debt Securities being offered thereby: (1) the title of such Senior Debt Securities; (2) any limit on the aggregate principal amount of such Senior Debt Securities; (3) the percentage of the principal amount at which such Senior Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof or the method by which such portion shall be determined; (4) the date or dates, or the method by which such date or dates will be determined or extended, on which the principal of such Senior Debt Securities will be payable; (5) the rate or rates at which such Senior Debt Securities will bear interest, if any, or the method by which such rate or rates shall be determined; (6) the date or dates from which interest, if any, on such Senior Debt Securities shall accrue or the method by which such date or dates shall be determined, the dates on which such interest, if any, will be payable and the Regular Record Date, if any, for the interest payable on any Registered Security of the series on any Interest Payment Date, or the method by which any such date shall be determined, and the basis on which interest shall be calculated if other than on the basis of a 360-day year of twelve 30-day months;
(7) the period or periods within which, the price or prices at which, the Currency in which, and the other terms and conditions upon which, such Senior Debt Securities may be redeemed in whole or in part, at the option of Southern Union; (8) the obligation, if any, of Southern Union to redeem, repay or purchase such Senior Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof and the period or periods within which or the date or dates on which, the price or prices at which, the Currency in which, and the other terms and conditions upon which, such Senior Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (9) whether such Senior Debt Securities are to be issuable as Registered Securities or Bearer Securities or both, and whether such Senior Debt Securities are to be issuable, either temporarily or permanently, in global form and, if so, whether beneficial owners of interests in any such permanent global security may exchange such interests for Senior Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a global security, the identity of the depository for such series; (10) if other than U.S. dollars, the Currency in which such Senior Debt Securities will be denominated and in which the principal of (and premium, if any) and any interest on such Senior Debt Securities will be payable; (11) whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Senior Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may be based on one or more Currencies, commodities, equity indices or other indices) and the manner in which such amounts shall be determined; (12) whether Southern Union or Holder may elect payment of the principal of (and premium, if any) or interest, if any, on such Senior Debt Securities in one or more Currencies other than that in which such Senior Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of determining the exchange rate between the Currency in which such Senior Debt Securities are denominated or stated to be payable and the Currency in which such Senior Debt Securities are to be so payable; (13) the place or places, if any, other than or in addition to New York, New York where the principal of (and premium, if any) and any interest on such Senior Debt Securities shall be payable, any Registered Securities of the series may be surrendered for registration of transfer, such Senior Debt Securities may be surrendered for exchange and notice or demands to or upon Southern Union in respect of such Senior Debt Securities and the Indenture may be served; (14) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which any Registered Securities of the series shall be issuable and, if other than the denomination of $5,000, the denomination or denominations in which any Bearer Securities of the series shall be issuable; (15) the identity of the Trustee for such Senior Debt Securities and, if other than the Trustee, the Security Registrar and/or the Paying Agent; (16) the applicability, if at all, to such Senior Debt Securities of the provisions of Article Fourteen of the Indenture described under "Defeasance and Covenant Defeasance" and any provisions in modification of, in addition to or in lieu of any of the provisions of such Article; (17) the Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary global security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture; (18) whether and under what circumstances Southern Union will pay Additional Amounts as contemplated by Section 1005 of the Indenture on such Senior Debt Securities to any Holder who is not a United States person (including any modification to the definition of such term as contained in the Indenture as originally executed) in respect of any tax, assessment or governmental charge and, if so, whether Southern Union will have the option to redeem such Senior Debt Securities rather than pay such Additional Amounts (and the terms of any such option); (19) provisions, if any, granting special rights to the Holders of such Senior Debt Securities upon the occurrence of such events as may be specified; (20) any deletions from, modifications of or additions to the Events of Default or covenants of Southern Union with respect to such Senior Debt Securities, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants set forth herein; (21) the date as of which any Bearer Securities of the series and any temporary global security shall be dated if other than the date of original issuance of the first of such Senior Debt Securities; (22) if such Senior Debt Securities are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; (23) the designation of the initial Exchange Rate Agent, if any; and (24) any other terms of such Senior Debt Securities.



    The Indenture does not contain any provisions which may afford the Holders of Senior Debt Securities of any series protection in the event of a highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the Senior Debt Securities. Any provision that does provide such protection, if applicable to the Senior Debt Securities, will be described in the Prospectus Supplement relating thereto.



    The Indenture provides that the Senior Debt Securities referred to on the cover page of this Prospectus and additional unsubordinated, unsecured debt securities of Southern Union unlimited as to aggregate principal amount may be issued in one or more series thereunder, in each case as authorized from time to time by the Board of Directors of Southern Union. (Section 301) The Senior Debt Securities referred to on the cover page of this Prospectus and any such additional debt securities so issued under the Indenture are herein collectively referred to, when a single Trustee is acting for all, as the "Indenture Securities." The Indenture also provides that there may be more than one Trustee under the Indenture, each with respect to one or more different series of Indenture Securities. See also "Resignation of Trustee" herein. At a time when two or more Trustees are acting, each with respect to only certain series, the term "Indenture Securities" as used herein shall mean the one or more series with respect to which each respective Trustee is acting. In the event that there is more than one Trustee under the Indenture, the powers and trust obligations of each Trustee as described herein shall extend only to the one or more series of Indenture Securities for which it is Trustee. If more than one Trustee is acting under the Indenture, then the Indenture Securities (whether of one or more than one series) for which each Trustee is acting shall in effect be treated as if issued under separate indentures.



    Some or all of the Senior Debt Securities may be issued under the Indenture as original issue discount Senior Debt Securities (bearing no interest or interest at a rate that at the time of issuance is below market rates) to be issued at prices below their stated principal amounts. Federal income tax consequences and other special considerations applicable to any such original issue discount Senior Debt Securities will be described in the Prospectus Supplement relating thereto.



    The Indenture does not contain any provisions that would limit the ability of Southern Union to incur indebtedness. Reference is made to the Prospectus Supplement related to the series of Senior Debt Securities offered thereby for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of Southern Union applicable to such Senior Debt Securities that are described herein.



    Under the Indenture, Southern Union will have the ability to issue Senior Debt Securities with terms different from those of Senior Debt Securities previously issued, without the consent of the Holders, to reopen a previous issue of a series of Senior Debt Securities and issue additional Senior Debt Securities of such series, in an aggregate principal amount determined by Southern Union. (Section 301)


DENOMINATIONS, REGISTRATION AND TRANSFER


    Senior Debt Securities of a series may be issuable solely as Registered Securities, solely as Bearer Securities or as both Registered Securities and Bearer Securities. Registered Securities will be issuable in denominations of $1,000 and integral multiples of $1,000 and Bearer Securities will be issuable in the denomination of $5,000 or, in each case, in such other denominations as may be in the terms of the Senior Debt Securities of any particular series. The Indenture also provides that Senior Debt Securities of a series may be issuable in global form. (Section 302) Unless otherwise indicated in the Prospectus Supplement, Bearer Securities will have interest coupons attached. (Section 201)


    Registered Securities of any series will be exchangeable for other Registered Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations. If (but only if) provided in the Prospectus Supplement, Bearer Securities (with all unmatured coupons, except as provided below, and all matured coupons in default) of any series may be exchanged for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In such event, Bearer Securities surrendered in a permitted exchange for Registered Securities between a Regular Record Date or a Special Record Date and the relevant date for payment of interest shall be surrendered without the coupon relating to such date for payment of interest, and interest will not be payable on such date for payment of interest in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Unless otherwise specified in the Prospectus Supplement, Bearer Securities will not be issued in exchange for Registered Securities. (Section 305)


    The Senior Debt Securities may be presented for exchange as described above, and Registered Securities may be presented for registration of transfer (duly endorsed or accompanied by a written instrument of transfer), at the corporate trust office of the Trustee in New York, New York or at the office of any transfer agent designated by Southern Union for such purpose with respect to any series of Senior Debt Securities and referred to in the Prospectus Supplement. No service charge will be made for any transfer or exchange of Senior Debt Securities, but Southern Union may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section
305) If a Prospectus Supplement refers to any transfer agent (in addition to the Trustee) initially designated by Southern Union with respect to any series of Senior Debt Securities, Southern Union may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that, if Senior Debt Securities of a series are issuable solely as Registered Securities, Southern Union will be required to maintain a transfer agent in each Place of Payment for such series and, if Senior Debt Securities of a series may be issuable both as Registered Securities and as Bearer Securities, Southern Union will be required to maintain (in addition to the Trustee) a transfer agent in a Place of Payment for such series located outside the United States. Southern Union may at any time designate additional transfer agents with respect to any series of Senior Debt Securities. (Section 1002)



    Southern Union shall not be required to (i) issue, register the transfer of or exchange Senior Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Senior Debt Securities of that series to be redeemed and ending at the close of business on (A) if Senior Debt Securities of the series are issuable only as Registered Securities, the day of mailing of the relevant notice of redemption and (B) if Senior Debt Securities of the series are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if Senior Debt Securities of the series are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; (iii) exchange any Bearer Security selected for redemption, except to exchange such Bearer Security for a Registered Security of that series and like tenor which is simultaneously surrendered for redemption; or (iv) issue, register the transfer of or exchange any Senior Debt Securities which has been surrendered for repayment at the option of the Holder, except the portion, if any, thereof not to be so repaid. (Section 305)



GLOBAL SECURITIES


    The registered Senior Debt Securities of a series may be issued in the form of one or more fully registered global Senior Debt Securities (a "Registered Global Security") that will be deposited with a depositary (a "Depositary") or with a nominee for a Depositary identified in the Prospectus Supplement relating to such series and registered in the name of the Depositary or a nominee thereof. In such case, one or more Registered Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding registered Senior Debt Securities of the series to be represented by such Registered Global Security or Registered Global Securities. Unless and until it is exchanged in whole or in part for Senior Debt Securities in definitive registered form, a Registered Global Security may not be transferred except as a whole by the Depositary for such Registered Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor. The Depositary currently accepts only Senior Debt Securities that are denominated in U.S. dollars.

    The specific terms of the depositary arrangement with respect to any portion of a series of Senior Debt Securities to be represented by a Registered Global Security will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will apply to all depositary arrangements.



    Ownership of beneficial interests in a Registered Global Security will be limited to persons that have accounts with the Depositary for such Registered Global Security ("participants") or persons that may hold interests through participants ("indirect participants"). Upon the issuance of a Registered Global Security, the Depositary for such Registered Global Security will credit, on its book-entry registration and transfer system, the participants' accounts with the respective principal amounts of the Senior Debt Securities represented by such Registered Global Security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of such Senior Debt Securities. Ownership of beneficial interests in such Registered Global Security will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the Depositary for such Registered Global Security (with respect to interests of participants) and on the records of participants (with respect to indirect participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to own, transfer or pledge beneficial interest in Registered Global Securities.



    So long as the Depositary for a Registered Global Security, or its nominee, is the registered owner of such Registered Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Debt Securities represented by such Registered Global Security for all purposes under the Indenture. Except as set forth below, owners of beneficial interests in a Registered Global Security will not be entitled to have the Senior Debt Securities represented by such Registered Global Security registered in their names, and will not receive or be entitled to receive physical delivery of such Senior Debt Securities in definitive form and will not be considered the owners or holders thereof under the Indenture. Accordingly, each person owning a beneficial interest in a Registered Global Security must rely on the procedures of the Depositary for such Registered Global Security and, if such person is an indirect participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the Indenture. The Company understands that under existing industry practices, if the Company requests any action of holders or if any owner of a beneficial interest in a Registered Global Security desires to give or take any action which a holder is entitled to give or take under the Indenture, the Depositary for such Registered Global Security would authorize the participants holding the relevant beneficial interests to give or take such action, and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instruction of beneficial owners holding through them.



    Payments of principal of, premium, if any, and any interest on Senior Debt Securities represented by a Registered Global Security registered in the name of a Depositary or its nominee will be made to such Depositary or its nominee, as the case may be, as the registered owner of such Registered Global Security. None of the Company, the Trustee or any other agent of the Company or agent of the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such Registered Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.



    The  Company  expects that  the Depositary  for  any Senior  Debt Securities represented by a Registered Global Security, upon receipt of any payment of principal, premium, if any, or any interest in respect of such Registered Global Security, will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such Registered Global Security as shown on the records of such Depositary. The Company also expects that payments by participants to owners of beneficial interests in such Registered Global Security held through such participants will be governed by standing customer instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participants.



    If the Depositary for any Senior Debt Securities represented by a Registered Global Security notifies the Company that it is at any time unwilling or unable to continue as Depositary or ceases to be a clearing agency registered under the Exchange Act, a successor Depositary registered as a clearing agency under the Exchange Act is not appointed by the Company within 90 days, the Company will issue such Senior Debt Securities in definitive form in exchange for such Registered Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Senior Debt Securities of a series represented by one or more Registered Global Securities and, in such event, will issue Senior Debt Securities of such series in definitive form in exchange for all of the Registered Global Security or Registered Global Securities representing such Senior Debt Securities. Any Senior Debt Securities issued in definitive form in exchange for a Registered Global Security will be registered in such name or names as the Depositary shall instruct the Trustee. It is expected that such instructions will be based upon directions received by the Depositary from participants with respect to ownership of beneficial interests in such Registered Global Security.


LIMITATION ON LIENS


    Southern Union will not, and will not permit any Subsidiary to, directly or indirectly, create, incur, issue or assume any Debt secured by any Lien on any property or assets owned by Southern Union or any Subsidiary, and Southern Union will not, and will not permit any Subsidiary to, create, incur, issue or assume any Debt secured by any Lien on any shares of stock or Debt of any Subsidiary (such shares of stock or Debt of any Subsidiary being called "Restricted Securities"), unless (i) in the case of Debt which is expressly by its terms subordinate or junior in right of payment to the applicable series of Senior Debt Securities, such Senior Debt Securities (together with, if Southern Union shall so determine, any other Debt of Southern Union or such Subsidiary then existing or thereafter created which is not subordinate to the Senior Debt Securities) are secured by a Lien on such property or assets that is senior to such other Lien with the same relative priority as such subordinated Debt has with respect to the applicable series of Senior Debt Securities or (ii) in the case of Liens securing Debt which is PARI PASSU with the applicable series of Senior Debt Securities, such Senior Debt Securities are secured by a Lien on such property or assets that is equal and ratable with (or prior to) such other Lien, except that any Lien securing such Senior Debt Securities may be junior to any Lien on Southern Union's accounts receivable, inventory and related contract rights securing Debt under Southern Union's revolving credit facility entered into on September 30, 1993 with Texas Commerce Bank, N.A., as amended on November 15, 1993; PROVIDED, HOWEVER, that nothing contained in Section 1009 shall prevent, restrict or apply to, and there shall be excluded from secured Debt in any computation under that Section, Debt secured by:



        (a) Liens on any property or assets or Restricted Securities of Southern Union or any Subsidiary existing as of the date of the first issuance by Southern Union of the applicable Senior Debt Securities issued pursuant to the Indenture or such other date as may be specified in a Prospectus
    Supplement for an applicable series of Senior Debt Securities issued pursuant to the Indenture, subject to the provisions of subsection (h) below;


        (b) Liens on any property or assets or Restricted Securities of any corporation existing at the time such corporation becomes a Subsidiary, or arising thereafter (i) otherwise than in connection with the borrowing of money arranged thereafter and (ii) pursuant to contractual commitments entered into prior to and not in contemplation of such corporation's becoming a Subsidiary;

        (c) Liens on any property or assets or Restricted Securities of Southern Union or any Subsidiary existing at the time of acquisition thereof (including acquisition through merger or consolidation or by a sale, lease or other disposition of the properties of a corporation as an entirety or substantially as an entirety to Southern Union or a Subsidiary) or securing the payment of all or any part of the purchase price or construction cost thereof or securing any Debt incurred prior to, at the time of or within 120 days after, the acquisition of such property or assets or Restricted Securities or the completion of any such construction, whichever is later, for the purpose of financing all or any part of the purchase price or construction cost thereof (PROVIDED such Liens are limited to such property or assets or Restricted Securities, to improvements on such property and to any other property or assets not then owned by Southern Union or any Subsidiary or constituting Restricted Securities);

        (d) Liens on any property or assets to secure all or any part of the cost of development, operation, construction, alteration, repair or improvement of all or any part of such property or assets, or to secure Debt incurred by Southern Union or any Subsidiary prior to, at the time of or within 120 days after, the completion of such development, operation, construction, alteration, repair or improvement, whichever is later, for the purpose of financing all or any part of such cost (PROVIDED such Liens are limited to such property or assets, improvements thereon and any other property or assets not then owned by Southern Union or a Subsidiary);


        (e) Liens in favor of the Trustee for the benefit of the Holders and subsequent holders of the Senior Debt Securities securing the Senior Debt Securities;



        (f) Liens secured by property or assets of Southern Union or any Subsidiary that comprise no more than 20% of Consolidated Net Tangible Assets (as defined below);


        (g) Liens which secure Debt owing by a Subsidiary to Southern Union or to another Subsidiary; and

        (h) any extension, renewal, substitution or replacement (or successive extensions, renewals, substitutions or replacements), as a whole or in part, of any of the Liens referred to in paragraphs (a) through (g) above or the Debt secured thereby; PROVIDED that (1) such extension, renewal, substitution or replacement Lien shall be limited to all or any part of the same property or assets or Restricted Securities that secured the Lien extended, renewed, substituted or replaced (plus improvements on such property, and plus any other property or assets not then owned by Southern Union or a Subsidiary or constituting Restricted Securities) and (2) in the case of paragraphs (a) through (c) above, the Debt secured by such Lien at such time is not increased.

    For the purposes of Section 1009, the giving of a guarantee which is secured by a Lien on any property or assets or Restricted Securities, and the creation of a Lien on any property or assets or Restricted Securities to secure Debt which existed prior to the creation of such Lien, shall be deemed to involve the creation of Debt in an amount equal to the principal amount guaranteed or secured by such Lien; but the amount of Debt secured by Liens on property or assets and Restricted Securities shall be computed without cumulating the underlying indebtedness with any guarantee thereof or Lien securing the same. (Section 1009)


LIMITATION ON SALE AND LEASEBACK TRANSACTIONS


    The Company will not, and will not permit any Subsidiary to, enter into any arrangement after the date of the original issuance by the Company of the applicable series of Senior Debt Securities issued pursuant to the Indenture, or such other date as may be specified in a Prospectus Supplement for an applicable series of Senior Debt Securities issued pursuant to the Indenture, with any Person (other than the Company or another Subsidiary) providing for the leasing by the Company or any such Subsidiary of any property (except a lease for a temporary period not to exceed three years by the end of which it is intended that the use of such property by the lessee will be discontinued) that was or is owned or leased by the Company or a Subsidiary and that has been or is to be sold or transferred by the Company or such Subsidiary to such Person (herein referred to as a "sale and leaseback transaction") unless either:



        (a) after giving PRO FORMA effect to such transaction, the Attributable Debt (as defined below) of the Company and its Subsidiaries in respect of such sale and leaseback transaction and all other sale and leaseback transactions entered into after the date of the first issuance by the Company of Senior Debt Securities issued pursuant to the Indenture (other than such sale and leaseback transactions as are permitted by paragraph (b) below) would not exceed 20% of Consolidated Net Tangible Assets, or



        (b) the Company, within 180 days after the sale and leaseback transaction, applies or causes a Subsidiary to apply an amount equal to the greater of the net proceeds from the sale of the property subject to the sale and leaseback transaction or the fair market value of the property so sold and leased back at the time of the sale and leaseback transaction (in either case as determined by any two of the following: the Chairman, the President, any Vice President, the Treasurer and the Controller of the Company) to the retirement of Senior Debt Securities of any series or any other Debt of the Company (other than Debt subordinated to the Senior Debt Securities) or Debt of a Subsidiary having a stated maturity more than 12 months from the date of such application or which is extendible at the option of the obligor thereon to a date more than 12 months from the date of such application (and, unless otherwise expressly provided with respect to any one or more series of Senior Debt Securities, any redemption of Senior Debt Securities pursuant to this provision shall not be deemed to constitute a refunding operation or anticipated refunding operation for the purposes of any provision limiting the Company's right to redeem Senior Debt Securities of any one or more such series when such redemption involves a refunding operation or anticipated refunding operation); PROVIDED that the amount to be so applied shall be reduced by (i) the principal amount of Senior Debt Securities delivered within 180 days after such sale or transfer to the Trustee for retirement and cancellation and (ii) the principal amount of any such Debt of the Company or a Subsidiary, other than Senior Debt Securities, voluntarily retired by the Company or a Subsidiary within 180 days after such sale or transfer. Notwithstanding the foregoing, no retirement referred to in this paragraph (b) may be effected by payment at maturity or pursuant to any mandatory sinking fund payment or any mandatory prepayment provision.



    Notwithstanding the foregoing, where the Company or any Subsidiary is the lessee in any sale and leaseback transaction, Attributable Debt shall not include any Debt resulting from the guarantee by the Company or any other Subsidiary of the lessee's obligation thereunder.


EVENTS OF DEFAULT


    The Indenture provides, with respect to any series of Senior Debt Securities outstanding thereunder, that the following shall constitute Events of Default:
(i) default in the payment of any interest upon or any Additional Amounts payable in respect of any Debt Security of that series, or of any coupon appertaining thereto, when the same becomes due and payable, continued for 30 days; (ii) default in the payment of the principal of or any premium on any Debt Security of that series at its Maturity; (iii) default in the deposit of any sinking fund payment, when and as due by the terms of any Senior Debt Securities of that series; (iv) default in the performance, or breach, of any covenant or agreement of Southern Union in the Indenture with respect to any Debt Security of that series, continued for 60 days after written notice to Southern Union;
(v) cross-acceleration of other Debt of the Company in excess of 10% of Consolidated Net Worth; (vi) certain events in bankruptcy, insolvency or reorganization; and (vii) any other Event of Default provided with respect to Senior Debt Securities of that series. (Section 501) Southern Union is required to file with the Trustee, annually, an officer's certificate as to Southern Union's compliance with all conditions and covenants under the Indenture. (Section 1004) The Indenture provides that the Trustee may withhold notice to the Holders of Senior Debt Securities of any default (except payment defaults on the Senior Debt Securities) if it considers it in the interest of the Holders of Senior Debt Securities to do so. (Section 601)



    If an Event of Default, other than certain events with respect to bankruptcy, insolvency and reorganization of Southern Union or any significant Subsidiary, with respect to Senior Debt Securities of a particular series shall occur and be continuing, the Trustee or the Holders of not less than 25% in principal amount of Outstanding Senior Debt Securities of that series may declare the Outstanding Senior Debt Securities of that series due and payable immediately. If an Event of Default with respect to certain events of bankruptcy, insolvency or reorganization of Southern Union or any Significant Subsidiary with respect to Senior Debt Securities of a particular series shall occur and be continuing, then the principal of all the Outstanding Senior Debt Securities of that series, and accrued and unpaid interest thereon, shall automatically be due and payable without any act on the part of the Trustee or any Holders. (Section 502)



    Subject to the provisions relating to the duties of the Trustee, in case an Event of Default with respect to Senior Debt Securities of a particular series shall occur and be continuing, the Trustee shall be under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders of Senior Debt Securities of such series, unless such Holders shall have offered to the Trustee reasonable indemnity and security against the costs, expenses and liabilities which might be incurred by it in compliance with such request. (Section 507 and TIA Section 315) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Senior Debt Securities of such series shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee under the Indenture, or exercising any trust or power conferred on the Trustee with respect to the Senior Debt Securities of that series. (Section 512)



    The Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of any series may on behalf of the Holders of all the Senior Debt Securities of such series and any related coupons waive any past default under the Indenture with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on or Additional Amounts payable in respect of any Debt Security of such series, or (ii) in respect of a covenant or provision that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of such series affected thereby. (Section 513)


MERGER OR CONSOLIDATION


    The Indenture provides that Southern Union may not consolidate with, merge into any other corporation, or convey, transfer or lease, or permit one or more of its Subsidiaries to convey, transfer or lease, all or substantially all of the properties and assets of the Company, on a consolidated basis to any Person unless either Southern Union is the continuing corporation or such corporation or Person assumes by supplemental indenture all the obligations of Southern Union under the Indenture and the Senior Debt Securities, immediately after the transaction no default or event of default shall exist and the surviving corporation or such Person is a corporation, partnership or trust organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia. (Section 801)


MODIFICATION OR WAIVER

    Modification and amendment of the Indenture may be made by Southern Union and the Trustee with the consent of the Holders of not less than a majority in principal amount of all Outstanding Indenture Securities or any series that are affected by such modification or amendment; PROVIDED that no such modification or amendment may, without the consent of the Holder of each Outstanding Indenture Security of such series, among other things: (i) change the Stated Maturity of the principal of (or premium, if any, on) or any installment of principal of or interest on any Indenture Security of such series; (ii) reduce the principal amount or the rate of interest on or any Additional Amounts payable in respect of, or any premium payable upon the redemption of, any Indenture Security of such series; (iii) change any obligation of Southern Union to pay Additional Amounts in respect of any Indenture Security of such series;
(iv) reduce the amount of principal of an original issue discount Indenture Security of such series that would be due and payable upon a declaration of acceleration of the Maturity thereof; (v) adversely affect any right of repayment at the option of the Holder of any Indenture Security of such series;
(vi) change the place or currency of payment of principal of, or any premium or interest on, any Indenture Security of such series; (vii) impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof or any Redemption Date or Repayment Date therefor; (viii) reduce the above-stated percentage of Holders of Outstanding Indenture Securities of such series necessary to modify or amend the Indenture or to consent to any waiver thereunder or reduce the requirements for voting or quorum described below; (ix) modify the change of control provisions, if any; or (x) modify the foregoing requirements or reduce the percentage of Outstanding Indenture Securities of such series necessary to waive any past default. (Section 902)


    Modification and amendment of the Indenture may be made by Southern Union and the Trustee without the consent of any Holder, for any of the following purposes: (i) to evidence the succession of another Person to Southern Union as obligor under the Indenture; (ii) to add to the covenants of Southern Union for the benefit of the Holders of all or any series of Indenture Securities; (iii) to add Events of Default for the benefit of the Holders of all or any series of Indenture Securities; (iv) to add or change any provisions of the Indenture to facilitate the issuance of Bearer Securities; (v) to change or eliminate any provisions of the Indenture, provided that any such change or elimination shall become effective only when there are no Indenture Securities Outstanding of any series created prior thereto which is entitled to the benefit of such provision;
(vi) to establish the form or terms of Indenture Securities of any series and any related coupons; (vii) to secure the Indenture Securities; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (ix) to close the Indenture with respect to the authentication and delivery of additional series of Senior Debt Securities, to cure any ambiguity, defect or inconsistency in the Indenture, provided such action does not adversely affect the interest of Holders of Indenture Securities of any series in any material respect; or (x) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of Indenture Securities, provided such action shall not adversely affect the interests of the Holders of any Indenture Securities in any material respect. (Section 901)


    The Indenture contains provisions for convening meetings of the Holders of Indenture Securities of a series if Indenture Securities of that series are issuable as Bearer Securities. (Section 1501) A meeting may be called at any time by the Trustee, and also, upon request, by Southern Union or the Holders of at least 10% in principal amount of the Indenture Securities of such series Outstanding, in any such case upon notice given as provided in the Indenture. (Section 1502) Except for any consent that must be given by the Holder of each Indenture Security affected thereby, as described above, any resolution presented at a meeting or adjourned meeting at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Indenture Securities of that series Outstanding; PROVIDED, HOWEVER, that any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of Indenture Securities of a series Outstanding may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Indenture Securities of that series Outstanding. Any resolution passed or decision taken at any meeting of Holders of Indenture Securities of any series duly held in accordance with the Indenture will be binding on all Holders of Indenture Securities of that series and the related coupons. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be the persons entitled to vote a majority in principal amount of the Indenture Securities of a series Outstanding; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Indenture Securities of a series Outstanding, the Persons entitled to vote such specified percentage in principal amount of the Indenture Securities of such series Outstanding will constitute a quorum. Notwithstanding the foregoing provisions, if any action is to be taken at a meeting of Holders of Indenture Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that the Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Indenture Securities affected thereby, or of the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting; and (ii) the principal amount of the Outstanding Indenture Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture. (Section 1504)

DEFEASANCE AND COVENANT DEFEASANCE


    The Indenture provides that, if the provisions of Article Fourteen are made applicable to the Senior Debt Securities of or within any series and any related coupons pursuant to Section 301 of the Indenture, Southern Union may elect either (a) to defease and be discharged from any and all obligations with respect to such Senior Debt Securities and any related coupons (except for the obligation to pay Additional Amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Senior Debt Securities and the obligations to register the transfer or exchange of such Senior Debt Securities and any related coupons, to replace temporary or mutilated, destroyed, lost or stolen Senior Debt Securities and any related coupons, to maintain an office or agency in respect of such Senior Debt Securities and any related coupons and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Senior Debt Securities and any related coupons under Section 1006 (being the restriction described under "Limitation on Liens") or, if provided pursuant to Section 301 of the Indenture, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute a default or an Event of Default with respect to such Senior Debt Securities and any related coupons ("covenant defeasance") (Section 1403), in either case upon the irrevocable deposit by Southern Union with the Trustee (or other qualifying trustee), in trust, of an amount, in such Currency in which such Senior Debt Securities and any related coupons are then specified as payable at Stated Maturity, or Government Obligations (as defined below), or both, applicable to such Senior Debt Securities and any related coupons (with such applicability being determined on the basis of the currency, currency unit or composite currency in which such Senior Debt Securities are then specified as payable at Stated Maturity) which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium, if any) and interest, if any, on such Senior Debt Securities and any related coupons, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.



    Such a trust may only be established if, among other things, Southern Union has delivered to the Trustee an Opinion of Counsel (as specified in the Indenture) to the effect that the Holders of such Senior Debt Securities and any related coupons will not recognize income, gain or loss for United States federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such Opinion of Counsel, in the case of defeasance under clause (a) above, must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. (Section 1404)



    "Government Obligations" means securities which are (i) direct obligations of the government which issued the Currency in which the Senior Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged, or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the government which issued the Currency in which the Senior Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, PROVIDED that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt. (Section 101)


    Unless otherwise provided in the Prospectus Supplement, if, after Southern Union has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Senior Debt Securities of any series, (a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the terms of such Debt Security to receive payment in a Currency other than that in which such deposit has been made in respect of such Debt Security, or (b) the currency in which such deposit has been made in respect of any Debt Security of such series ceases to be used by its government of issuance, the indebtedness represented by such Debt Security shall be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest, if any, on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the Currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable Market Exchange Rate. (Section 1405) Unless otherwise provided in the Prospectus Supplement, all payments of principal of (and premium, if any) and interest, if any, and Additional Amounts, if any, on any Debt Security that is payable in a Foreign Currency that ceases to be used by its government of issuance shall be made in U.S. dollars. (Section 312)



    In the event Southern Union effects covenant defeasance with respect to any Senior Debt Securities and any related coupons and such Senior Debt Securities and any related coupons are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause
(iii) or (vi) under "Events of Default" with respect to any covenant with respect to which there has been defeasance, the Currency and Government Obligations on deposit with the Trustee will be sufficient to pay amounts due on such Senior Debt Securities and any related coupons at the time of their Stated Maturity but may not be sufficient to pay amounts due on such Senior Debt Securities and any related coupons at the time of the acceleration resulting from such Event of Default. However, Southern Union would remain liable to make payment of such amounts due at the time of acceleration.



    The Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Senior Debt Securities of or within a particular series and any related coupons.


FINANCIAL INFORMATION


    So long as any of the Senior Debt Securities are outstanding, Southern Union will file, to the extent permitted under the 1934 Act, with the Commission the annual reports, quarterly reports and other documents otherwise required to be filed with the Commission pursuant to Section 13(a) or 15(d) of the 1934 Act as if Southern Union were subject to such Sections and will also provide to all Holders and file with the Trustee copies of such reports and documents within 15 days after it files them with the Commission or, if filing such reports and documents by Southern Union with the Commission is not permitted under the 1934 Act, within 15 days after it would otherwise have been required to file such reports and documents if permitted, in each case at Southern Union's cost. (Section 1011)



CERTAIN DEFINITIONS


    "Attributable Debt" means, as to any specified lease under which any Person is at the time liable for a term of more than 12 months, at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the remaining term thereof (excluding any subsequent renewal or other extension options held by the lessee), discounted from the respective due dates thereof to such date at a rate equal to the weighted average of the interest rates borne by the Outstanding Senior Debt Securities, compounded monthly. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of the rent payable by the lessee with respect to such period after excluding any amounts required to be paid on account of maintenance and repairs, services, insurance, taxes, assessments, water rates and similar charges and contingent rents (such as those based on sales). In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount of rent shall include the lesser of (i) the total discounted net amount of rent required to be paid from the later of the first date upon which such lease may be so terminated or the date of the determination of such net amount of rent, as the case may be, and
(ii) the amount of such penalty (in which event no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated).



    "Consolidated Net Tangible Assets" means the total amount of assets (less applicable reserves and other properly deductible items) of the Company and its consolidated Subsidiaries after deducting therefrom (i) all current liabilities (excluding any current liabilities which are by their terms extendible or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed) and (ii) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the most recent balance sheet of the Company and its consolidated Subsidiaries and computed in accordance with generally accepted accounting principles.


RESIGNATION OF TRUSTEE

    The Trustee may resign or be removed with respect to one or more series of Indenture Securities and a successor Trustee may be appointed to act with respect to such series. (Section 608) In the event that two or more persons are acting as Trustee with respect to different series of Indenture Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other such Trustee (Section 609), and any action described herein to be taken by the "Trustee" may then be taken by each such Trustee with respect to, and only with respect to, the one or more series of Indenture Securities for which it is Trustee.

THE TRUSTEE

    The Company may from time to time maintain bank accounts and have other customary banking relationships with and obtain credit facilities and lines of credit from the Trustee in the ordinary course of business. The Trustee may also serve as trustee under other indentures covering other debt securities of the Company.

PAYMENT AND PAYING AGENTS


    Unless otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as Southern Union may designate from time to time. (Section 1002) Unless otherwise provided in the Prospectus Supplement, payment of interest and certain Additional Amounts on Bearer Securities on any Interest Payment Date will be made only against presentation and surrender of the coupon relating to such Interest Payment Date. (Section 1001) Unless otherwise provided in the Prospectus Supplement, no payment with respect to any Bearer Security will be made at any office or agency of Southern Union in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the foregoing, payments of principal, premium, if any, and interest, if any, and Additional Amounts, if any, in respect of Bearer Securities payable in U.S. dollars will be made at the office of Southern Union's Paying Agent in New York, New York if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions. (Section 1002)


    Unless otherwise provided in the Prospectus Supplement, principal, premium, if any, and interest, if any, and Additional Amounts, if any, on Registered Securities will be payable at any office or agency to be maintained by Southern Union in New York, New York, except that at the option of Southern Union, interest (including additional Amounts, if any) may be paid (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the Security Register or (ii) by transfer to an account maintained by the payee located inside the United States. (Sections 307, 1001 and 1002) Unless otherwise provided in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the Regular Record Date for such interest. (Section
307)


    Any Paying Agents outside the United States and any other Paying Agents in the United States initially designated by Southern Union for the Senior Debt Securities will be named in the Prospectus Supplement. Southern Union may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that, if Senior Debt Securities of a series are issuable only as Registered Securities, Southern Union will be required to maintain a Paying Agent in each Place of Payment for such series and, if Senior Debt Securities of a series are also issuable as Bearer Securities, Southern Union will be required to maintain (i) a Paying Agent in New York, New York for payments with respect to any Registered Securities of the series (and for payments with respect to Bearer Securities of the series in the circumstances described above, but not otherwise), and (ii) a Paying Agent in a Place of Payment located outside the United States where Senior Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment; PROVIDED that if the Senior Debt Securities of such series are listed on any stock exchange located outside the United States and such stock exchange shall so require, Southern Union will maintain a Paying Agent in any other required city located outside the United States, as the case may be, for the Senior Debt Securities of such series. (Section 1002)

                              PLAN OF DISTRIBUTION


    Southern   Union  may  sell  the  Senior   Debt  Securities  to  or  through
underwriters or dealers, and also may sell the Senior Debt Securities directly to one or more other purchasers or through agents.



    The Prospectus Supplement sets forth the terms of the offering of the particular series of Senior Debt Securities to which such Prospectus Supplement relates, including (i) the name or names of any underwriters or agents with whom Southern Union has entered into arrangements with respect to the sale of such series of Senior Debt Securities, (ii) the initial public offering or purchase price of such series of Senior Debt Securities, (iii) any underwriting discounts, commissions and other items constituting underwriters' compensation from Southern Union and any other discounts, concessions or commissions allowed or reallowed or paid by any underwriters to other dealers, (iv) any commissions paid to any agents, (v) the net proceeds to Southern Union and (vi) the securities exchange, if any, on which such series of Senior Debt Securities will be listed.



    Unless otherwise set forth in the Prospectus Supplement relating to a particular series of Senior Debt Securities, the obligations of the underwriters to purchase such series of Senior Debt Securities will be subject to certain conditions precedent and each of the underwriters with respect to such series of Senior Debt Securities will be obligated to purchase all of the Senior Debt Securities of such series allocated to it if any such Senior Debt Securities are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.



    The Senior Debt Securities may be offered and sold by Southern Union directly or through agents designated by Southern Union from time to time. Unless otherwise indicated in the Prospectus Supplement, any such agent or agents will be acting on a best efforts basis for the period of its or their appointment. Any agent participating in the distribution of Senior Debt Securities may be deemed to be an "underwriter," as that term is defined in the Securities Act, of the Senior Debt Securities so offered and sold. The Senior Debt Securities also may be sold to dealers at the applicable price to the public set forth in the Prospectus Supplement relating to a particular series of Senior Debt Securities who later resell to investors. Such dealers may be deemed to be "underwriters" within the meaning of the Securities Act.



    As one of the means of direct issuance, Southern Union may conduct an electronic auction of the Senior Debt Securities to purchasers eligible to participate in such auctions. All participants in any such auction will be required to be parties to agreements containing rules which provide for the manner of conduct of the auction and the obligations of the participants. Certain information concerning the Senior Debt Securities to be offered in any such auction, including the amount of Senior Debt Securities offered therein and any previously undisclosed commercial terms other than price and coupon, may be communicated to participants in such auction at or prior to the time of the conduct thereof through the auction system. An independent agent will act in connection with such auction solely as the provider of the electronic auction system. The independent agent may be deemed an "underwriter" of the Senior Debt Securities offered through the system for the purposes of the Securities Act. If Southern Union elects to conduct any such auction, Southern Union will enter into an agreement with the independent agent for the conduct of such auction.



    Purchasers of the Senior Debt Securities through electronic auction that are broker-dealers may purchase the Senior Debt Securities for their own account, for resale to customers or for further distribution (through other broker-dealers or otherwise), and in connection with any such resale or further distribution may receive or pay compensation in an amount determined by the difference between the resale price of the Senior Debt Securities and the price reflected in the Prospectus Supplement. Any such broker-dealer purchaser may be deemed an "underwriter" of the Senior Debt Securities offered through the system for purposes of the Securities Act. Any agreement with the independent agent will contain an indemnification, under certain circumstances, of such broker-dealer purchasers with respect to certain liabilities, including certain liabilities that may arise under the Securities Act.

    Underwriters, dealers and agents may be entitled, under agreements entered into with Southern Union, to indemnification by Southern Union against certain civil liabilities, including liabilities under the Securities Act.


    If so indicated in the Prospectus Supplement relating to a particular series of Senior Debt Securities, Southern Union will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase Senior Debt Securities of such series from Southern Union pursuant to delayed delivery contracts providing for payment and delivery at a future date. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.


                                 LEGAL MATTERS


    The validity of the Senior Debt Securities offered hereby will be passed upon for Southern Union by Fleischman and Walsh, Washington, D.C. Aaron I. Fleischman, Senior Partner of Fleischman and Walsh, is a director of Southern Union. Mr. Fleischman and other attorneys in that firm beneficially own shares of Common Stock that, in the aggregate, represent less than one percent (1%) of the shares of Common Stock outstanding.


                                    EXPERTS

    The financial statements of the Missouri Business of Gas Service, a division of Western Resources as of December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992 that are included elsewhere in this Prospectus, and the financial statements of the Company as of December 31, 1992 and 1991 and for each of the three years in the period ended December 31, 1992 that are incorporated by reference into this Prospectus, have been audited by Coopers & Lybrand, independent public accountants, as indicated in their report with respect thereto, and are included in this Prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                     PAGE(S)
                                                                                                ------------------
MISSOURI BUSINESS OF GAS SERVICE:
  Audited Financial Statements:
    Report of Independent Accountants.........................................................         F-2
    Balance Sheet at December 31, 1992 and 1991...............................................         F-3
    Statement of Operations for the years ended December 31, 1992, 1991 and 1990..............         F-4
    Notes to Financial Statements.............................................................     F-5 to F-12
  Unaudited Interim Financial Statements:
    Balance Sheet at September 30, 1993.......................................................         F-13
    Statement of Operations for the nine months ended September 30, 1993 and 1992.............         F-14
    Notes to Unaudited Interim Financial Statements...........................................     F-15 to F-16
UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS:
  Unaudited Pro Forma Combined Condensed Financial Information................................         PF-1
  Pro Forma Combined Condensed Statement of Operations for the nine months ended September 30,
   1993.......................................................................................         PF-2
  Pro Forma Combined Condensed Statement of Operations for the twelve months ended September
   30, 1993...................................................................................         PF-3
  Pro Forma Combined Condensed Statement of Operations for the year ended December 31, 1992...         PF-4
  Notes to Unaudited Pro Forma Combined Condensed Statements of Operations....................     PF-5 to PF-6
  Pro Forma Combined Condensed Balance Sheet at September 30, 1993............................         PF-7
  Notes to Unaudited Pro Forma Combined Condensed Balance Sheet...............................         PF-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Southern Union Company

    We have audited the balance sheet of the Missouri Business of Gas Service, a division of Western Resources, Inc., pursuant to the Agreement for Purchase of Assets between Western Resources, Inc. and Southern Union Company, as of December 31, 1992 and 1991 and the related statement of operations for each of the three years in the period ended December 31, 1992. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Missouri Business of Gas Service, a division of Western Resources, Inc., as of December 31, 1992 and 1991, and its operations for each of the three years in the period ended December 31, 1992 in conformity with generally accepted accounting principles.

                                                    COOPERS & LYBRAND

Austin, Texas
September 24, 1993

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                                 BALANCE SHEET

                                     ASSETS

                                                                                               DECEMBER 31,
                                                                                        --------------------------
                                                                                            1991          1992
                                                                                        ------------  ------------
                                                                                          (THOUSANDS OF DOLLARS)
Property, plant and equipment.........................................................  $    361,849  $    393,376
  Less accumulated depreciation and amortization......................................      (108,225)     (117,925)
                                                                                        ------------  ------------
                                                                                             253,624       275,451
                                                                                        ------------  ------------
Current assets:
  Cash................................................................................             8             9
  Accounts receivable, billed and unbilled............................................        49,117        57,942
  Materials and supplies..............................................................         4,467         4,764
  Other current assets................................................................            35            35
                                                                                        ------------  ------------
                                                                                              53,627        62,750
                                                                                        ------------  ------------
Deferred charges and other............................................................         4,384         5,935
                                                                                        ------------  ------------
    Total assets......................................................................  $    311,635  $    344,136
                                                                                        ------------  ------------
                                                                                        ------------  ------------
                                              EQUITY AND LIABILITIES
Equity in net assets acquired.........................................................  $    235,506  $    275,501
                                                                                        ------------  ------------
Current liabilities -- accounts payable and accrued liabilities.......................        71,277        64,608
Deferred credits and other............................................................         4,852         4,027
                                                                                        ------------  ------------
    Total liabilities.................................................................        76,129        68,635
Contingencies.........................................................................       --            --
                                                                                        ------------  ------------
    Total equity and liabilities......................................................  $    311,635  $    344,136
                                                                                        ------------  ------------
                                                                                        ------------  ------------

                See accompanying notes to financial statements.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                            STATEMENT OF OPERATIONS

                                                                                   YEARS ENDED DECEMBER 31,
                                                                             -------------------------------------
                                                                                1990         1991         1992
                                                                             -----------  -----------  -----------
                                                                                    (THOUSANDS OF DOLLARS)
Revenues...................................................................  $   302,163  $   307,667  $   297,956
                                                                             -----------  -----------  -----------
Cost and expenses:
  Gas purchase costs.......................................................      202,229      193,510      183,001
  Operating, maintenance and general.......................................       59,311       64,829       66,908
  Taxes, other than on income..............................................       25,598       25,877       25,038
  Depreciation and amortization............................................        9,730       11,628       13,172
                                                                             -----------  -----------  -----------
  Total costs and expenses.................................................      296,868      295,844      288,119
                                                                             -----------  -----------  -----------
Net operating revenue......................................................        5,295       11,823        9,837
                                                                             -----------  -----------  -----------
Other income (expenses):
  Interest expense.........................................................       (8,342)      (9,294)      (8,831)
  Other, net...............................................................          504         (696)       1,214
                                                                             -----------  -----------  -----------
  Total other income (expenses), net.......................................       (7,838)      (9,990)      (7,617)
                                                                             -----------  -----------  -----------
Earnings (loss) before income taxes........................................       (2,543)       1,833        2,220
Income tax provision (benefit).............................................       (1,593)         523          705
                                                                             -----------  -----------  -----------
Net earnings (loss)........................................................  $      (950) $     1,310  $     1,515
                                                                             -----------  -----------  -----------
                                                                             -----------  -----------  -----------

                See accompanying notes to financial statements.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                         NOTES TO FINANCIAL STATEMENTS

1.  BASIS OF PRESENTATION
    The Missouri Business of Gas Service (the "Missouri Business"), a division of Western Resources, Inc., ("Western Resources"), is engaged in the distribution and sale of natural gas as a public utility in the state of Missouri. On July 9, 1993, Southern Union Company ("Southern Union" or the "Company") entered into a purchase and sale agreement with Western Resources (the "Agreement") to purchase the Missouri Business subject to certain conditions including the regulatory approval of the Missouri Public Service Commission ("MPSC" or the "Commission").

    The Missouri Business has no separate legal status or existence, and its activities are controlled by Western Resources. Historically, the operations of the Missouri Business have been included in the consolidated financial statements of Western Resources and were not accounted for as a separate entity. In the normal course of business, the Missouri Business has various transactions with Western Resources, including various expense allocations, which are material in amount.

    The accompanying historical balance sheet and statement of operations consists of the assets acquired and liabilities assumed as set forth in the Agreement and the operations related to the Missouri Business. These financial statements have been prepared from records maintained by Western Resources, and may not necessarily be indicative of the conditions which would have existed if the Missouri Business had been operated as an independent entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
    GENERAL. The accounting policies of the Missouri Business are in accordance with generally accepted accounting principles as applied to regulated public utilities. The Missouri Business rates and operations are subject to regulation by the MPSC and the Federal Energy Regulatory Commission ("FERC"). The principal accounting policies used in the preparation of the financial statements of the Missouri Business are described below.

    UTILITY PLANT. Utility plant is stated at cost. For constructed plant, costs include contracted services, direct labor and materials, indirect charges for engineering, supervision, general and administrative costs, and an allowance for funds used during construction (AFUDC). The AFUDC rate was 6.07% in 1992, 6.25% in 1991, and 8.25% in 1990. The cost of additions to utility plant and replacement units of property is capitalized. Maintenance costs and replacement of minor items of property are charged to expense as incurred. When units of depreciable property are retired, they are removed from the plant accounts and the original cost plus removal charges less salvage are charged to accumulated depreciation. Significant software development costs are capitalized.

    DEPRECIATION. Depreciation is provided on the straight-line method based on the estimated useful lives of property. Composite provisions for Missouri Business' book depreciation approximated 3.38% in 1992, 3.40% in 1991, and 3.37% in 1990 of the average original cost of depreciable property.

    REVENUES AND GAS PURCHASE COSTS. Gas utility customers are billed on a monthly-cycle basis. The related cost of gas is matched with cycle billed revenue through the operation of purchased gas adjustment provisions. An estimate of unbilled revenues is recognized on a monthly-cycle basis which includes sales from the cycle-billing dates to the end of the month, unbilled gas purchase costs and revenue related taxes. The accrual for unbilled revenues is included in revenues in the statement of operations.

    TAXES ON INCOME. The Missouri Business is included in Western Resources' consolidated federal and state income tax returns. The Missouri Business' annual provision for income taxes included in the statement of operations was determined as if the Missouri Business had filed a separate federal and state income tax return but may include benefits from deductions and tax credits that are

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) realizable only on a consolidated basis. Deferred income taxes are not presented in the accompanying balance sheet as the pending purchase transaction is taxable and the deferred income taxes pertaining to the Missouri Business will remain with Western Resources.

    The Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 109, ACCOUNTING FOR INCOME TAXES, which is effective for fiscal years beginning after December 15, 1992. The statement provides for the replacement of the "deferred method" of interperiod income tax allocation with the "liability method" which bases the amounts of current and future assets and liabilities on events recognized in the financial statements and on income tax laws and rates existing at the balance sheet date. Western Resources adopted the provisions of SFAS No. 109 as of January 1, 1992 for which there was no material impact on the operations of the Missouri Business.

3.  AFFILIATE TRANSACTIONS
    The Missouri Business engages in various transactions with Western Resources and its affiliates that are characteristic of a consolidated group under common control. Western Resources has historically provided the Missouri Business with various financial and administrative functions and services for which the Missouri Business is charged associated direct costs and expenses. In addition, certain indirect administrative costs are allocated to the various business divisions of Western Resources, including the Missouri Business, principally based on formulas which consider such proportionate variables as number of customers, number of employees and property balances. The methods utilized are, in the opinion of the management of Western Resources, reasonable.

    Direct and indirect corporate administrative costs including employee benefits, information systems support, accounting and office services and other general and administrative costs charged to the Missouri Business by Western Resources approximated $26.9 million in 1992, $23.2 million in 1991 and $19.5 million in 1990. Amounts are included in "operating, maintenance and general" in the statement of operations.

    Western Resources provides financing and cash management for the Missouri Business through a centralized treasury system. Western Resources also provides cash needs not generated internally by the Missouri Business operations. Western Resources' consolidated interest expense is, in turn, allocated to its business units, including the Missouri Business, based on a pro rata formula of its net investment in the Missouri Business. Historically, the weighted average interest rate of Western Resources was 7.6% in 1992, 8.0% in 1991 and 8.4% in 1990.

4.  RATE MATTERS AND REGULATION
    The Missouri Business, pursuant to rate orders from the MPSC, recovers increases in natural gas costs through various purchased gas adjustment clauses
(PGA). The annual difference between actual gas cost incurred and cost recovered through the application of the PGA are deferred and amortized through rates in subsequent periods.

    MPSC RATE PROCEEDINGS. On February 5, 1993, the Missouri Business filed an application with the MPSC requesting an increase in natural gas rates for the Missouri Business of $20.8 million or seven percent.

    On January 22, 1992, the MPSC issued an order authorizing the Missouri Business to increase natural gas rates by $7.3 million annually. On February 5, 1992, the Missouri Business filed an application for the issuance of an accounting order for the Missouri Business to defer service line replacement program costs incurred since July 1, 1991, including depreciation expense, property

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

4.  RATE MATTERS AND REGULATION (CONTINUED)
taxes, and carrying costs for recovery in the next general rate case. The MPSC subsequently issued an accounting order allowing the deferral of service line replacement program costs. At December 31, 1992, approximately $3.1 million of these deferrals have been included in deferred charges and other.

    On April 27, 1990, the MPSC approved an agreement among Gas Service, the MPSC staff, and intervenors to increase natural gas rates $18.5 million annually, effective May 1, 1990. The Missouri Business discontinued the deferral of accelerated line surveys and carrying charges on plant investment in new service lines on April 30, 1990, and began amortizing the balance to expense over a three-year period which began May 1, 1990.

    FERC ORDER NO. 528. In 1990, the FERC issued Order No. 528 which authorized new methods for the allocation and recovery of take-or-pay settlement costs by natural gas pipelines from their customers. Negotiation and litigation continues between Western Resources and suppliers concerning the amount of such costs to be allocated to the Missouri Business. Due to the present uncertainty of the outcome of the litigation and negotiations, the management of the Missouri Business is unable to estimate any further liability for take-or-pay settlement costs incurred by its pipeline suppliers. The MPSC has approved a mechanism to recover these take-or-pay costs from the Missouri customers.

    FERC ORDER NO. 636. On April 8, 1992, the FERC issued Order No. 636 which is intended to complete the deregulation of natural gas production and facilitate competition in the gas transportation industry. Order 636 is expected to affect the Missouri Business in several ways. The rules provide greater protection for pipeline companies by providing for recovery of all fixed costs through contracts with local distribution companies and other customers choosing to transport gas on a firm (non-interruptable) basis. The order also separates the purchase of natural gas from the transportation and storage of natural gas, shifting additional responsibility to distribution companies for the provision of long-term gas supply and transportation to distribution points. The Missouri Business may be liable to one or more of its pipeline suppliers for costs associated with any reduction in firm service demands. However, the management of the Company believes substantially all of these costs will be recovered from its customers and additional transition costs will be immaterial to the results of operations of the Missouri Business. Moreover, the Missouri Business is participating in pipeline restructuring negotiations and management of the Company does not anticipate any material difficulty in it continuing the service provided in the past.

    TIGHT SANDS. In December 1991, the MPSC approved an agreement authorizing the Missouri Business to refund to its customers approximately $20.1 million of certain anti-trust litigation settlement proceeds to be collected on behalf of the customers of the Missouri Business. To secure the refund of settlement proceeds, the MPSC authorized the establishment of an independently administered trust to collect and maintain cash receipts received under the Tight Sands settlement agreements, and provide for the refunds made. The trust has a term of 10 years.

5.  INTEREST EXPENSE
    Allocated interest expense is presented in the accompanying statement of operations net of AFUDC as follows (in thousands of dollars):

                                                                               YEAR ENDED DECEMBER 31,
                                                                           -------------------------------
                                                                             1990       1991       1992
                                                                           ---------  ---------  ---------
Interest expense allocated...............................................  $   8,432  $   9,314  $   8,864
Less AFUDC...............................................................        (90)       (20)       (33)
                                                                           ---------  ---------  ---------
                                                                           $   8,342  $   9,294  $   8,831
                                                                           ---------  ---------  ---------
                                                                           ---------  ---------  ---------

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  TAXES ON INCOME
    The components of the tax provision (benefit) on income were as follows (in thousands of dollars):

                                                                      YEAR ENDED DECEMBER 31,
                                                            --------------------------------------------
                                                                                1992
                                                            --------------------------------------------
                                                             CURRENT   DEFERRED   INVESTMENT
                                                               TAX        TAX     TAX CREDIT     TOTAL
                                                            ---------  ---------  -----------  ---------
Federal...................................................  $  (5,762) $   6,669   $    (296)  $     611
State.....................................................       (589)       683      --              94
                                                            ---------  ---------  -----------  ---------
                                                            $  (6,351) $   7,352   $    (296)  $     705
                                                            ---------  ---------  -----------  ---------
                                                            ---------  ---------  -----------  ---------

                                                                                1991
                                                            --------------------------------------------
                                                             CURRENT   DEFERRED   INVESTMENT
                                                               TAX        TAX     TAX CREDIT     TOTAL
                                                            ---------  ---------  -----------  ---------
Federal...................................................  $   2,529  $  (1,815)  $    (299)  $     415
State.....................................................        345       (237)     --             108
                                                            ---------  ---------  -----------  ---------
                                                            $   2,874  $  (2,052)  $    (299)  $     523
                                                            ---------  ---------  -----------  ---------
                                                            ---------  ---------  -----------  ---------

                                                                                1990
                                                            --------------------------------------------
                                                             CURRENT   DEFERRED   INVESTMENT
                                                               TAX        TAX     TAX CREDIT     TOTAL
                                                            ---------  ---------  -----------  ---------
Federal...................................................  $   7,336  $  (8,478)  $    (307)  $  (1,449)
State.....................................................        989     (1,133)     --            (144)
                                                            ---------  ---------  -----------  ---------
                                                            $   8,325  $  (9,611)  $    (307)  $  (1,593)
                                                            ---------  ---------  -----------  ---------
                                                            ---------  ---------  -----------  ---------

    The sources of timing differences and the related deferred tax effects were as follows (in thousands of dollars):

                                                                             YEAR ENDED DECEMBER 31,
                                                                         -------------------------------
                                                                           1990       1991       1992
                                                                         ---------  ---------  ---------
Difference between book and tax depreciation...........................  $     989  $   2,910  $   2,381
Insurance reserves.....................................................       (210)       585        601
Pension plan cost accruals and other employee related..................       (679)      (364)       388
Deferred charges.......................................................     (2,060)    (2,395)     1,635
Purchased gas costs....................................................     (2,786)      (915)     2,344
Unbilled revenues......................................................     (5,166)    (3,456)    --
Software development costs.............................................        251      1,574          3
Customer deposits......................................................         50          9     --
                                                                         ---------  ---------  ---------
  Total................................................................  $  (9,611) $  (2,052) $   7,352
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

6.  TAXES ON INCOME (CONTINUED)
    Total income tax expense differed from the amount computed by applying the applicable federal income tax rate of 34% to earnings before taxes on income. The reasons for the differences for each of the years were as follows:

                                                                              YEAR END DECEMBER 31,
                                                                         -------------------------------
                                                                           1990       1991       1992
                                                                         ---------  ---------  ---------
                                                                            (IN THOUSANDS OF DOLLARS)
Computed "expected" tax expense (benefit)..............................  $    (865) $     623  $     755
Flow-through of depreciation expense...................................        174        146        540
Reduction in excess deferred income taxes..............................       (272)        (3)       (55)
State income taxes.....................................................        (95)        72         62
Amortization of investment tax credit..................................       (307)      (299)      (296)
Permanent differences..................................................         62         27         21
Adjustment of prior year provision.....................................       (290)       (43)      (322)
                                                                         ---------  ---------  ---------
Actual tax expense (benefit)...........................................  $  (1,593) $     523  $     705
                                                                         ---------  ---------  ---------
                                                                         ---------  ---------  ---------

7.  PROPERTY, PLANT AND EQUIPMENT
    The components of property, plant and equipment at December 31, 1991 and 1992 were as follows:

                                                                                  1991          1992
                                                                              ------------  ------------
                                                                              (IN THOUSANDS OF DOLLARS)
Property, plant and equipment:
  Distribution facilities...................................................  $    335,821  $    364,812
  Intangible................................................................         5,579         4,865
  General...................................................................        17,922        19,221
  Construction work in progress.............................................         2,527         4,478
                                                                              ------------  ------------
                                                                                   361,849       393,376
Less accumulated depreciation and amortization..............................      (108,225)     (117,925)
                                                                              ------------  ------------
  Total property, plant and equipment.......................................  $    253,624  $    275,451
                                                                              ------------  ------------
                                                                              ------------  ------------

8.  EMPLOYEE BENEFIT PLANS
    PENSION. The employees and retirees of the Missouri Business participate in Western Resources' pension plans (the "Plans"), which are non-contributory defined benefit plans covering substantially all of Western Resources' active and retired employees. The Plans provide benefits based on a participant's years of service and compensation during the last ten years before retirement. Western Resources' policy is to fund pension costs accrued subject to limitations set by the Employee Retirement Income Security Act of 1974 and the Internal Revenue Code.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
    The following table provides information on the components of pension cost, funded status and actuarial assumptions for Western Resources' Plans:

                                                                          YEAR END DECEMBER 31,
                                                                 ---------------------------------------
                                                                     1990         1991          1992
                                                                 ------------  -----------  ------------
                                                                        (IN THOUSANDS OF DOLLARS)
Pension Cost:
  Service cost.................................................  $      6,345  $     6,589  $      9,847
  Interest cost on projected benefit obligations...............        18,729       20,985        29,457
  Return on plan assets........................................        (3,819)     (59,161)      (38,967)
  Deferred gain (loss) on plan assets..........................       (15,721)      38,015         7,705
  Net amortization.............................................           242         (131)         (948)
                                                                 ------------  -----------  ------------
    Net pension cost...........................................  $      5,776  $     6,297  $      7,094
                                                                 ------------  -----------  ------------
                                                                 ------------  -----------  ------------
Funded Status:
  Actuarial present value of benefit obligations:
  Vested.......................................................  $    183,262  $   200,435  $    316,100
  Non-vested...................................................        12,790       13,935        19,331
                                                                 ------------  -----------  ------------
    Total......................................................  $    196,052  $   214,370  $    335,431
                                                                 ------------  -----------  ------------
                                                                 ------------  -----------  ------------
  Plan assets (principally debt and equity securities) at fair
   value.......................................................  $    274,622  $   324,780  $    452,372
  Projected benefit obligation.................................       262,831      282,062       424,232
                                                                 ------------  -----------  ------------
  Plan assets in excess of projected benefit obligation........        11,791       42,718        28,140
  Unrecognized transition asset................................        (1,370)      (1,253)       (3,092)
  Unrecognized prior service costs.............................        29,321       27,216        55,886
  Unrecognized net gain........................................       (40,198)     (69,494)     (106,486)
                                                                 ------------  -----------  ------------
  Accrued pension costs........................................  $       (456) $      (813) $    (25,552)
                                                                 ------------  -----------  ------------
                                                                 ------------  -----------  ------------

Actuarial Assumptions:
  Discount rate...........................................       8.0%       8.0%   8.0%-8.5%
  Annual salary increase rate.............................       6.0%       6.0%        6.0%
  Long-term rate of return................................       8.0%       8.0%   8.0%-8.5%

    The employees and retirees of the Missouri Business comprise approximately 30% of total active employees and retirees of Western Resources at December 31, 1992. As provided in the Agreement, Western Resources will transfer to Southern Union the assets and liabilities of the Western Resources' Plans applicable to the employees and retirees of the Missouri Business, which based on a projected benefit obligation actuarial calculation at December 31, 1992 approximates $100 million.

    POST-RETIREMENT. Western Resources provides health care and life insurance benefits to its retired employees. The cost of retiree health care and life insurance benefits is recognized as expense when claims and premiums for life insurance policies are paid. The cost of providing health care and life insurance benefits for active employees and associated retirees of the Missouri Business was approximately $6.1 million in 1992, $5.9 million in 1991 and $5.3 million in 1990. Western Resources' cost of providing benefits for 2,928, 1,911, and 1,886 retirees is not separable from the cost of providing benefits for the 5,138, 4,474, and 4,614 active employees in 1992, 1991 and 1990 respectively.

    In December 1990 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard ("SFAS") No. 106, "EMPLOYERS' ACCOUNTING FOR POST-RETIREMENT BENEFITS

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

8.  EMPLOYEE BENEFIT PLANS (CONTINUED)
OTHER THAN PENSIONS." Western Resources implemented SFAS No. 106 effective January 1, 1993. SFAS 106 requires the accrual of post-retirement benefits other than pensions, primarily medical benefits costs, during the years an employee provides services.

    The Missouri Business annual expense under SFAS 106, commencing after adoption is approximately $5.9 million and its total unfunded accumulated post-retirement benefit obligation is approximately $41 million which obligation will be amortized over 20 years. These costs historically have been allowed in rates when paid. To mitigate the impact of SFAS 106 expenses, Western Resources has implemented programs to reduce health care costs and has received approval from the MPSC to permit initial deferral of SFAS 106 expense and include it in the computation of cost of service net of an income stream generated from Western Resources' corporate-owned life insurance (COLI). If the Commission were to recognize post-retirement benefit costs under a different method, earnings could be impacted negatively. The cash surrender value of Western Resources' COLI is not included in the assets acquired pursuant to the Agreement.

    POST-EMPLOYMENT. The FASB has issued SFAS 112, "EMPLOYERS' ACCOUNTING FOR POST-EMPLOYMENT BENEFITS." The new statement requires the recognition of the liability to provide post-employment benefits when the liability has been incurred. Adoption of SFAS 112 is required no later than January 1, 1994. Although the effect of adoption has not been determined, the Company does not expect adoption to have a material effect on the Missouri Business operations.

    EARLY RETIREMENT AND VOLUNTARY SEPARATION PLANS. In January 1992, Western Resources initiated early retirement plans and voluntary separation programs. The voluntary early retirement plans were offered to all vested participants in Western Resources' pension plan who reached the age of 55 with 10 or more years of service on or before May 1, 1992. Costs associated with the early retirement plans and voluntary separation programs attributable to the Missouri Business totaled approximately $2.6 million, and are reflected in "operating, maintenance and general" in the accompanying statement of operations for the year ended December 31, 1992.

    SAVINGS. Western Resources also maintains savings plans in which substantially all of its employees participate. Western Resources matches employees' contributions up to specified maximum limits. The funds of the plans are deposited with a trustee and invested at each employee's option in one or more investment funds, including holding stock in a Western Resources, Inc. fund. Western Resources's contributions on behalf of employees of the Missouri Business were $0.9 million in 1992, $0.9 million in 1991 and $0.8 million in 1990.

9.  COMMITMENTS AND CONTINGENCIES
    GAS PURCHASE COMMITMENTS. The Missouri Business has commitments under gas purchase contracts which contain certain minimum purchase provisions for the firm supply of quantities of natural gas. In general, these gas purchase contracts provide for the make-up of volumes which are not purchased by the Missouri Business and take requirements that are substantially lower than the total end use demand serviced by the Missouri Business. In addition, the Missouri Business has contractual access to substantial pipeline storage capacity which significantly minimizes the risk that the Missouri Business would be susceptible to take-or-pay provisions contained in certain of its contracts.

    LEASE COMMITMENTS. At December 31, 1992, the Missouri Business had operating leases covering various property and equipment. Rent expense under those leases was $1.2 million in 1992, $1.3 million in 1991 and $0.8 million in 1990. Future estimated rental commitments are $0.3 million in 1993, $0.3 million in 1994, $0.2 million in 1995, $0.1 million in 1996 and $0.1 million in 1997. In

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

9. COMMITMENTS AND CONTINGENCIES (CONTINUED) addition, the Missouri Business entered into a building lease commencing July 1993 which includes a rent holiday through November 1995. Lease commitments are $0.03 million in 1995, $0.4 million in 1996 and $0.4 million in 1997.

    ENVIRONMENTAL. The Missouri Business owns or is otherwise associated with a number of sites where manufactured gas plants were previously operated. These plants were commonly used to supply gas service in the late 19th and early 20th centuries, in certain cases by corporate predecessors to Western Resources. By-products and residues from manufactured gas could be located at these sites and at some time in the future may require remediation by the U.S. Environmental Protection Agency ("EPA") or delegated state regulatory authority. By virtue of notice under the Purchase and Sale Agreement and its preliminary, non-invasive review, the Company is aware of eleven such sites in the service territory of the Missouri Business. Based on information reviewed thus far, it appears that neither Western Resources nor any predecessor in interest ever owned or operated at least three of those sites. Western Resources has informed the Company that it was notified in 1991 by the EPA that the EPA was evaluating one of the sites (in St. Joseph, Missouri) for any potential threat to human health and the environment. Western Resources has also advised the Company that to date, the EPA has not notified it that any further action may be required. Evaluation of the remainder of the sites by appropriate federal and state regulatory authorities may occur in the future. At the present time and based upon the preliminary information available to it, the Company believes that the costs of any remediation efforts that may be required for these sites for which it may ultimately have responsibility will not exceed the aggregate amount subject to substantial sharing by Western Resources pursuant to the Environmental Liability Agreement to be entered into at the closing of the Missouri Acquisition. See "The Missouri Acquisition -- Environmental." In addition, the Company is aware of the existence of other significant potentially responsible parties from whom contribution for remediation would be sought, and would expect to make claims upon its insurers (Western Resources has already done so on its own behalf) and institute appropriate requests for rate relief. The Company is not presently aware of any other environmental matters in the Missouri Business which could reasonably be expected to have a material impact on its operations or financial position.

    LEGAL PROCEEDINGS. The Missouri Business is involved in various legal and environmental proceedings that management of the Company considers to be normal kinds of actions to which an enterprise of its size and nature is subject. Management of the Company believes that adequate provision has been made within the financial statements for these matters and accordingly believes their ultimate dispositions will not have a material adverse effect upon the business, operations or financial position of the Missouri Business.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                                 BALANCE SHEET
                                  (UNAUDITED)

                                     ASSETS

                                                                                                SEPTEMBER 30, 1993
                                                                                                ------------------
                                                                                                  (THOUSANDS OF
                                                                                                     DOLLARS)
Property, plant and equipment.................................................................     $    416,703
  Less accumulated depreciation and amortization..............................................         (125,460)
                                                                                                     ----------
                                                                                                        291,243
                                                                                                     ----------
Current assets:
  Cash........................................................................................                8
  Accounts receivable, billed and unbilled....................................................           10,816
  Materials and supplies......................................................................            4,338
  Other current assets........................................................................            2,401
                                                                                                     ----------
                                                                                                         17,563
                                                                                                     ----------
Deferred charges and other....................................................................           10,398
                                                                                                     ----------
  Total assets................................................................................     $    319,204
                                                                                                     ----------
                                                                                                     ----------
                                              EQUITY AND LIABILITIES
Equity in net assets acquired.................................................................     $    288,181
                                                                                                     ----------
Current liabilities -- accounts payable and accrued liabilities...............................           25,174
Deferred credits and other....................................................................            5,849
                                                                                                     ----------
  Total liabilities...........................................................................           31,023
Contingencies.................................................................................          --
                                                                                                     ----------
  Total equity and liabilities................................................................     $    319,204
                                                                                                     ----------
                                                                                                     ----------

            See accompanying notes to interim financial statements.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                                                             NINE MONTHS ENDED
                                                                                               SEPTEMBER 30,
                                                                                          ------------------------
                                                                                             1992         1993
                                                                                          -----------  -----------
                                                                                           (THOUSANDS OF DOLLARS)
Revenues................................................................................  $   201,007  $   233,291
                                                                                          -----------  -----------
Cost and expenses:
  Gas purchase costs....................................................................      121,130      141,241
  Operating, maintenance and general....................................................       50,315       53,117
  Taxes, other than on income...........................................................       18,361       21,470
  Depreciation and amortization.........................................................        9,716        9,347
                                                                                          -----------  -----------
  Total costs and expenses..............................................................      199,522      225,175
                                                                                          -----------  -----------
Net operating revenue...................................................................        1,485        8,116
                                                                                          -----------  -----------
Other income (expenses):
  Interest expense......................................................................       (6,482)      (6,799)
  Other, net............................................................................          718        2,268
                                                                                          -----------  -----------
  Total other income (expenses), net....................................................       (5,764)      (4,531)
                                                                                          -----------  -----------
Earnings (loss) before income taxes.....................................................       (4,279)       3,585
Income tax provision (benefit)..........................................................       (1,417)         997
                                                                                          -----------  -----------
Net earnings (loss).....................................................................  $    (2,862) $     2,588
                                                                                          -----------  -----------
                                                                                          -----------  -----------

            See accompanying notes to interim financial statements.

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

                     NOTES TO INTERIM FINANCIAL STATEMENTS
                                  (UNAUDITED)

FINANCIAL STATEMENTS

    The interim financial statements are unaudited but, in the opinion of management of the Company, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the financial position and operations for such periods in conformity with generally accepted accounting principles. The operations for any interim period are not necessarily indicative of operations for the full year. These financial statements should be read in conjunction with the audited financial statements and notes thereto of the Missouri Business of Gas Service ("Missouri Business") contained elsewhere in this Registration Statement.

ACCOUNTING PRONOUNCEMENTS

    Western Resources adopted the provisions of Statement of Financial Accounting Standard ("SFAS") No. 106, EMPLOYER'S ACCOUNTING FOR POST-RETIREMENT BENEFITS OTHER THAN PENSIONS, as of January 1, 1993. This statement requires the accrual of post-retirement benefits other than pensions, primarily medical benefit costs, during the years an employee provides service.

    Based on actuarial projections and an adoption of the transition method allowing a 20-year amortization of the accumulated benefit obligation, the annual expense attributable to the employees of the Missouri Business under SFAS No. 106 will be approximately $5.9 million in 1993 (as compared to approximately $2.9 million on a cash basis) of which $5.1 million relates to medical benefits and $0.8 million relates to life insurance benefits. Annual expense in 1993 under SFAS 106 includes $0.5 million service cost, $3.4 million interest cost, and $2.0 million amortization of the transition obligation. The accumulated benefit obligation calculated at January 1, 1993 is approximately $41 million of which $34.9 million relates to medical benefits and $6.1 million relates to life insurance benefits. The actuarial computations for post-retirement benefits assumed a discount rate of 8.5%. Health care costs were assumed to be increasing at an initial rate of 14%, gradually reducing by 1% per year to a long term rate of 6% for purposes of calculating the post-retirement benefits. If the health care costs increased at a rate of 1%, the combined effect on the 1993 service and interest cost components would be a 2% increase and the accumulated benefit obligation would increase 2%. These costs have historically been allowed in rates when paid.

    To mitigate the impact of SFAS No. 106 expense, Western Resources has implemented programs to reduce health care costs. In addition, Western Resources filed an application with the Missouri Public Service Commission ("MPSC") for an order permitting the initial deferral of SFAS No. 106 expense. To mitigate the impact SFAS No. 106 expense will have on rate increases, Western Resources proposed inclusion in the future computation of cost of service the actual SFAS No. 106 expense and an income stream generated from Western Resources' corporate-owned life insurance (COLI). To the extent SFAS No. 106 expense exceeds income from the COLI program, this excess will be deferred (as allowed by the FASB Emerging Issues Task Force Issue No. 92-12) and offset by income generated through the deferral period by the COLI program. The MPSC has issued an order approving the Western Resources application. Should the income stream generated by the COLI program not be sufficient to offset the SFAS No. 106 expense through the deferral period, the MPSC order allows recovery of such deficit through the rate making process. Included in "Deferred charges and other" in the balance sheet at September 30, 1993 is a deferral of $2.2 million representing the SFAS No. 106 costs deferred pursuant to the above noted MPSC order. The cash surrender value of Western Resources' COLI is not included in the assets acquired pursuant to the Agreement for Purchase of Assets between Western Resources and Southern Union Company (the "Agreement").

                        MISSOURI BUSINESS OF GAS SERVICE
                    (A DIVISION OF WESTERN RESOURCES, INC.)

               NOTES TO INTERIM FINANCIAL STATEMENTS (CONTINUED)
                                  (UNAUDITED)

CONTINGENCIES

    ENVIRONMENTAL. The Missouri Business owns or is otherwise associated with a number of sites where manufactured gas plants were previously operated. These plants were commonly used to supply gas service in the late 19th and early 20th centuries, in certain cases by corporate predecessors to Western Resources. By-products and residues from manufactured gas could be located at these sites and at some time in the future may require remediation by the U.S. Environmental Protection Agency ("EPA") or delegated state regulatory authority. By virtue of notice under the Purchase and Sale Agreement and its preliminary, non-invasive review, the Company is aware of eleven such sites in the service territory of the Missouri Business. Based on information reviewed thus far, it appears that neither Western Resources nor any predecessor in interest ever owned or operated at least three of those sites. Western Resources has informed the Company that it was notified in 1991 by the EPA that the EPA was evaluating one of the sites (in St. Joseph, Missouri) for any potential threat to human health and the environment. Western Resources has also advised the Company that to date, the EPA has not notified it that any further action may be required. Evaluation of the remainder of the sites by appropriate federal and state regulatory authorities may occur in the future. At the present time and based upon the preliminary information available to it, the Company believes that the costs of any remediation efforts that may be required for these sites for which it may ultimately have responsibility will not exceed the aggregate amount subject to substantial sharing by Western Resources pursuant to the Environmental Liability Agreement to be entered into at the closing of the Missouri Acquisition. See "The Missouri Acquisition -- Environmental." In addition, the Company is aware of the existence of other significant potentially responsible parties from whom contribution for remediation would be sought, and would expect to make claims upon its insurers (Western Resources has already done so on its own behalf) and institute appropriate requests for rate relief. The Company is not presently aware of any other environmental matters in the Missouri Business which could reasonably be expected to have a material impact on its operations or financial position.

    LEGAL PROCEEDINGS. The Missouri Business is involved in various legal and environmental proceedings that the management of the Company considers to be normal kinds of actions to which an enterprise of its size and nature is subject. Management of the Company believes that adequate provision has been made within the financial statements for these matters and accordingly believes their ultimate dispositions will not have a material adverse effect upon the business, operations or financial position of the Missouri Business.

OTHER MATTERS


    On July 9, 1993, Western Resources reached a definitive agreement to sell the Missouri Business to Southern Union Company for approximately $360 million, to be adjusted at the time of closing.


    On August 10, 1993, the United States Congress passed, and the President signed into law, the Omnibus Budget Reconciliation Act of 1993 (the "Act"). Among other provisions in the Act, effective January 1, 1993, the corporate federal income tax rate was increased to 35% on corporate taxable income in excess of $10 million.

    On October 5, 1993, the MPSC issued a rate order increasing the Missouri Business natural gas rates by approximately $9.8 million annually, effective beginning October 15, 1993.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL INFORMATION


    The following unaudited pro forma combined condensed financial information consists of the Unaudited Pro Forma Combined Condensed Statements of Operations for the nine months ended September 30, 1993, the twelve months ended September 30, 1993 and the year ended December 31, 1992 (the "Pro Forma Statements of Operations") and the Unaudited Pro Forma Combined Condensed Balance Sheet as of September 30, 1993 (the "Pro Forma Balance Sheet," and together with the Pro Forma Statements of Operations, the "Pro Forma Financial Statements"). The Pro Forma Statements of Operations have been prepared by combining the consolidated statements of operations of the Company with the statements of operations of the Missouri Business for the periods indicated, adjusted to give effect to (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering and (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt
Securities to fund such Acquisition, as if such transactions had been consummated as of the beginning of each such period. The Pro Forma Balance Sheet has been prepared by combining the consolidated balance sheet of the Company as of September 30, 1993 with the balance sheet of the Missouri Business as of September 30, 1993, adjusted to give effect to (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993, as if such transactions had been consummated on September 30, 1993.

    The Pro Forma Financial Statements are based on and should be read in conjunction with the Company's Consolidated Financial Statements and notes thereto, included in the 1992 Form 10-K and the Third Quarter Form 10-Q that are incorporated by reference into this Prospectus, and the Historical Financial Statements of the Missouri Business that are included elsewhere in this Prospectus.
    The Pro Forma Statements of Operations are not necessarily indicative of the combined effects on the Company's results of operations that would have resulted if the Rights Offering and the Missouri Acquisition had actually occurred earlier.

    The pro forma adjustments are based on preliminary assumptions and estimates made by the Company's management regarding anticipated efficiencies resulting from the combined operations, reductions in costs planned by management, purchase accounting adjustments and the fair market value of certain assets acquired in the Missouri Business. The Pro Forma Statements of Operations do not reflect the financial impact, if any, of (i) the rate increases granted to Southern Union Gas and the Missouri Business during 1993 not yet earned and (ii) the pro forma effect of the results of operations of the Rio Grande Acquisition. Gas service rates, established by regulatory authorities, are based upon the utility's costs including operating, administrative and finance costs and include a return on equity. As a result, reductions in a utility's costs may have a direct impact on the level of rates it is allowed to collect from its customers in the future. See "Business -- Regulation." The actual allocation of the consideration paid for the Missouri Business may differ from that reflected in the Pro Forma Financial Statements after an appropriate review of the fair market values of the assets acquired and liabilities assumed in the Missouri
Acquisition has been completed. Amounts allocated will be based upon the estimated fair values at the time of the Missouri Acquisition, which could vary significantly from the amounts as of September 30, 1993. The Missouri Acquisition will be accounted for using the purchase method of accounting.


    The following table sets forth a summary of the sources and uses of funds resulting from (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993, as if such transactions had been consummated on September 30, 1993 (in thousands):

                                       SOURCES OF FUNDS
- -----------------------------------------------------------------------------------------------
Gross Proceeds from Rights Offering.................................................  $  50,000
Sale of Senior Debt Securities......................................................    376,331
                                                                                      ---------
                                                                                      $ 426,331
                                                                                      ---------
                                                                                      ---------

                                         USES OF FUNDS
- -----------------------------------------------------------------------------------------------
Acquisition of Missouri Business....................................................  $ 342,402
Refinancing of short-term borrowings used to fund the Rio Grande Acquisition........     31,050
Refinancing of short-term debt......................................................     25,000
Refinancing of current maturities of long-term debt.................................     20,000
Stock and debt issuance costs.......................................................      7,879
                                                                                      ---------
                                                                                      $ 426,331
                                                                                      ---------
                                                                                      ---------


    The Pro Forma Financial Statements exclude any sale of additional Senior Debt Securities that may be issued pursuant to this Prospectus.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   135,868  $    233,291                   $   369,159
Gas purchase costs.....................................       67,866       141,241                       209,107
                                                         -----------  ------------                   -----------
  Operating margin.....................................       68,002        92,050                       160,052
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       35,289        53,117  $    (6,880)(a)       81,526
  Taxes, other than on income..........................        9,806        21,470                        31,276
  Amortization of acquisition adjustment...............        2,292                      1,111(b)         3,403
  Depreciation and amortization........................        7,968         9,347          460(c)        17,775
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       55,355        83,934       (5,309)         133,980
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       12,647         8,116        5,309           26,072
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................       (8,691)       (6,799)       7,331(d)       (27,591)
                                                                                        (19,432)(e)
  Other, net...........................................          861         2,268         (231)(f)        2,898
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (7,830)       (4,531)     (12,332)         (24,693)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............        4,817         3,585       (7,023)           1,379
Federal and state income taxes (benefit)...............        1,825           997       (2,691)(g)          131
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        2,992         2,588       (4,332)           1,248
Preferred dividends....................................          843                       (843)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     2,149  $      2,588  $    (3,489)     $     1,248
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $       .41                                 $       .17
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,243,934                  2,000,000(i)     7,243,934
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                 FOR THE TWELVE MONTHS ENDED SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   201,408  $    330,240                   $   531,648
Gas purchase costs.....................................      107,943       203,112                       311,055
                                                         -----------  ------------                   -----------
  Operating margin.....................................       93,465       127,128                       220,593
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       47,206        69,710  $    (9,173)(a)      107,743
  Taxes, other than on income..........................       13,231        28,147                        41,378
  Amortization of acquisition adjustment...............        3,064                      1,481(b)         4,545
  Depreciation and amortization........................       10,169        12,803          614(c)        23,586
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       73,670       110,660       (7,078)         177,252
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       19,795        16,468        7,078           43,341
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................      (11,633)       (9,148)       9,680(d)       (37,011)
                                                                                        (25,910)(e)
  Other, net...........................................        3,105         2,764         (308)(f)        5,561
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (8,528)       (6,384)     (16,538)         (31,450)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............       11,267        10,084       (9,460)          11,891
Federal and state income taxes (benefit)...............        4,058         3,119       (3,690)(g)        3,487
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        7,209         6,965       (5,770)           8,404
Preferred dividends....................................        1,468                     (1,468)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     5,741  $      6,965  $    (4,302)     $     8,404
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $      1.10                                 $      1.16
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,242,340                  2,000,000(i)     7,242,340
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY

              PRO FORMA COMBINED CONDENSED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1992
                                  (UNAUDITED)

                                                                HISTORICAL
                                                         -------------------------           PRO FORMA
                                                          SOUTHERN      MISSOURI    ----------------------------
                                                            UNION       BUSINESS      ADJUSTMENTS     COMBINED
                                                         -----------  ------------  ---------------  -----------
                                                           (THOUSANDS OF DOLLARS, EXCEPT SHARES AND PER SHARE
                                                                                AMOUNTS)
Operating revenues.....................................  $   192,445  $    297,956                   $   490,401
Gas purchase costs.....................................      102,918       183,001                       285,919
                                                         -----------  ------------                   -----------
  Operating margin.....................................       89,527       114,955                       204,482
                                                         -----------  ------------                   -----------
Operating expenses:
  Operating, maintenance and general...................       46,313        66,908  $    (9,173)(a)      104,048
  Taxes, other than on income..........................       13,115        25,038                        38,153
  Amortization of acquisition adjustment...............        2,958                      1,481(b)         4,439
  Depreciation and amortization........................        9,779        13,172          614(c)        23,565
                                                         -----------  ------------  ---------------  -----------
    Total operating expenses...........................       72,165       105,118       (7,078)         170,205
                                                         -----------  ------------  ---------------  -----------
    Net operating revenue..............................       17,362         9,837        7,078           34,277
                                                         -----------  ------------  ---------------  -----------
Other income (expenses):
  Interest.............................................      (12,459)       (8,831)       8,831(d)       (38,369)
                                                                                        (25,910)(e)
  Other, net...........................................        5,928         1,214         (308)(f)        6,834
                                                         -----------  ------------  ---------------  -----------
    Total other income (expenses), net.................       (6,531)       (7,617)     (17,387)         (31,535)
                                                         -----------  ------------  ---------------  -----------
    Earnings before income taxes (benefit).............       10,831         2,220      (10,309)           2,742
Federal and state income taxes (benefit)...............        4,440           705       (3,612)(g)        1,533
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations before preferred
 dividends.............................................        6,391         1,515       (6,697)           1,209
Preferred dividends....................................        2,500                     (2,500)(h)
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations available for
 common stock..........................................  $     3,891  $      1,515  $    (4,197)     $     1,209
                                                         -----------  ------------  ---------------  -----------
                                                         -----------  ------------  ---------------  -----------
Earnings from continuing operations per common share...  $       .74                                 $       .17
                                                         -----------                                 -----------
                                                         -----------                                 -----------
Weighted average shares outstanding....................    5,259,314                  2,000,000(i)     7,259,314
                                                         -----------                ---------------  -----------
                                                         -----------                ---------------  -----------

 See accompanying notes to unaudited pro forma combined condensed statements of operations.

                             SOUTHERN UNION COMPANY
         NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS


    The following are adjustments to the Pro Forma Statements of Operations to reflect (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering and (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition.


(a) Reflects the adjustment to operations, maintenance and general for certain anticipated cost savings resulting from the consolidation of operations and corporate functions, the integration of corporate management and the elimination of certain other duplicate administrative functions.

(b) Reflects amortization of the estimated excess purchase price over the historical book carrying value of the assets acquired of the Missouri Business on a straight line basis over a 30 year period.

(c) Reflects depreciation expense related to the purchase of additional equipment over their estimated useful lives. See note (a) of Notes to Pro Forma Balance Sheet.

(d) Reflects the removal of historical interest expense of the Missouri Business and the elimination of interest expense associated with the borrowings on the revolving credit facility used for the purchase and redemption of Southern Union preferred stock.


(e) Reflects interest expense on $314 million of the $376.3 million of Senior Debt Securities at an assumed annual interest rate of 8.25%. The difference of $62.3 million of Senior Debt Securities to be sold and used to refinance short-term borrowings used to fund the Rio Grande Acquisition (which transaction closed on September 30, 1993), purchase estimated net capital expenditures to be incurred by the Missouri Business subsequent to September 30, 1993 and prior to closing, and repay certain current maturities of long-term debt (due May 1994) and related debt issuance costs were assumed to have occurred on September 30, 1993. As a result, interest expense associated with these borrowings is not reflected in the Pro Forma Statements of Operations. To the extent the assumed interest rate on the Senior Debt Securities fluctuates by 1%, interest expense for the nine months ended September 30, 1993, the twelve months ended September 30, 1993 and the year ended December 31, 1992 would be impacted by $2.4 million, $3.1 million and $3.1 million, respectively.



(f) Reflects the amortization of debt issuance costs associated with the sale of $314 million of Senior Debt Securities on a straight line basis over the life of the new debt. See Note (e) above.

                             SOUTHERN UNION COMPANY
   NOTES TO PRO FORMA COMBINED CONDENSED STATEMENTS OF OPERATIONS (CONTINUED)

(g) Reflects the income tax provision (benefit) associated with the pro forma adjustments calculated using the applicable statutory state income tax rates and the statutory federal income tax rate of 35% for the nine months ended September 30, 1993, 34.75% for the twelve months ended September 30, 1993 and 34% for the year ended December 31, 1992. The 34.75% rate for the twelve months ended September 30, 1993 is a weighted average of two statutory rates in effect during the twelve month period.

    Income tax expense, on a pro forma combined basis, differs from the amount computed when applying the applicable statutory federal income tax rates to earnings before income taxes. The reasons for the differences are as follows:

                                                                                         TWELVE MONTHS
                                                  YEAR ENDED       NINE MONTHS ENDED    ENDED SEPTEMBER
                                               DECEMBER 31, 1992  SEPTEMBER 30, 1993        30, 1993
                                               -----------------  -------------------  ------------------
                                                                 (THOUSANDS OF DOLLARS)
Computed "expected" tax expense..............      $     932           $     483           $    4,132
Items for which there are no tax
 consequences, principally amortization of
 additional purchase cost assigned to utility
 plant.......................................          1,025                 576                  809
Amortization of excess deferred income
 taxes.......................................            (55)               (233)                (300)
Flow through of depreciation expense.........            540                 (37)                 150
Amortization of investment tax credit........           (457)               (249)                (332)
Adjustment of tax reserve....................                               (409)                (409)
Adjustment of prior year provision...........           (322)                                    (322)
Tax loss on sale of real estate in excess of
 book loss...................................           (322)                                    (322)
Other........................................            192                                       81
                                                     -------              ------              -------
                                                   $   1,533           $     131           $    3,487
                                                     -------              ------              -------
                                                     -------              ------              -------

(h) Reflects the elimination of preferred stock dividends resulting from the purchase and redemption of all outstanding Southern Union preferred stock in March and June 1993.

(i) Reflects the issuance of 2,000,000 shares of Common Stock in the Rights Offering.

                             SOUTHERN UNION COMPANY

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                               SEPTEMBER 30, 1993
                                  (UNAUDITED)

                                     ASSETS

                                                                HISTORICAL
                                                        --------------------------            PRO FORMA
                                                          SOUTHERN      MISSOURI    ------------------------------
                                                           UNION        BUSINESS      ADJUSTMENTS       COMBINED
                                                        ------------  ------------  ----------------  ------------
                                                                          (THOUSANDS OF DOLLARS)
Property, plant and equipment.........................  $    372,757  $    416,703  $     11,950(a)   $    811,410
                                                                                          10,000(b)
Less accumulated depreciation and amortization........      (141,546)     (125,460)                       (267,006)
                                                        ------------  ------------  ----------------  ------------
                                                             231,211       291,243        21,950           544,404
Additional purchase cost assigned to utility plant,
 net..................................................        92,645                      44,437(c)        137,082
                                                        ------------  ------------  ----------------  ------------
  Net property, plant and equipment...................       323,856       291,243        66,387           681,486
Current assets........................................        40,440        17,563                          58,003
Deferred charges and other assets.....................        34,751        10,398         7,379(d)         94,168
                                                                                          41,640(e)
                                                        ------------  ------------  ----------------  ------------
    Total.............................................  $    399,047  $    319,204  $    115,406      $    833,657
                                                        ------------  ------------  ----------------  ------------
                                                        ------------  ------------  ----------------  ------------

                                       STOCKHOLDERS' EQUITY AND LIABILITIES
Common stockholders' equity:
  Common stock........................................  $      5,304                $      2,000(f)   $      7,304
  Premium on capital stock............................       144,925                      47,500(f)        192,425
  Retained earnings...................................           492                                           492
  Less treasury stock, at cost........................          (794)                                         (794)
  Equity in net assets acquired.......................                $    288,181      (288,181)(g)
                                                        ------------  ------------  ----------------  ------------
  Total common stockholders' equity...................       149,927       288,181      (238,681)          199,427
Long-term debt........................................        89,122                     376,331(h)        465,453
Current liabilities and current maturities of
 long-term debt.......................................       128,399        25,174        15,166(i)         92,689
                                                                                         (25,000)(j)
                                                                                         (31,050)(j)
                                                                                         (20,000)(k)
Deferred credits and other liabilities................        10,384         5,849        38,640(l)         54,873
Accumulated deferred income taxes.....................        21,215                                        21,215
Commitments and contingencies.........................       --            --                              --
                                                        ------------  ------------  ----------------  ------------
    Total.............................................  $    399,047  $    319,204  $    115,406      $    833,657
                                                        ------------  ------------  ----------------  ------------
                                                        ------------  ------------  ----------------  ------------

See accompanying notes to unaudited pro forma combined condensed balance sheet.

                             SOUTHERN UNION COMPANY

         NOTES TO UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET


    The following are adjustments to the Pro Forma Balance Sheet as of September 30, 1993 to reflect (i) the issuance of 2,000,000 shares of Common Stock in the Rights Offering, (ii) the completion of the Missouri Acquisition, including the sale of Senior Debt Securities to fund such Acquisition, and (iii) the sale of Senior Debt Securities to refinance certain short-term debt and current maturities of long-term debt outstanding as of September 30, 1993:


(a) Reflects the purchase accounting adjustments of $4.4 million to record acquired assets at their estimated fair market value, and estimated additional expenditures to purchase non-transferable leases on automobiles of $4.3 million and data processing equipment and software of $3.3 million.

(b) Reflects the recording of the purchase of estimated net capital expenditures to be incurred by the Missouri Business subsequent to September 30, 1993 and prior to closing as per the Missouri Asset Purchase Agreement.

(c) Reflects the estimated excess of the purchase price over the historical book carrying value of the assets acquired of the Missouri Business of $44.4 million.

(d) Reflects the capitalization of estimated debt issuance costs associated with the sale of $376.3 million of debt securities to be amortized on a straight line basis over the life of the new debt. See note (h) below.


(e) Reflects the recording of (i) a regulatory asset of $38.6 million representing the deferral of the actuarially calculated accumulated post-retirement benefit obligation assumed in the purchase and (ii) a $3.0 million contribution to the Missouri Business' employees' qualified defined benefit plans in excess of the minimum required contribution under the Internal Revenue Code Section 412, as determined by the plans' actuary, pursuant to the MPSC Stipulation. See note (l) below and the "Accounting Pronouncements" note included in Notes to the Missouri Business' Interim Financial Statements included elsewhere herein.


(f) Reflects Southern Union's receipt of $50.0 million in gross proceeds from the completion of the Rights Offering, less approximately $0.5 million in estimated stock issuance costs, assuming 2,000,000 shares of Common Stock are issued in the Rights Offering at $25.00 per share.

(g) Reflects the elimination of the equity in the Missouri Business net assets acquired.


(h) Reflects the sale of Senior Debt Securities totalling $376.3 million.



(i) Reflects the recording of certain liabilities of $15.2 million resulting from the acquisition transactions including the purchase of non-transferable leases on automobiles of $4.3 million, the purchase of data processing equipment and software of $3.3 million, a $3.0 million contribution to the Missouri Business' employees' qualified defined benefit plans (see note (e) above), and the recording of severance accruals of approximately $2.4 million and other estimated liabilities and contingencies associated with the acquisition of approximately $2.2 million.



(j) Reflects the utilization of a portion of the proceeds from the sale of Senior Debt Securities to retire borrowings on the Company's revolving credit facility, including borrowings for the Rio Grande Acquisition and borrowings used for the purchase and redemption of preferred stock.



(k) Reflects the utilization of a portion of the proceeds from the sale of Senior Debt Securities for the repayment of certain current maturities of long-term debt.


(l)   Reflects  the   recording  of   the  actuarially   calculated  accumulated
    post-retirement benefit obligation of $38.6 million. See note (e) above.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION*

SEC registration fee.....................................................  $ 163,793
Legal fees and expenses..................................................    200,000
Accountants' fees and expenses...........................................    350,000
Trustee's fees and expenses..............................................      2,500
Printing and shipping....................................................    100,000
Blue Sky qualification fees and expenses.................................     15,000
Miscellaneous............................................................     17,500
                                                                           ---------
    Total................................................................  $ 848,793
                                                                           ---------
                                                                           ---------

- ------------------------
*All fees and expenses other than the SEC registration fee are estimated.

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 of the Delaware Corporation Law provides that a Delaware corporation may indemnify any person against expenses, fines and settlements actually and reasonably incurred by any such person in connection with a threatened, pending or completed action, suit or proceeding in which he is involved by reason of the fact that he is or was a director, officer, employee or agent of such corporation, provided that (i) he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. If the action or suit is by or in the name of the corporation, the corporation may indemnify any such person against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, unless and only to the extent that the Delaware Court of Chancery or the court in which the action or suit is brought determines upon application that, despite the adjudication of liability but in light of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expense as the court deems proper.

    Article Fourteenth of the Restated Certificate of Incorporation of Southern Union eliminates personal liability of directors to the fullest extent permitted by Delaware Law.

    Officers and directors of Southern Union are covered by insurance that (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act," including any alleged error, misstatement, misleading statement, omission, neglect or breach of duty.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    The following is a list of exhibits filed herewith as a part of this Registration Statement:

  EXHIBIT
  NUMBER                                                     DESCRIPTION OF DOCUMENT
- -----------             -------------------------------------------------------------------------------------------------
       1        --      Proposed Form of Purchase Agreement
       2        --      Agreement for Purchase of Assets between Western Resources, Inc. and Southern Union dated July 9,
                         1993 (incorporated by reference herein from Exhibit 10.1 to Southern Union's Current Report on
                         Form 8-K dated July 12, 1993; Southern Union hereby undertakes to furnish a copy of any omitted schedule to the Commission upon request)
       4.1      --      Form of Indenture relating to the Senior Debt Securities
       4.2      --      Proposed Form of Senior Debt Securities
       5        --      Opinion of Fleischman and Walsh (re: legality), including the consent of such firm
      10.1      --      First Amendment to Revolving Credit Agreement, Revolving Note and Loan Documents dated as of
                         November 15, 1993 (incorporated by reference herein from Exhibit 10(a) to Southern Union's
                         Registration Statement on Form S-3 (No. 33-70604) effective November 30, 1993)
      12        --      Statement re: computation of ratios
      23.1      --      Consent of Coopers & Lybrand
      23.2      --      Consent of Fleischman and Walsh (included in Exhibit 5)
      24        --      Powers of Attorney*
      25        --      Statement of Eligibility and Qualification of Trustee

- ------------------------
*Previously filed.

ITEMS 17.  UNDERTAKINGS

    (a) The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

           (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

           (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or in the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration  by means of a post-effective  amendment
    any   of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

    (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned Registrant hereby undertakes to file an application for purposes of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations of the Commission under Section 305(b)(2) of the Act.

    (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expense incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

    (e) The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-3 and has duly caused this Registration
Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Austin, State of Texas, on January 6, 1994.


                                          SOUTHERN UNION COMPANY

                                          By: ________/s/_PETER H. KELLEY_______
                                                 Peter H. Kelley, President
                                                 and Chief Operating Officer


    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities indicated on January 6, 1994.


                    SIGNATURE/NAME                                                TITLE
- ------------------------------------------------------  ---------------------------------------------------------
                                                        Chairman of the Board, Chief
                 George L. Lindemann*                    Executive Officer and Director
                   John E. Brennan*                     Director
                   Frank W. Denius*                     Director
                 Aaron I. Fleischman*                   Director
                  /s/PETER H. KELLEY
                   Peter H. Kelley                      Director
                  Adam M. Lindemann*                    Director
                  Roger J. Pearson*                     Director
                George Rountree, III*                   Director
                   Dan K. Wassong*                      Director
                 /s/RONALD J. ENDRES                    Senior Vice President of Administration and Chief
                   Ronald J. Endres                      Financial Officer
                  /s/DAVID J. KVAPIL                    Vice President and Controller
                   David J. Kvapil                       (Principal Accounting Officer)
               *By: /s/PETER H. KELLEY
                   Peter H. Kelley
                   ATTORNEY-IN-FACT

                               INDEX TO EXHIBITS


                                                                                                                     SEQUENTIALLY
  EXHIBIT                                                                                                              NUMBERED
  NUMBER                                                 DESCRIPTION OF DOCUMENT                                        EXHIBIT
- -----------             ------------------------------------------------------------------------------------------  ---------------
       1        --      Proposed Form of Purchase Agreement
       2        --      Agreement for Purchase of Assets between Western Resources, Inc. and Southern Union dated
                         July 9, 1993 (incorporated by reference herein from Exhibit 10.1 to Southern Union's
                         Current Report on Form 8-K dated July 12, 1993; Southern Union hereby undertakes to furnish a copy of any omitted schedule to the Commission upon request)
       4.1      --      Form of Indenture relating to the Senior Debt Securities
       4.2      --      Proposed Form of Senior Debt Securities
       5        --      Opinion of Fleischman and Walsh (re: legality), including the consent of such firm
      10.1      --      First Amendment to Revolving Credit Agreement, Revolving Note and Loan Documents dated as of November 15, 1993 (incorporated by reference herein from Exhibit 10(a) to Southern
                         Union's Registration Statement on Form S-3 (No. 33-70604) effective November 30, 1993)
      12        --      Statement re: computation of ratios
      23.1      --      Consent of Coopers & Lybrand
      23.2      --      Consent of Fleischman and Walsh (included in Exhibit 5)
      24        --      Powers of Attorney*
      25        --      Statement of Eligibility and Qualification of Trustee

- ------------------------
*Previously filed.